UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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INTRICON CORPORATION
(Name of Registrant as Specified In Its Charter)
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Intricon Corporation
1260 Red Fox Road
Arden Hills, Minnesota 55112
April 25, 2022
Dear Intricon Shareholder:
You are cordially invited to virtually attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of shareholders of Intricon Corporation (“Intricon” or the “Company”) to be held on May 24, 2022 at 8:00 a.m., Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/IIN2022SM.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of February 27, 2022 (as amended from time to time, the “Merger Agreement”), by and among Intricon, IIN Holding Company LLC, a Delaware limited liability company (“Parent”), and IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (b) pursuant to the terms of the Merger Agreement, approve the merger of Merger Sub with and into Intricon, as a result of which the separate corporate existence of Merger Sub will cease, with Intricon continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intricon’s named executive officers (as defined in Item 402 of Regulation S-K) that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the board of directors of Intricon (the “Board of Directors”), to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”). Parent and Merger Sub are owned by funds affiliated with Altaris Capital Partners, LLC, an investment firm focused exclusively on the healthcare industry.
If the Merger is completed, you will be entitled to receive $24.25 in cash, less any applicable withholding taxes, for each share of Intricon common stock that you own.
The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (1) determined that it is in the best interests of Intricon and its shareholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Intricon, the performance by Intricon of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and the Merger be submitted for approval, by the shareholders of the Company; and (4) resolved to recommend that Intricon shareholders approve and adopt the Merger Agreement and approve the Merger in accordance with the Pennsylvania Business Corporation Law of 1988, as amended. The Board of Directors unanimously recommends that you vote:
(1)	“FOR” the approval and adoption of the Merger Agreement and approval of the Merger;
(2)	“FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and
(3)	“FOR” the Adjournment Proposal, if necessary or appropriate.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is also attached as Annex A to the proxy statement.
The proxy statement describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement and approve the Merger is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416
Email: intricon@dfking.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,
/s/ Scott Longval
Scott Longval
President and Chief Executive Officer
The accompanying proxy statement is dated April 25, 2022 and, together with the enclosed form of proxy card, is first being mailed on or about April 25, 2022.

Intricon Corporation
1260 Red Fox Road
Arden Hills, Minnesota 55112
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2022
Notice is hereby given that a special meeting of shareholders (including any adjournments or postponements thereof, the “Special Meeting”) of Intricon Corporation, a Pennsylvania corporation (“Intricon”), will be held on May 24, 2022 at 8:00 a.m., Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely by means of remote communication. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/IIN2022SM. The Special Meeting is being called for the following purposes:
1.
To consider and vote on the proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of February 27, 2022 (as amended from time to time, the “Merger Agreement”), by and among Intricon, IIN Holding Company LLC, a Delaware limited liability company (“Parent”), and IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (b) pursuant to the terms of the Merger Agreement, approve the merger of Merger Sub with and into Intricon, as a result of which the separate corporate existence of Merger Sub will cease, with Intricon continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intricon’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors of Intricon to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”).

Only Intricon shareholders of record as of the close of business on April 12, 2022, are entitled to notice of the Special Meeting and to vote at, participate in and examine the Company’s list of shareholders at the Special Meeting.
Under Pennsylvania law, you have the right to dissent from the approval and adoption of the Merger Agreement and the approval of the Merger and to receive a payment in cash for the “fair value” of your shares of Intricon common stock as determined by an appraisal process. Any shareholder who wishes to exercise these rights must strictly comply with the procedures described in the accompanying proxy statement, which are also attached as Annex C to this proxy statement.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Your vote is very important. We cannot complete the Merger unless holders of Intricon common stock approve and adopt the Merger Agreement and approve the Merger.
Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger, “FOR”, on an advisory (non- binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate.
If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who are virtually present in person by remote communication, or represented by proxy, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of the Special Meeting of Shareholders.
By Order of the Board of Directors,

/s/ Scott Longval
Scott Longval
President and Chief Executive Officer
Dated: April 25, 2022

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement and approve the Merger, without your instructions.
If you are an Intricon shareholder of record, voting in person at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (1) return your proxy card or voting instruction form, (2) grant your proxy electronically over the internet or by telephone or (3) vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the proposal to approve and adopt the Merger Agreement and approve the Merger, the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Intricon common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416
Email: intricon@dfking.com

i

ANNEXES
Annex A	The Merger Agreement
Annex B	Opinion of Piper Sandler & Co.
Annex C	Pennsylvania Statutory Provisions Relating to Dissenters’ Rights
ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of IC Merger Sub Inc. with and into Intricon Corporation (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Intricon,” “we,” “our,” “us,” the “Company” and similar words refer to Intricon Corporation. Throughout this proxy statement, we refer to IIN Holding Company LLC as “Parent” and IC Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of February 27, 2022, as amended from time to time, by and among Intricon, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $1.00 per share, as “Intricon common stock” and the holders of Intricon common stock, as “Intricon shareholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Intricon Corporation
Intricon is an international company and joint development manufacturer, or “JDM,” of micromedical components, sub-assemblies and final devices. Intricon serves as a JDM partner to leading medical device original equipment manufacturers by designing, developing, engineering, manufacturing, packaging and distributing micromedical devices, components and subassemblies for high growth medical markets, such as diabetes, peripheral vascular, interventional pulmonology, electrophysiology and hearing healthcare. Intricon’s mission is to improve, extend and save lives by advancing innovative micromedical technologies through joint development and manufacturing partnerships with industry leading medical device companies. Intricon common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “IIN.”
IIN Holding Company LLC
Parent was formed on February 23, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
IC Merger Sub Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on February 22, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Parent and Merger Sub are affiliates of Altaris Health Partners V, L.P., a Delaware limited partnership, and Altaris Health Partners V-A, L.P., a Delaware limited partnership (collectively, the “Altaris Funds”), which are managed by Altaris Capital Partners, LLC (“Altaris”). Altaris is an investment firm focused exclusively on the healthcare industry. At the Effective Time, Intricon, as the Surviving Corporation (each, as defined below), will be indirectly owned by the Altaris Funds.
In connection with the transactions contemplated by the Merger Agreement, the Altaris Funds have provided Parent with an equity commitment which is sufficient to fund, together with cash on hand at Intricon, the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options and Company RSUs, as well as certain fees and expenses to be paid at the closing of the Merger, subject to the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger (page 23)
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Intricon and the separate corporate existence of Merger Sub will cease, with Intricon continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Intricon common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Intricon common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Intricon will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a statement of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) (the time of such filing and the acceptance for recording by the Department of State of the Commonwealth of Pennsylvania, or such later time as may be agreed in writing by Parent, Merger Sub and Intricon and specified in the statement of merger, being referred to herein as the “Effective Time”).
Intricon and certain members of Intricon’s management, or “Rollover Shareholders”, entered into an agreement, referred to as the “Rollover Agreement”, with IIN Holdings LLC, a Delaware limited liability company and an affiliate of Parent (“IIN Holdings”), providing for the contribution, immediately prior to the Effective Time, of an aggregate of 127,836 shares of Intricon common stock held by the Rollover Shareholders (the aggregate amount of such shares to be contributed referred to as “Rollover Shares”) to IIN Holdings, in exchange for equity interests of IIN Holdings. At the Effective Time, the Rollover Shares will cease to have any rights, except for the right to receive such equity interests of IIN Holdings specified in the Rollover Agreement.
Per-Share Merger Consideration (page 24)
Intricon common stock
At the Effective Time, without any action required by any shareholder, each share of Intricon common stock (other than (i) Rollover Shares, (ii) shares of Intricon common stock owned by Intricon shareholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Subchapter D of Chapter 15 of the PBCL (the shares contemplated by this clause (ii), collectively, the “Dissenters Shares”), (iii) shares of Intricon common stock held by Intricon as treasury stock and (iv) any shares of Intricon common stock owned by any subsidiary of Intricon, or owned by Parent (including any Rollover Shares), Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive an amount in cash equal to $24.25, without interest thereon (the “Per-Share Merger Consideration”), less any applicable withholding of taxes.
Prior to the Effective Time, Parent will designate Broadridge Corporate Issuer Solutions, Inc., or another bank or trust company mutually acceptable to Parent and Intricon (the “Paying Agent”), to act as the paying agent for the Merger. Immediately prior to the Effective Time, Parent will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate consideration for all shares of Intricon common stock owned by Intricon shareholders (other than Rollover Shares) (it being understood that Parent may elect to use the available unrestricted cash of Intricon and its subsidiaries to fund a portion of such payment). For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Exchange and Payment Procedures.”
After the Merger is completed, each Intricon shareholder (other than a Rollover Shareholder in respect of Rollover Shares) will have the right to receive the Per-Share Merger Consideration, but will no longer have any rights as a shareholder.
Treatment of Company Options and Company RSUs
The Company from time to time has granted options to purchase shares of Intricon common stock (each, a “Company Option”) and restricted stock units representing the right to receive shares of Intricon common stock (each, a “Company RSU”).
The Merger Agreement provides that equity awards, whether vested or unvested, that are outstanding as of immediately before the Effective Time will vest (with performance-based Company RSUs vesting at the applicable target level) in full and will automatically be cancelled and converted into cash consideration equal to, for Company

RSUs, the product of (i) the aggregate number of shares of Intricon common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, and for Company Options, the product of (i) the total number of shares of Intricon common stock underlying such Company Option multiplied by (ii) the excess, if any, of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option. Payments in respect of the cancellation of Company RSUs and Company Options will be subject to any required withholdings of taxes. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Merger Consideration—Outstanding Company Options and Company RSUs.”
Treatment of Intricon Employee Stock Purchase Plan
The Merger Agreement provides that the Board of Directors of Intricon shall (i) as soon as practicable after February 27, 2022, suspend Intricon’s Employee Stock Purchase Plan, as amended, referred to as the “Company ESPP”, as of the end of the Subscription Period (as defined in the Company ESPP) ended March 31, 2022, such that no contributions may be made by any participating employee under the Company ESPP after the end of such Subscription Period, (ii) as soon as practicable following the end of such Subscription Period, return any remaining payroll deductions not used to purchase shares of Intricon common stock as of the end of such Subscription Period, and (iii) terminate the Company ESPP no later than immediately prior to the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Merger Consideration—Treatment of Intricon Employee Stock Purchase Plan.”
Material U.S. Federal Income Tax Consequences of the Merger (page 52)
The receipt of cash by Intricon shareholders in exchange for shares of Intricon common stock in the Merger will be a taxable transaction to Intricon shareholders for U.S. federal income tax purposes. Such receipt of cash by each Intricon shareholder that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Intricon common stock surrendered in the Merger by such shareholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless such U.S. Holder complies with certification procedures under the backup withholding rules (generally, by providing a properly completed and executed IRS Form W-9 or applicable successor form).
An Intricon shareholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Intricon common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax (generally, by providing a properly completed and executed applicable IRS Form W-8 or applicable successor form).
Intricon shareholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Intricon shareholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Dissenters’ Rights in the Merger (page 51)
Under Pennsylvania law, Intricon shareholders have the right to dissent from the approval and adoption of the Merger Agreement and the approval of the Merger and to receive a payment in cash for the “fair value” of their shares of Intricon common stock (other than Rollover Shares) as determined by an appraisal process. This value may be more or less than the value you would receive in the Merger if you do not dissent. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “Dissenters’ Rights in the Merger” beginning on page 51 as well as the full text of Sections 1571 through 1580 of the PBCL, which are attached to this proxy statement as Annex C.

Regulatory Approvals Required for the Merger (page 55)
Under the Merger Agreement, the Merger cannot be completed until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.” Intricon and Altaris Health Partners V, L.P. made the filings required under the HSR Act on March 11, 2022, and the waiting period under the HSR Act expired at 11:59 pm on April 11, 2022.
Closing Conditions (page 50)
The obligations of Intricon, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of customary conditions, including (among other conditions), the following:
•	the approval and adoption of the Merger Agreement and approval of the Merger by the requisite affirmative vote of shareholders;
•	the expiration or termination of the applicable waiting period under the HSR Act;
•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;
•
the accuracy of the representations and warranties of Intricon, Parent and Merger Sub in the Merger Agreement, subject, in certain instances, to materiality qualifiers, as of the date of the Merger Agreement and as of the date on which the closing of the Merger occurs (“Closing Date”) (or, in certain instances, as of the date in respect of which such representation or warranty was specifically made);

•
the performance in all material respects by Intricon, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; and

•
in the case of Parent and Merger Sub, the accuracy, as of the date of the Merger Agreement and as of the Closing Date, of Intricon’s representation that no Company Material Adverse Effect (as defined below) has occurred since December 31, 2020.

Financing of the Merger (page 49)
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to pay the Per-Share Merger Consideration in respect of shares of Intricon common stock (other than Rollover Shares) outstanding at the Effective Time of the Merger, to pay the consideration in respect of Company Options and Company RSUs in accordance with the Merger Agreement, and to pay the fees and expenses of Intricon required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $246.0 million.
In connection with the financing of the Merger, the Altaris Funds and Parent have entered into an equity commitment letter, dated as of February 27, 2022 (the “Equity Commitment Letter”), pursuant to which the Altaris Funds, severally and not jointly, have agreed to provide Parent with an equity commitment of up to $245.0 million which is sufficient to fund, together with cash on hand at Intricon: (i) the aggregate purchase price required to be paid at the closing of the Merger, (ii) the cash consideration required to be paid in connection with the Company Options and Company RSUs and (iii) costs, fees and expenses of Intricon required to be paid by Parent, Merger Sub or, after the closing, the Surviving Corporation in connection with the Merger. Intricon has a contractual right to enforce the foregoing Equity Commitment Letter against the Altaris Funds, and under the terms of the Merger Agreement, Intricon has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the foregoing equity commitment.
Pursuant to the limited guarantee delivered by the Altaris Funds in favor of Intricon, dated as of February 27, 2022 (the “Guarantee”), the Altaris Funds have agreed to guarantee, severally and not jointly, the payment of the Parent termination fee of $6.0 million (if any), subject to the terms of the Merger Agreement, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Intricon, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Required Shareholder Approval
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, entitled to vote and virtually present in person, by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger.
Approval of (i) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intricon’s named executive officers (as defined in Item 402 of Regulation S-K promulgated by the SEC) that is based on or otherwise relates to the Merger Agreement (the “Compensation Proposal”) and (ii) the proposal to adjourn the Special Meeting (including any adjournments or postponements thereof from time to time, if necessary and appropriate as determined by the Board of Directors of Intricon, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”)), each also requires the affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, entitled to vote and virtually present in person, by remote communication, or represented by proxy, at the Special Meeting. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
If a shareholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the Compensation Proposal and the Adjournment Proposal.
As of the Record Date (as defined below), our current directors and executive officers owned and were entitled to vote, in the aggregate, 620,922 shares of Intricon common stock, representing approximately 6.7% of the shares of Intricon common stock outstanding as of the Record Date, including 127,836 shares of Intricon common stock, in the aggregate, representing approximately 1.4% of the shares of Intricon common stock outstanding as of the Record Date, owned and entitled to be voted by the Rollover Shareholders and subject to the Rollover Agreement.
Our directors and executive officers, including the Rollover Shareholders, have informed us that they currently intend to vote all of their respective shares of Intricon common stock: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting (page 19)
Date, Time and Place
The Special Meeting of Intricon shareholders to consider and vote on the proposal to approve and adopt the Merger Agreement and approve the Merger will be held on May 24, 2022 at 8:00 a.m., Central Daylight Time. The Special Meeting will be a “virtual meeting”, conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/IIN2022SM.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you own shares of Intricon common stock at the close of business on April 12, 2022 (the “Record Date”). Each holder of Intricon common stock shall be entitled to one vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were 9,279,569 shares of Intricon common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy, will constitute a quorum at the Special Meeting. All shares of Intricon common stock virtually present in person by remote communication, or represented by proxy (including “broker non-votes”, if any, described below) and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who are virtually present in person by remote communication, or represented by proxy, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of the Special Meeting of Shareholders.

Recommendation of Intricon Board of Directors (page 21)
The Board of Directors has unanimously: (1) determined that it is in the best interests of Intricon and its shareholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Intricon, the performance by Intricon of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and the Merger be submitted for approval, by the shareholders of the Company; and (4) resolved to recommend that Intricon shareholders approve and adopt the Merger Agreement and approve the Merger in accordance with the PBCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Prior to the approval and adoption of the Merger Agreement and the approval of the Merger by Intricon shareholders, under certain circumstances as set forth in the Merger Agreement, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would be inconsistent with the Board of Directors’ fiduciary duties to shareholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing prior written notice thereof to Parent and negotiating with Parent and its representatives in good faith so that a failure to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would no longer reasonably be likely to be inconsistent with the Board of Directors’ fiduciary duties to shareholders under applicable law. If Intricon had terminated the Merger Agreement and entered into a definitive agreement in respect of a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘Go Shop’ Period-Solicitation of Other Offers”) prior to April 4, 2022 (or, if the Superior Proposal with respect to which Intricon terminated the Merger Agreement was with an Excluded Party (as defined in such section), then prior to April 14, 2022), Intricon would be required to pay a termination fee in the amount of $3.0 million to Parent. There was no Excluded Party. If Intricon terminates the Merger Agreement and enters into a definitive agreement in respect of a Superior Proposal on or after April 4, 2022, then Intricon would be required to pay a termination fee in the amount of $4.0 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
Opinion of Piper Sandler & Co. (page 33)
On February 27, 2022, Piper Sandler & Co. (“Piper Sandler”) rendered its oral opinion to the Board of Directors (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated the same date) to the effect that, as of February 27, 2022, and based upon and subject to the various assumptions and limitations set forth therein, the Per-Share Merger Consideration was fair, from a financial point of view, to the holders of Intricon common stock.
Piper Sandler’s opinion was directed to the Board of Directors, and only addressed the fairness, from a financial point of view, to the holders of Intricon common stock of the Per-Share Merger Consideration and did not address any other aspect or implication of the Merger. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any Intricon shareholder as to how such shareholder should act or vote with respect to the Merger or any other matter.
For more information, see Annex B to this proxy statement and the section of this proxy statement entitled “The Merger—Opinion of Piper Sandler & Co.”

Interests of Intricon’s Directors and Executive Officers in the Merger (page 44)
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement and approve the Merger, you should be aware that Intricon’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Intricon shareholders more generally. In (i) evaluating and approving the Merger Agreement and the Merger and (ii) recommending that the Merger Agreement be approved and adopted, and the Merger be approved, by shareholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time of the Merger, each Company Option and Company RSU will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Potential Payments at or Following a Change in Control—Treatment of Company Options and Company RSUs”;

•	continued receipt of salary and benefits by executive officers who are expected to continue to be employed by the Surviving Corporation following the closing of the Merger;
•
continued eligibility of Messrs. Longval, Geraci and Gonsior and Ms. Lutgen, our current executive officers, to receive severance payments, including on a change of control, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers”;

•
contribution by certain of our directors and officers, referred to as the “Rollover Shareholders,” immediately prior to the Effective Time, of their respective Rollover Shares to IIN Holdings, an affiliate of Parent, and receipt by such Rollover Shareholders of Class A units of IIN Holdings in exchange for such Rollover Shares, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Rollover Agreement”;

•
appointment, on March 9, 2022, of Mr. Philip I. Smith, Chairman of our Board of Directors, as a director of Trean Insurance Group, Inc., a publicly-held company (Altaris beneficially owns approximately 47% of the outstanding common stock of Trean Insurance Group, Inc. as of March 21, 2022), as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Arrangements with Parent or its Affiliates;

•
appointment of Scott Longval, our President and Chief Executive Officer and director, and Philip I. Smith, Chairman of our Board of Directors, to serve as members, and for Mr. Smith to also serve as Chairman, of the Board of Managers of IIN Holdings, an affiliate of Parent, following the consummation of the Merger, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger— Continued Employment of Executive Officers; Retention of Certain Directors; and

•
continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.

If the proposal to approve and adopt the Merger Agreement and to approve the Merger is approved, the shares of Intricon common stock held by Intricon directors and executive officers, other than the Rollover Shares held by Rollover Shareholders, will be treated in the same manner as outstanding shares of Intricon common stock held by all other shareholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals (page 64)
The “Go-Shop” Period—Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from the date of the Merger Agreement and continuing until 11:59 p.m., Eastern time on April 3, 2022 (the “Initial No-Shop Period Start Date”) or April 13, 2022 (the “Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date”, the “No-Shop Period Start Date”), Intricon and its representatives had the right to, directly or indirectly, among other things:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘Go-Shop’ Period-Solicitation of Other Offers”);

•
furnish to any Third Person (as defined below) and its representatives any information (including non-public information) relating to Intricon, its subsidiaries or any of its affiliates or afford to any such Third Person (and such representatives) access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of Intricon and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that
(i)
Intricon would promptly, and in any event within 24 hours, provide to Parent, or provide Parent access to, any such non-public information concerning Intricon and its subsidiaries that is provided to any such Third Person or its representatives that was not previously provided to Parent or its representatives, and

(ii)
Intricon and its subsidiaries would not provide (and would not permit any of their respective representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose affiliates are a competitor of Intricon and its subsidiaries, except in accordance with customary “clean room” or other similar procedures; and

•
continue, enter into, participate or engage in discussions or negotiations with any Third Person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal.

The “No-Shop” Period—No Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Intricon has agreed not to, and to cause its subsidiaries and its and their respective representatives not to, subject to limited exceptions:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any person any non-public information relating to Intricon and its subsidiaries or affiliates or afford to any person access to the business, properties, assets, books, records or other non-public information, with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;
•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or
•	enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal.

From the No-Shop Period Start Date until Intricon’s receipt of the approval and adoption of the Merger Agreement and the approval of the Merger at the Special Meeting, Intricon and its Board of Directors may, directly or indirectly, through one or more of their representatives, participate or engage in discussions or negotiations with, furnish any information (including non-public information) relating to Intricon, its subsidiaries or affiliates to, or afford access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of Intricon, its subsidiaries or affiliates to any Third Person (as defined below) or its representatives that has made or delivered to Intricon a bona fide Acquisition Proposal after the No-Shop Period Start Date that did not result from any material breach of the Merger Agreement; provided, however, that the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (ii) the failure to take the foregoing actions would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further that Intricon will promptly (and in any event within 24 hours) make available to Parent and its representatives any non-public information concerning Intricon, its subsidiaries or affiliates that is provided to any such Third Person or its representatives that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—The ‘No-Shop’ Period—No Solicitation of Other Offers; Superior Proposal.”
Termination of the Merger Agreement (page 73)
Parent and Intricon have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern Time, on August 31, 2022, or if Intricon shareholders fail to approve and adopt the Merger Agreement and to approve the Merger at the Special Meeting (or any adjournment or postponement thereof).
The Merger Agreement can also be terminated by Parent if the Board of Directors effects a Company Board Recommendation Change (with Intricon providing Parent with written notice of such Company Board Recommendation Change within 24 hours after the occurrence of such change), except that such right to terminate the Merger Agreement will expire on the earlier of (i) 5:00 p.m., Eastern time, on the tenth business day following the date on which Intricon provides such written notice to Parent of the Company Board Recommendation Change, and (ii) the time the shareholders approve and adopt the Merger Agreement and approve the Merger;
In addition, the Merger Agreement can be terminated by Intricon if, at any time prior to the approval and adoption of the Merger Agreement and approval of the Merger by shareholders: (i) Intricon has received a Superior Proposal; (ii) the Board of Directors has authorized Intricon to enter into a definitive Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with the Merger Agreement; (iii) Intricon has complied in all material respects with its obligations with respect to such Superior Proposal; and (iv) as a condition to such termination, Intricon pays the applicable Company Termination Fee (as defined below) to Parent.
In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect and without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to certain limitations of liability described below, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Guarantee or the confidentiality agreement between Altaris and Intricon, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Under some circumstances in which the Merger Agreement is terminated, (i) Intricon is required to pay Parent a termination fee equal to either $3.0 million or $4.0 million (referred as the “Company Termination Fee”); and (ii) Parent is required to pay Intricon a termination fee equal to $6.0 million. Please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

Effect on Intricon if the Merger is Not Completed (page 24)
If the Merger Agreement is not approved and adopted, and the Merger is not approved, by Intricon shareholders, or if the Merger is not completed for any other reason:
•	the shareholders of Intricon will not be entitled to, nor will they receive, any payment for their respective shares of Intricon common stock pursuant to the Merger Agreement;
•
(a) Intricon will remain an independent public company; (b) Intricon common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (c) Intricon will continue to file periodic reports with the SEC; and

•
under certain specified circumstances, Intricon will be required to pay Parent a termination fee of either $3.0 million or $4.0 million, upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Intricon common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on May 24, 2022 at 8:00 a.m., Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/IIN2022SM.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to approve and adopt the Merger Agreement and approve the Merger pursuant to which Merger Sub will merge with and into Intricon, and Intricon will become a wholly owned subsidiary of Parent;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal, if necessary or appropriate.
Q:	Who is entitled to vote at the Special Meeting?
A:
Shareholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Intricon common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/IIN2022SM. You will need your unique 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.

If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. As a beneficial owner, you will need to obtain a “legal proxy” from your broker, trustee or other nominee to vote your shares online during the virtual Special Meeting. We will not be required to allow access to the Special Meeting to anyone that does not log in at www.virtualshareholdermeeting.com/IIN2022SM with valid credentials.
Once online access to the Special Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/IIN2022SM. You will need your unique 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.

Q:	Why did we choose to hold a virtual Special Meeting?
Our Board decided to hold the Special Meeting virtually in response to public health concerns over, large gatherings of people in order to help limit potential transmission of COVID-19. Furthermore, our experience with virtual meetings demonstrated that the goals of accessibility and shareholder participation can be well served by the virtual format.
Q:	Do you expect the Merger to be taxable to Intricon shareholders?
The exchange of Intricon common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, you will recognize gain or loss equal to the difference between (i) the aggregate Per-Share Merger Consideration you receive and (ii) the adjusted tax basis of the shares of Intricon common stock you surrender in the Merger. If you are a Non-U.S. Holder, your exchange of shares of Intricon common stock for the Per-Share Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you would be entitled to receive the Per-Share Merger Consideration of $24.25 in cash, less any applicable withholding taxes, for each share of Intricon common stock that you own. For example, if you own 100 shares of Intricon common stock, you would receive $2,425.00 in cash in exchange for your shares of Intricon common stock, less any applicable withholding taxes.

Q:	Do I have dissenters’ rights?
A.
Yes. Under Pennsylvania law, Intricon shareholders have the right to dissent from the approval and adoption of the Merger Agreement and the approval of the Merger and to receive a payment in cash for the “fair value” of their shares of Intricon common stock (other than Rollover Shares) as determined by an appraisal process. This value may be more or less than the value you would receive in the Merger if you do not dissent. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “Dissenters’ Rights in the Merger” beginning on page 51 as well as the full text of Sections 1571 through 1580 of the PBCL, which are attached to this proxy statement as Annex C.

Q:	What vote is required to approve and adopt the Merger Agreement and to approve the Merger?
A:
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger.

If a quorum is present at the Special Meeting, the failure of any shareholder of record to vote his or her shares at the Special Meeting by: (1) submitting a signed proxy card; (2) granting a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) voting in person at the Special Meeting will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. If a shareholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the Compensation Proposal and the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not approved and adopted and the Merger is not approved by shareholders, or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of Intricon common stock. Instead, Intricon will remain an independent public company, Intricon common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and Intricon will continue to file periodic reports with the SEC.

Under specified circumstances, Intricon will be required to pay Parent a termination fee of either $3.0 million or $4.0 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”
Q:	Why are the shareholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Intricon to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of each of the Compensation Proposal and the Adjournment Proposal.

Q:	What will happen if the shareholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Intricon. Therefore, if the other requisite shareholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Intricon’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone up until 11:59 p.m. Eastern Time the day before the meeting date (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my certificate evidencing shares of Intricon common stock now?
A:
No. After the Merger is completed, the paying agent will send each holder of record of such certificate a letter of transmittal and written instructions that explain how to exchange shares of Intricon common stock represented by such holder’s certificated shares for Per-Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of Intricon common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Intricon common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Intricon in writing of such special arrangements, you will transfer the right to receive the Per-Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Intricon common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card).
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Intricon.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Intricon common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to virtually attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a shareholder of record (that is, if your shares of Intricon common stock are registered in your name with Broadridge, our transfer agent), there are four ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the internet at the address on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date; or
•	by attending the Special Meeting virtually and voting in person.
A 16-digit control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Intricon common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to virtually attend the Special Meeting in person, you are strongly encouraged to vote your shares of Intricon common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Intricon common stock virtually in person at the Special Meeting even if you have previously voted by proxy. If you are virtually present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote on the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger, the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically on the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Intricon; or
•	attending the Special Meeting virtually and voting in person.
If you hold your shares of Intricon common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of Intricon common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Intricon common stock is called a “proxy card.” Michael Geraci and Doug Pletcher are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a shareholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
Intricon intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Intricon files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Intricon common stock, please contact our proxy solicitor:

D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416
Email: intricon@dfking.com

FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Intricon refers to in this proxy statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Intricon’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Intricon for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “may”, “will”, “believe”, “anticipate”, “expect”, “should”, “optimistic”, “continue”, “estimate”, “intend”, “plan”, “would”, “could”, “guidance”, “potential”, “opportunity”, “project”, “forecast”, “confident”, “projections”, “scheduled”, “designed”, “seek”, “future”, “discussion”, “if” or the negative thereof or other variations thereof, are forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, and the regulations thereunder), which are intended to be covered by the safe harbors created thereby. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may be affected by various risks, uncertainties and other factors that can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.
These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•	the inability to complete the Merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the Merger;
•	the risk that the Merger Agreement may be terminated under certain circumstances that require us to pay Parent a termination fee of either $3.0 million or $4.0 million;
•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;
•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;
•
the fact that receipt of the Per-Share Merger Consideration would be taxable to Intricon shareholders (other than Rollover Shareholders in respect of their Rollover Shares) that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•
the fact that, if the Merger is completed, shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of Intricon’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, Intricon is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date;
•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;
•	risks that our stock price may decline significantly if the Merger is not completed;
•
risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval; and

•	other risks relating to the operation of our business described in our filings with the SEC.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and other SEC filings. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on May 24, 2022 at 8:00 a.m., Central Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/IIN2022SM.
Purpose of the Special Meeting
At the Special Meeting, we will ask shareholders to vote on proposals to: (1) approve and adopt the Merger Agreement and approve the Merger; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) approve the Adjournment Proposal, if necessary or appropriate.
Record Date; Shares Entitled to Vote; Quorum
Only shareholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were 9,279,569 shares of Intricon common stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy, will constitute a quorum at the Special Meeting. All shares of Intricon common stock virtually present in person by remote communication, or represented by proxy (including “broker non-votes”, if any) and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.
In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who are virtually present in person by remote communication, or represented by proxy, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of the Special Meeting of Shareholders.
Special Meeting Attendance
The audio webcast of the Special Meeting will begin promptly at 8:00 a.m., Central Daylight Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Special Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/IIN2022SM. You will need your unique 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.
Once online access to the Special Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/IIN2022SM. You will need your unique 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger. Approval and adoption of the Merger Agreement and approval of the Merger by shareholders is a condition to the closing of the Merger.

The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is also required for approval of each of the Compensation Proposal and the Adjournment Proposal.
If a shareholder marks “ABSTAIN” on its properly executed proxy card or votes “ABSTAIN” at the Special Meeting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger and “AGAINST” the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” (if any) will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger, as well as on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Intricon does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Intricon Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Intricon common stock at the Special Meeting without receiving instructions. If a quorum is present at the Special Meeting, the failure to instruct your broker on how to vote your shares will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger.
Shares Held by Intricon’s Directors and Executive Officers, including Rollover Shareholders
As of the Record Date, our current directors and executive officers owned and were entitled to vote, in the aggregate, 620,922 shares of Intricon common stock, representing approximately 6.7% of the shares of Intricon common stock outstanding as of the Record Date, including 127,836 shares of Intricon common stock, in the aggregate, representing approximately 1.4% of the shares of Intricon common stock outstanding as of the Record Date, owned and entitled to be voted by the Rollover Shareholders and subject to the Rollover Agreement.
Our directors and executive officers, including the Rollover Shareholders, have informed us that they currently intend to vote all of their respective shares of Intricon common stock: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting of Proxies
If your shares are registered in your name with our transfer agent, Broadridge, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically on the internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically on the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to virtually attend the Special Meeting and wish to vote in person, a ballot will be available online at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to virtually attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting virtually and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not virtually attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have no effect on the proposal to approve and adopt the Merger Agreement and approve the Merger, the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically on the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary; or
•	attending the Special Meeting virtually and voting in person.
If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of Intricon common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.
Recommendation of the Board of Directors
The Board of Directors has unanimously: (1) determined that it is in the best interests of Intricon and its shareholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on substantially the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Intricon, the performance by Intricon of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on substantially the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and that the Merger be submitted for approval, by the shareholders of the Company; and (4) resolved to recommend that Intricon shareholders approve and adopt the Merger Agreement and approve the Merger in accordance with the PBCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Intricon. We have retained D.F. King & Co, Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $12,500 plus expenses. We will also indemnify D.F. King against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by shareholders of the proposal to approve and adopt the Merger Agreement and to approve the Merger, we anticipate that the Merger will be consummated promptly following the approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting.

Dissenters’ Rights in the Merger
Under Pennsylvania law, Intricon shareholders have the right to dissent from the approval and adoption of the Merger Agreement and the approval of the Merger and to receive a payment in cash for the “fair value” of their shares of Intricon common stock (other than Rollover Shares) as determined by an appraisal process. This value may be more or less than the value you would receive in the Merger if you do not dissent. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “Dissenters’ Rights in the Merger” beginning on page 51 as well as the full text of Sections 1571 through 1580 of the PBCL, which are attached to this proxy statement as Annex C.
Delisting and Deregistration of Intricon common stock
If the Merger is completed, the shares of Intricon common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Intricon common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Intricon common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
The proxy statement is available at https://investorrelations.intricon.com by clicking on the link titled “SEC Filings”.
Householding of Special Meeting Materials
In order to reduce printing costs and postage fees, we have adopted the process called “householding” for mailing this proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of this proxy statement, unless we receive contrary instructions from a street name holder at that address. We will continue to mail a proxy card to each shareholder of record who requests it.
If you hold your shares of Intricon common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.
We will promptly deliver separate copies of this proxy statement upon written or oral request. If you prefer to receive multiple copies of this proxy statement at the same address, you may obtain additional copies by writing to Intricon Corporation, Attention: Chief Financial Officer, 1260 Red Fox Road, Arden Hills, Minnesota 55112. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Intricon common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416
Email: intricon@dfking.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Intricon Corporation
1260 Red Fox Road
Arden Hills, Minnesota 55112
(651) 636-9770
Intricon is an international company and joint development manufacturer of micromedical components, sub-assemblies and final devices. Intricon serves as a JDM partner to leading medical device original equipment manufacturers by designing, developing, engineering, manufacturing, packaging and distributing micromedical devices, components and subassemblies for high-growth medical markets, such as diabetes, peripheral vascular, interventional pulmonology, electrophysiology and hearing healthcare. Intricon’s mission is to improve, extend and save lives by advancing innovative micromedical technologies through joint development and manufacturing partnerships with industry leading medical device companies. Intricon common stock is listed on Nasdaq under the symbol “IIN.”
IIN Holding Company LLC
c/o Altaris Capital Partners, LLC
10 E. 53rd Street, 31st Floor
New York, NY 10022
(212) 931-0250
Parent was formed on February 23, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
IC Merger Sub Inc.
c/o Altaris Capital Partners, LLC
10 E. 53rd Street, 31st Floor
New York, NY 10022
(212) 931-0250
Merger Sub is a wholly owned subsidiary of Parent and was formed on February 22, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Parent and Merger Sub are affiliates of the Altaris Funds, managed by Altaris. Altaris is an investment firm focused exclusively on the healthcare industry. At the Effective Time, Intricon, as the Surviving Corporation, will be indirectly owned by the Altaris Funds.
In connection with the transactions contemplated by the Merger Agreement, the Altaris Funds have provided Parent with an equity commitment which is sufficient to fund, together with cash on hand at Intricon, the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options and Company RSUs, as well as certain fees and expenses to be paid at the closing of the Merger, subject to the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Intricon and the separate corporate existence of Merger Sub will cease, with Intricon continuing as the Surviving Corporation. As a result of the Merger, Intricon will become a wholly owned subsidiary of Parent, and Intricon common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Intricon common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a statement of merger with the Department of State of the Commonwealth of Pennsylvania (or at such later time as we, Parent and Merger Sub may agree and specify in the statement of merger).
Effect on Intricon if the Merger is Not Completed
If the Merger Agreement is not approved and adopted by shareholders and the Merger is not approved by shareholders, or if the Merger is not completed for any other reason:
•	the shareholders will not be entitled to, nor will they receive, any payment for their respective shares of Intricon common stock pursuant to the Merger Agreement;
•
(a) Intricon will remain an independent public company; (b) Intricon common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (c) Intricon will continue to file periodic reports with the SEC;

•
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) shareholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Intricon’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Intricon operates and economic conditions;

•
the price of Intricon common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Intricon common stock would return to the price at which it trades as of the date of this proxy statement;

•
the Board of Directors will continue to evaluate and review Intricon’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Intricon’s business, prospects and results of operations will be adversely impacted; and

•
under specified circumstances, Intricon will be required to pay Parent a termination fee of either $3.0 million or $4.0 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Termination Fee.”

Per-Share Merger Consideration
At the Effective Time, and without any action required by any shareholder, each share of Intricon common stock (other than (i) Rollover Shares, (ii)  Dissenters Shares, (iii) shares of Intricon common stock held by Intricon as treasury stock and (iv) any shares of Intricon common stock owned by any subsidiary of Intricon, or owned by Parent (including any Rollover Shares), Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive an amount in cash equal to the Per-Share Merger Consideration, less any applicable withholding of taxes.
Prior to the Effective Time, Parent will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate consideration for all shares of Intricon common stock owned by Intricon shareholders (other than Rollover Shareholders) (it being understood that the Parent may elect to use the available unrestricted cash of Intricon and its subsidiaries to fund a portion of such payment). For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Exchange and Payment Procedures.”
After the Merger is completed, an Intricon shareholder (other than a Rollover Shareholder) will have the right to receive the Per-Share Merger Consideration in respect of each share of Intricon common stock that such shareholder owns (less any applicable withholding of taxes), but such person or entity will no longer have any rights as a shareholder.
Background of the Merger
The Board of Directors, with Intricon’s senior management, regularly and in the ordinary course of business, reviews and assesses Intricon’s long-term strategy, financial performance and operations in light of developments in Intricon’s business and overall developments in the industry in which it operates, taking into account the overall performance of the market and the medical device industry generally. As part of this ongoing review and assessment, the Board of Directors considers various alternatives to the Company’s long-term strategy, including alternatives involving possible strategic acquisitions to expand the markets and service offerings that the Company provides, alternatives involving possible organic expansion into new markets and service offerings that the Company provides, and alternatives involving possible strategic transactions and partnerships with third parties. The Company regularly engages with its shareholders and other stakeholders, and its advisors, to discuss and to solicit feedback on their views and perspectives of the Company’s long-term business plan, strategic opportunities and value.
As part of this process, Mr. Scott Longval, President and CEO of the Company, regularly met with potential business partners, institutional investors, investment bankers, investment funds, including representatives of Altaris, and other potential investors to further promote the Company’s interests.
On September 20, 2021, representatives of Altaris and Mr. Longval and Mr. Philip I. Smith, Chairman of the Board of Directors, participated in an introductory meeting. During that meeting, there were no specific conversations concerning a potential transaction.
On November 29, 2021, representatives of Altaris and Mr. Longval met. At that time, general, high-level discussions took place about Altaris’ views on the benefits associated with the Company becoming a private company. A follow-up call regarding those discussions took place between representatives of Altaris and Mr. Longval on December 16, 2021.
Between December 6, 2021 and December 14, 2021, Mr. Longval telephoned each of the directors to advise them of Altaris’ interest in the Company.
On December 20, 2021, Altaris submitted an unsolicited, non-binding proposal addressed to the Board of Directors by email to Mr. Longval to acquire the Company for cash in the range of $19.00 to $20.00 per share of outstanding common stock of the Company. The closing market price per share of the Company’s common stock during the month of December 2021 ranged from $14.45 to $16.99. The Altaris proposal was subject to various conditions, including the completion of due diligence, and noted that Altaris’ interest in the Company was based in part on Altaris’ significant experience investing in the medical device supply chain. The Altaris proposal noted that the full consideration would be financed with equity from Altaris funds, and that the transaction would not be subject to a financing condition.
On December 21, 2021, representatives of Altaris and Mr. Longval held a call to review the details of the unsolicited, non-binding proposal.
Mr. Longval forwarded the proposal to the Board of Directors on December 21, 2021 for discussion at a previously scheduled virtual meeting of the Board of Directors that day to review the fourth quarter business update and forecast and preliminary 2022 annual operating plan, copies of which were provided to the Board of Directors in advance of the meeting. The Board of Directors discussed the proposal at length and the then current prospects for Intricon’s business and determined that the proposal was not acceptable at that price range, but authorized Mr. Longval to continue discussions with Altaris and provide confidential information to Altaris for the purpose of improving their offer subject to a non-disclosure agreement. The Board of Directors also discussed whether it was the appropriate time to engage a financial advisor, including potential firms to engage, and decided to contact Piper Sandler to inquire about a possible engagement due to, among other things, Piper Sandler’s extensive experience in the Company’s industry, its qualifications and deep expertise in the matters that were to be considered by the Board of Directors, and prior interaction between a member of management and certain representatives of Piper Sandler, who were familiar with the Company.
On December 23, 2021, Mr. Longval spoke with representatives of Altaris and told them that the Board of Directors had rejected their non-binding proposal as too low on value, but would be willing to provide confidential information subject to a non-disclosure agreement and consider a higher price per share offer. On December 23, 2021, the Company provided Altaris with a draft non-disclosure agreement. Between December 23, 2021 and December 29, 2021, the Company and Altaris negotiated the terms of the non-disclosure agreement. On December 29, 2021, the Company and Altaris executed the agreement, which included a customary standstill provision binding on Altaris that would terminate if, among other things, the Company entered into an agreement providing for a change of control transaction with a third party.

On December 30, 2021, the Company began sharing confidential information with Altaris in connection with a potential transaction, consisting of an update to 2021 financial performance, the preliminary 2022 annual operating plan and the preliminary five-year strategic plan, among other information.
On December 30, 2021, January 4, 2022, and January 7, 2022, representatives of Altaris spoke with Mr. Longval and Ms. Annalee Lutgen, interim CFO, and discussed the information that had been provided to Altaris by the Company.
On January 13, 2022, Altaris submitted a revised non-binding proposal addressed to the Board of Directors by email to Mr. Longval to acquire the Company for cash in the amount of $23.50 per share of outstanding common stock of the Company, subject to various conditions.
On January 14, 2022, the Company sent a response letter via email to Altaris declining the revised proposal, stating that it did not meet the Board of Directors’ valuation expectations. The Company based its rejection on the views of the Board of Directors that were expressed at the December 21, 2021 meeting, confirmed in a call with Mr. Smith on January 13, 2022.
Between January 15, 2022 and January 17, 2022, Mr. Longval had calls with individual directors to discuss the revised proposal, the process and value expectations.
On January 17, 2022, the Company and Piper Sandler entered into a non-disclosure agreement in connection with the possible engagement of Piper Sandler as financial advisor to the Company in respect of any potential transaction. On that day, the Company also scheduled a Board of Directors meeting to be held on January 20, 2022 with representatives of Piper Sandler to participate and discuss the possible engagement of Piper Sandler as the Company’s financial advisor in connection with any potential transaction.
On January 17, 2022, Altaris submitted a further revised non-binding proposal addressed to the Board of Directors by email to Mr. Longval to acquire the Company for cash in the amount of $24.25 per share of outstanding common stock of the Company, subject again to various conditions.
On January 18, 2022, Mr. Longval sent an email to representatives of Altaris acknowledging receipt of the further revised proposal and conveying that a response would be provided after the further revised proposal was reviewed and discussed with the Board of Directors.
The Board of Directors held a virtual meeting on January 20, 2022, at which Mr. Longval summarized the status of the discussions with Altaris, including the January 17, 2022 further revised proposal. The Board of Directors also discussed the proposed engagement of Piper Sandler as the Company’s financial advisor in evaluating potential transactions, including the revised proposal from Altaris. Representatives of Piper Sandler joined the meeting and made a presentation to the Board of Directors, a copy of which was provided to the Board of Directors in advance of the meeting, which addressed Piper Sandler’s expertise, an analysis of the Company’s stock prices over the last two years and current ownership, a preliminary valuation analysis, an overview of Altaris, a process overview (including use of a post-signing “go-shop”) and a review of potential buyers. Representatives of Piper Sandler disclosed certain previously provided financial advisory services to an entity affiliated with Parent as more fully described below under “—Opinion of Piper Sandler & Co.” Representatives of Piper Sandler also provided Piper Sandler’s fee proposal and an analysis of sell-side financial advisor fees for comparable transactions. Following Piper Sandler’s presentation, the Board of Directors approved the engagement of Piper Sandler and authorized Mr. Longval to negotiate the terms of the engagement letter.
During the period between January 21, 2022 and January 31, 2022, representatives of Piper Sandler, the Company and Blank Rome LLP, the Company’s outside legal counsel (“Blank Rome”), negotiated the terms of the proposed engagement letter with Piper Sandler. The engagement letter was signed on January 31, 2022.
On January 24, 2022, representatives of Piper Sandler contacted representatives of Altaris. Piper Sandler requested that Altaris increase its offer. Representatives of Altaris declined to do so, noting that Altaris had already increased its offer substantially from its initial offer but reiterating Altaris’ interest in a potential transaction.
Following earlier indications by Altaris that it would like to continue discussions with the Company with respect to a proposed transaction on an exclusive basis, on January 28, 2022, representatives of Altaris sent to Piper Sandler a draft exclusivity agreement between the Company and Altaris, which representatives of Piper Sandler forwarded to the Company that same day. The draft exclusivity agreement provided for a 30-day period during which Altaris and the Company would negotiate, on an exclusive basis, the terms of a merger agreement. Representatives of the Company and Blank Rome proposed revisions to the terms of the exclusivity agreement with representatives of

Altaris to provide, among other things, that the exclusivity period would end on February 28, 2022, and that the Company could terminate the exclusivity period at any earlier time in the event that the Company received a proposal for an alternative acquisition transaction which the Board of Directors determined was a superior proposal to the proposal made by Altaris in its January 17, 2022 letter unless Altaris provided written confirmation that it matched such superior proposal within 48 hours after the Company provided written notice of such superior proposal to Altaris. The exclusivity agreement, as so revised, was approved by the Board of Directors via email and signed by the parties on February 1, 2022.
On January 31, 2022, Altaris received access to a virtual data room launched by Piper Sandler (on behalf of Intricon) in connection with a potential transaction. Thereafter, Altaris, with the assistance of its advisors (including its outside legal counsel, ArentFox Schiff LLP (“ArentFox Schiff”)), conducted additional due diligence on the Company, including through telephone calls with the Company’s management, counsel and other advisors.
On February 7, 2022, representatives of Altaris attended in-person site visits and a management presentation at the Company’s Arden Hills, Minnesota headquarters.
On February 8, 2022, representatives of Altaris and Intricon conducted follow up diligence discussions in the morning, and were joined in the afternoon by certain representatives of Deloitte & Touche LLP, the Company’s independent auditor (“Deloitte”), and of Piper Sandler, for an in-person financial diligence session hosted by Intricon.
On February 15, 2022, representatives of ArentFox Schiff provided representatives of Blank Rome initial drafts of a merger agreement, an equity commitment letter and a limited guarantee. The draft merger agreement contemplated, among other things, (i) a 30-day “go-shop” period following the execution of the definitive agreement for Intricon to solicit and consider Superior Proposals, as defined, with a related termination fee of 3% of the Company’s equity value (approximately $7.23 million) if an agreement for a Superior Proposal was signed before the end of the “go-shop” period; (ii) a termination fee payable by Intricon of 4.5% of the Company’s equity value (approximately $10.845 million) for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; and (iii) a termination fee payable by Parent equal to 5.0% of the Company’s equity value (approximately $12.05 million) if it failed to consummate the transactions under certain circumstances (a “reverse termination fee”).
On February 21, 2022, representatives of Blank Rome sent representatives of ArentFox Schiff a revised draft of the merger agreement. The revised draft merger agreement contained certain material revisions compared to the initial draft merger agreement, including, without limitation, the following: (i) that the length of the “go-shop” period and the amounts of the termination fees and reverse termination fees were to be discussed; (ii) an added definition of “Excluded Party” such that any offer by a party during the “go-shop” period that the Board of Directors determined to be, or that it determined would reasonably be expected to lead to, a Superior Proposal would enable the Board of Directors to continue to negotiate with such party (defined as an “Excluded Party”) after the end of the “go-shop” period and would (if the merger agreement were terminated to pursue such offer) trigger the lower termination fee rather than the termination fee that would be applicable to other parties; and (iii) an express acknowledgement that there was no financing contingency of any kind with respect to any of Parent’s or Merger Sub’s obligations under the merger agreement.
On February 22, 2022, representatives of Blank Rome sent representatives of ArentFox Schiff revised drafts of the equity commitment letter and limited guarantee and on February 23, 2022, representatives of Blank Rome sent representatives of ArentFox Schiff an initial draft of the disclosure schedules to the merger agreement.
On February 23, 2022, representatives of Piper Sandler proposed the following to Altaris regarding the “go-shop” provisions: (i) a reduced termination fee of $2.0 million for a Superior Proposal accepted prior to the end of the “go-shop” period (approximately 0.8% of equity value); (ii) a reduced termination fee of $3.5 million (approximately 1.5% of equity value) for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; (iii) lengthening the “go-shop” period to 45 days; and (iv) providing Altaris with three matching rights.
On February 23, 2022, representatives of ArentFox Schiff provided representatives of Blank Rome revised drafts of the merger agreement, equity commitment letter and limited guarantee. The revised draft of the merger agreement contained, among other revisions: (i) a proposed 35-day “go-shop” period but without the “Excluded Party” concept; (ii) a proposed $4.0 million termination fee (approximately 1.7% of equity value) for a Superior Proposal accepted after the end of the “go-shop” period or under certain other circumstances; (iii) a proposed $3.0 million termination fee (approximately 1.2% of equity value) for a Superior Proposal accepted prior to the end of the “go-shop” period; and (iv) a proposed $4.25 million reverse termination fee (approximately 1.8% of equity value).
Between February 24, 2022 and February 26, 2022, representatives of Blank Rome and ArentFox Schiff discussed various open points in the merger agreement, the disclosure schedules and the ancillary documents.
On February 26, 2022, representatives of Blank Rome sent representatives of ArentFox Schiff a revised draft of the merger agreement. The revised draft merger agreement contained, among other revisions: (i) the re-addition of the “Excluded Party” concept which provided that the “go-shop” period would continue until the 45th day after the signing of the merger agreement with respect to a party that submitted an Acquisition Proposal during the 35-day “go-shop” period that the Board of Directors determined to be, or that it determined would reasonably be expected to lead to, a Superior Proposal, and would result in the lower $3.0 million termination fee if the merger agreement was terminated, and a definitive agreement was signed, with such Excluded Party on or prior to such 45th day; (ii) a reverse termination fee of $6.0 million; and (iii) the addition of provisions giving certain members of management the right to agree, between the signing of the merger agreement and the Closing Date, to “roll over” a portion of their shares of the Company into equity of an affiliate of Parent immediately prior to the Merger.
On February 26, 2022, the parties and their respective advisors worked to finalize the definitive transaction documents, with all remaining open points having been substantially resolved by the afternoon of February 27, 2022.
On February 27, 2022, the Board of Directors met virtually with senior management, representatives of Piper Sandler and representatives of Blank Rome. Representatives of Blank Rome advised the Board of Directors regarding its fiduciary duties in connection with the proposed transaction. Representatives of Blank Rome and Piper Sandler reviewed the material legal and financial terms of the merger agreement, the equity commitment letter and the guarantee with the Board of Directors, including the operation of the “go-shop” provisions, and responded to questions of the directors. Representatives of Piper Sandler provided Piper Sandler’s financial analyses of the Altaris $24.25 per share proposal, a copy of which analyses were provided to the Board of Directors in advance of the meeting. Representatives of Blank Rome also reviewed a forum selection bylaw amendment to be proposed for adoption by the Board of Directors in connection with the signing of the definitive merger agreement with Altaris. Representatives of Piper Sandler then rendered Piper Sandler’s oral opinion to the Board of Directors (which was subsequently confirmed in writing by delivery of its written opinion, dated February 27, 2022), to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the $24.25 per share merger consideration to be paid to the holders of Intricon common stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information about Piper Sandler’s opinion, see below under the caption “The Merger—Opinion of Piper Sandler & Co.” The Board of Directors continued to discuss the potential transaction with Altaris and the reasons that the Board of Directors believed that it was in the best interests of Intricon and its shareholders to enter into the merger agreement with Altaris and consummate the Merger upon the terms and subject to the conditions set forth in the merger agreement. For more information concerning the recommendation of the Board of Directors, see the section titled “The Merger Agreement-Reasons for the Merger”. Because Messrs. Longval and Smith were asked by Altaris to serve as members, and Mr. Smith was asked by Altaris to serve as Chairman, of the Board of Managers of IIN Holdings, an affiliate of Parent, and because Messrs. Longval, Gorder and Smith had the opportunity to participate in the rollover of a portion of their shares into equity of an affiliate of Parent (see below under the caption “—Interests of Intricon’s Directors and Executive Officers in the Merger—Rollover Agreement”), such directors recused themselves from the meeting and the remaining directors, consisting of Ms. Pepski, Ms. Rider, Mr. Giordano and Mr. Huggenberger, referred to as the “independent directors,” met in executive session with representatives of Piper Sandler and representatives of Blank Rome. Representatives of Piper Sandler and representatives of Blank Rome responded to questions of the independent directors. Following such discussion, the independent directors unanimously (i) determined that the merger agreement, the Merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of the Company and the shareholders of the Company; (ii) approved the merger agreement and the guarantee and the transactions contemplated thereby (including, without limitation, the Merger); and (iii) resolved to recommend to the Board of Directors that it approve the merger agreement and the guarantee and the transactions contemplated thereby (including, without limitation, the Merger) and that the Board of Directors recommend that the shareholders of the Company approve and adopt the merger agreement and approve the Merger. The independent directors also discussed the establishment of a special committee of independent directors to address other acquisition proposals received during the “go-shop” period. Following this, Messrs. Longval, Gorder and Smith rejoined the meeting and were informed by the independent directors of their approval of the merger agreement and the guarantee, their recommendations to the Board of Directors and their desire to form a special committee to address acquisition proposals received during the “go-shop” period. After further discussion, the Board of Directors unanimously (i) determined that the merger agreement, the Merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of the Company and the shareholders of the Company; (ii) approved the merger agreement and the guarantee and the transactions contemplated thereby (including, without limitation, the Merger); (iii) resolved to recommend that the shareholders of the Company approve and adopt the merger agreement and approve the Merger; and (iv) established a special committee of the Board of Directors, consisting of Ms. Pepski, Ms. Rider, Mr. Giordano and Mr. Huggenberger, to work with Piper Sandler to solicit other acquisition proposals during the “go-shop” period, evaluate and review any other acquisition proposals, negotiate the terms of any other acquisition proposals, and recommend action to the full Board of Directors with respect to any other acquisition proposals. The Board of Directors also unanimously approved the forum selection bylaw amendment.
Later that evening, the parties executed the merger agreement, the equity commitment letter and the guarantee. At the time of the execution of the merger agreement, Altaris had not discussed with Intricon or its management the terms of any post-closing employment or equity participation for Intricon management.
On the following morning of February 28, 2022, before the opening of the stock market, Intricon issued a press release announcing the execution of the merger agreement.
The special committee met virtually with representatives of Piper Sandler and Blank Rome on March 6, 2022, March 13, 2022, March 20, 2022, March 27, 2022 and April 2, 2022 to be briefed by representatives of Piper Sandler on the status of their efforts to solicit other acquisition proposals. Other directors and Ms. Lutgen also attended these meetings but were asked to leave the meeting after the briefing to permit the special committee to meet in executive session with representatives of Piper Sandler and Blank Rome.
Since the execution of the merger agreement, in connection with the “go-shop” period provided for in the merger agreement (which expired at 11:59 p.m. Eastern Time on April 3, 2022), at the direction of the special committee, representatives of Piper Sandler communicated with 30 additional parties to gauge such parties’ interest in submitting an Acquisition Proposal. Of those 30 parties, ten were strategic acquirors, ten were portfolio companies of financial sponsors and ten were financial sponsors. Intricon executed confidentiality agreements with ten of the parties, all of whom received a management presentation slide deck and seven of whom requested and received a virtual meeting with members of senior management. None of the parties contacted made an Acquisition Proposal.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (1) determined that it is in the best interests of Intricon and its shareholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Intricon, the performance by Intricon of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement be submitted for approval and adoption, and that the Merger be submitted for approval, by the shareholders of the Company; and (4) resolved to recommend that Intricon shareholders approve and adopt the Merger Agreement and approve the Merger in accordance with the PBCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with Intricon management, Blank Rome LLP, its outside legal advisor, and Piper Sandler, the Company’s financial advisor. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by Intricon, the performance by Intricon of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that Intricon shareholders approve and adopt the Merger Agreement and approve the Merger in accordance with the PBCL:
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Attractive Value. The receipt of the Per-Share Merger Consideration in cash is likely to be more favorable to Intricon shareholders than the potential value that might result from other alternatives reasonably available to Intricon, including, but not limited to, the continued operation of Intricon on a stand-alone basis, due to the assessment of the following:

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Premium to Historic Trading Prices. The $24.25 per share purchase price represents the highest price that Parent is willing to pay and an approximately 39% premium to the closing price per share of Intricon common stock on February 25, 2022, the last full trading day before the announcement of the Merger Agreement; and

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Intricon’s Past Financial and Operating Performance. Since fiscal 2018, Intricon has experienced a period of inconsistent performance. The Company’s revenues for the fiscal years ended December 31, 2021, 2020, 2019 and 2018, were approximately $125.2 million, $102.8 million, $113.5 million, and $113.9 million, respectively;

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Business Considerations Affecting Intricon’s Performance. Intricon’s ability to achieve sustained, profitable growth has been and is affected by a number of factors, including, but not limited to: the risk factors set forth in Intricon’s Annual Report on Form 10-K for the year ended December 31, 2021; Intricon’s dependence on a material customer; the potential for supply chain interruptions and delays; Intricon’s ability to meet working capital requirements; Intricon’s ability to implement its business strategy and obtain the expected increases in operating efficiencies; anticipated trends in Intricon’s body-worn device markets; asbestos litigation; the effect of compliance with environmental protection laws and other government regulations; estimates of goodwill impairments and amortization expense of other intangible assets; estimates of asset impairment; the effects of changes in accounting pronouncements; and the effects of litigation and the amount of insurance coverage; as well as long-term macroeconomic trends in the maturing medical device market; increasing global competition from larger and better capitalized competitors; increasing industry consolidation and Intricon’s ability to develop new market channels for its products; negative trends in Intricon’s markets and Intricon’s inability over time to reverse these trends, the disadvantages faced by Intricon due to the significantly greater scale of its global competitors, the investments that would be required to build scale to address these challenges, and other efforts to build scale to generate the desired growth or returns, which in turn diminished confidence that future investments could resolve these issues;

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Opportunity to Receive Alternative Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The terms of the Merger Agreement contain the following provisions that permitted Intricon to solicit Alternative Proposals during a “go-shop” period and to receive unsolicited Alternative Proposals, as well as certain termination provisions, including:

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the right, pursuant to a 35-day “go-shop” period (or 45-day “go-shop” period, in case of certain bidders who made a Superior Proposal on or prior to April 3, 2022) that ended on April 3, 2022, to solicit alternative Acquisition Proposals from, and participate in discussions and negotiations with, Third Parties regarding any alternative Acquisition Proposals;

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the ability, under certain limited circumstances, after the No Shop Period Start Date, to furnish information to, and conduct negotiations with, Third Parties regarding bona fide Acquisition Proposals;

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Parent’s obligation to pay Intricon a termination fee of $6.0 million, if the Merger Agreement is terminated by Intricon due to any uncured breach of representations or covenants made by Parent or Merger Sub that causes a closing condition not to be met (following notice and an opportunity to cure); and

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Intricon’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of either (i) $3.0 million if the Merger Agreement is terminated before the No Shop Period Start Date, or (ii) $4.0 million in the case of any other such termination;

•	Required Shareholder Approval. The Merger Agreement and the Merger are subject to approval by Intricon shareholders, who are free to reject the Merger Agreement and the Merger;
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Receipt of Opinion from Piper Sandler. The opinion of Piper Sandler was delivered to the Board on February 27, 2022, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler, as described in its written opinion, the Per-Share Merger Consideration was fair, from a financial point of view, to the holders of Intricon common stock, as more fully described below under “—Opinion of Piper Sandler & Co.”, which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	Likelihood of Completion. The likelihood of completion of the Merger in light of the terms of the Merger Agreement and the closing conditions, including:
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the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Intricon’s representations and warranties, are generally subject to a materiality qualification;

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the ability of the parties to consummate the Merger, including the fact that Parent’s obligation to complete the Merger is not conditioned upon, nor limited by, the receipt of third-party debt financing or the completion of any marketing period;

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the fact that Parent has obtained committed equity financing for the transaction from the Altaris Funds sufficient to fund, together with cash on hand at Intricon, the aggregate purchase price required to be paid at the closing of the Merger, including the cash consideration required to be paid in connection with the Company Options and Company RSUs, as well as certain fees and expenses to be paid at the closing of the Merger, on the terms and subject to the conditions of the Merger Agreement; and

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the requirement that Parent pay a $6.0 million termination fee to Intricon if the Merger Agreement is terminated (i) by Intricon, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement that causes a closing condition not to be met (following notice and an opportunity to cure); or (ii) by Parent, because the closing of the Merger has not occurred by the Termination Date (as defined below) and at such time Intricon could have terminated the Merger Agreement due to Parent’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, and the fact that Parent obtained the Guarantee from the Altaris Funds in favor of Intricon, which guarantees Parent’s obligation to pay such termination fee; and

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Business Reputation of Altaris. The business reputation of Altaris and its affiliates and such affiliates’ management and financial resources support the conclusion that a transaction with affiliates of Altaris could be completed relatively quickly and in an orderly manner.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
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No Shareholder Participation in Potential Future Growth or Earnings. Intricon will no longer exist as an independent, publicly traded company, and shareholders will no longer participate in any future earnings or growth that Intricon may have and will not benefit from any potential future appreciation in value of Intricon;

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Effect of Failure to Complete the Merger. While Intricon expects that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and thus it is possible that the Merger may not be completed in a timely manner or at all. If the Merger is not completed in a timely manner or at all: (i) Intricon will have incurred significant risk and transaction and opportunity costs, including the potential adverse effect on Intricon’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on Intricon’s day-to-day operations and Intricon’s relationships with customers, suppliers and other third parties, (ii) the trading price of shares of Intricon common stock is likely to be adversely affected; and (iii) the market’s perceptions of Intricon’s competitive position and prospects could be adversely affected (see also “—Transaction Costs” below);

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Risk Associated with Equity Commitment and Guarantee. Parent and Merger Sub are newly formed entities with no assets, and Intricon will rely on the Equity Commitment Letter and Guarantee executed by the Altaris Funds in connection with Parent’s obligation to pay the aggregate Per-Share Merger Consideration or the Parent Termination Fee, if applicable, under the Merger Agreement;

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No Solicitation. Although Intricon would be able to perform a market check during the “go shop” period under the Merger Agreement, Intricon did not conduct a market-check process or solicit bids from a large group of potential interested parties prior to the execution of the Merger Agreement, and the terms of the Merger Agreement prohibit Intricon and its representatives from soliciting Third Parties after the No Shop Period Start Date, which could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to Intricon’s shareholders;

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Improvement in Intricon’s Prospects. The risk that Intricon’s prospects could change materially, including in ways beneficial to Intricon, but such change would not constitute an intervening event under the Merger Agreement that would entitle the Board to change its recommendation to Intricon’s shareholders, and the Per-Share Merger Consideration offered under the Merger Agreement is fixed regardless of such changes;

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Interim Restrictions on Business. The Merger Agreement imposes restrictions on the conduct of Intricon’s business prior to the consummation of the Merger, including the requirement that Intricon use commercially reasonable efforts to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Intricon from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Intricon might have pursued;

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Company Termination Fee. The possibility that Intricon will be required to pay Parent a termination fee under certain circumstances, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal, of either (i) $3.0 million if the Merger Agreement is terminated before the No Shop Period Start Date or (ii) $4.0 million, in the case of any other such termination;

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Parent Termination Fee. Intricon’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub, under certain circumstances, may be limited to receipt of the Parent Termination Fee of $6.0 million, and such reverse termination fee may be inadequate to compensate Intricon for the damage caused (and such termination fee is itself limited to Intricon’s termination of the Merger Agreement for Parent’s breach of its representations, warranties and covenants), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

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Taxable Consideration. The Merger will be a taxable transaction to Intricon’s shareholders (other than Rollover Shareholders in respect of their Rollover Shares) that are U.S. holders for U.S. federal income tax purposes and, therefore, such shareholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger;

•
Transaction Costs. Intricon will incur significant costs in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated), which may have a negative effect on its financial results;

•
Public Announcement of the Merger Agreement. The Merger may not be completed, and, in such case a public announcement of the execution of the Merger Agreement followed by the announcement of the termination of the Merger Agreement may have an adverse effect on Intricon’s sales, operating results and stock price, and Intricon’s ability to attract and retain key management and sales and marketing personnel;

•
Closing Conditions. The completion of the Merger would require the approval of Intricon’s shareholders and antitrust clearance in the United States, as well as the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect (as defined below) has occurred, which conditions are not entirely within Intricon’s control, and there can be no assurances that any or all such conditions will be satisfied;

•
Interests in the Merger. The fact that certain executive officers and directors of Intricon may have interests in the Merger that are different from, or in addition to, those of Intricon’s shareholders (see “—Interests of Intricon’s Directors and Executive Officers in the Merger”); and

•	Risk of Litigation. There is a risk of litigation arising in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.
The foregoing discussion of reasons for the recommendation to approve and adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to such factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of Piper Sandler & Co.
On February 27, 2022, Piper Sandler rendered its oral opinion to the Board of Directors (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated the same date) to the effect that, as of February 27, 2022, and based upon and subject to the various assumptions and limitations set forth therein, the Per-Share Merger Consideration was fair, from a financial point of view, to the holders of Intricon common stock.
The full text of the Piper Sandler written opinion dated February 27, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement. The Piper Sandler opinion addresses only the fairness, from a financial point of view, to the holders of Intricon common stock, of the Per-Share Merger Consideration. Piper Sandler’s opinion was directed to the Board of Directors in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any Intricon shareholder as to how such shareholder should act or vote with respect to the Merger or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.
In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:
•	reviewed and analyzed the financial terms of a draft labeled “Execution Copy” of the Merger Agreement;
•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;
•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to Piper Sandler by the Company;

•
conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as the Company’s business and prospects before and after giving effect to the Merger;

•
reviewed the current and historical reported prices and trading activity of Intricon common stock and similar information for certain other companies deemed by Piper Sandler to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other publicly-traded companies that Piper Sandler deemed relevant; and
•	reviewed the financial terms, to the extent available to Piper Sandler, of certain business combination transactions that Piper Sandler deemed relevant.
In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.
The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Board of Directors at a meeting held on February 27, 2022.
This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler or the Board of Directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 25, 2022, and is not necessarily indicative of current market conditions.
Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Sandler calculated enterprise value (“EV”) for each company (defined as the relevant company’s common equity value, plus book value of preferred stock, plus fair value of contingent consideration, plus debt, plus capital leases, less cash and cash equivalents, less investments in partnerships, and less short and long term investments (“net debt”), plus, where applicable, book value of non-controlling interests), including (a) EV for each publicly traded company, based on (I) the market value of the relevant company’s diluted common equity, using closing stock prices on February 25, 2022 and (II) the relevant company’s net debt as of such company’s most recently reported quarter end, (b) EV for each target business included in the merger and acquisition (“M&A”) transactions, based on (I) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies) or otherwise (II) the publicly announced EV for the target business at the time of announcement of the relevant M&A transaction and (c) implied per share value for the Company based on (I) diluted shares, calculated using the treasury stock method, of Intricon common stock (including options and restricted stock units) as of February 25, 2022, and (II) net debt as of December 31, 2021. Additionally, references to “EBITDA” are references to earnings before interest, tax, depreciation and amortization, adjusted for stock-based compensation and (i) in the case of the Company, includes adjustments for change in fair value of contingent consideration, acquisition related expenses, impairment loss, other operating expenses, executive transition expenses, system assessment fees and certain legal expenses and (ii) in the case of companies other than the Company, includes other non-recurring items, as applicable.
Selected Public Companies Analysis
Medical Manufacturing Companies—Business Profile
Piper Sandler reviewed, among other things, historical 2021 financial information for the Company, as well as projected financial data for the Company prepared by Intricon management for the year ending December 31, 2022, and compared such data to corresponding historical financial information and Wall Street consensus research estimates (“Consensus Estimates”) for the public companies that Piper Sandler considered to be in the medical manufacturing industry.
Piper Sandler selected the following companies:
•	Integer Holdings Corporation
•	Nolato AB
•	UFP Technologies, Inc.
For this selected medical manufacturing public companies analysis, Piper Sandler compared, among other things, the implied EV/EBITDA multiple for each of 2021 and 2022 for the Company, based on each of the closing price of Intricon common stock on February 25, 2022 (the “February 25th Closing Price”), and the Per-Share Merger

Consideration, to the corresponding multiple for the selected medical manufacturing public companies. The historical 2021 EBITDA for each of the Company and the selected public companies was based on historical financial information (if publicly available, otherwise based on Consensus Estimates), publicly available as of February 25, 2022. The projected 2022 EBITDA for (i) the Company was based on estimates provided to Piper Sandler by Intricon management and (ii) the selected public companies was based on Consensus Estimates publicly available as of February 25, 2022.
The analysis indicated the following implied multiples:
EV / EBITDA
	2021	2022
Maximum	15.4x	12.8x
75th Percentile	14.7x	12.7x
Mean	13.7x	11.3x
Median	13.9x	12.5x
25th Percentile	12.9x	10.5x
Minimum	11.8x	8.5x
The Company at the February 25th Closing Price ($17.42)	15.8x	10.5x
The Company at the Per-Share Merger Consideration ($24.25)	23.4x	15.6x
Based on this analysis, Piper Sandler noted that, with respect to the Company (i) based on the February 25th Closing Price, the EV/2021 EBITDA multiple was above the maximum percentile of implied EVs for the selected public companies and the EV/2022 EBITDA multiple was equal to the 25th percentile of implied EVs for the selected public companies and (ii) based on the Per-Share Merger Consideration, each of the EV/2021 EBITDA and the EV/2022 EBITDA multiples were above the maximum percentile of implied EVs for the selected public companies.
Piper Sandler then applied such multiples to the Company’s 2021 EBITDA and 2022 EBITDA in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per-share values using the balance sheet data and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for Intricon common stock, as compared to the Per-Share Merger Consideration, were as follows:
Implied Per-Share Value of Intricon Common Stock
EV/2021 EBITDA	$15.06-$15.27
EV/2022 EBITDA	$18.02-$19.65
Per-Share Merger Consideration	$24.25
Selected M&A Transactions Analysis
Medical Manufacturing Companies—Business Profile
Piper Sandler reviewed M&A transactions announced since January 1, 2014, involving those public and private target businesses that Piper Sandler considered to be in the medical manufacturing industry and for which Piper Sandler had access to sufficient financial information.
Based on these criteria, the following 28 transactions were selected:
Target	Acquiror	Date of Transaction Announcement
Resonetics, LLC	The Carlyle Group, Inc.	November 30, 2021
Medbio, Inc.	Protective Industries Inc. (subsidiary of Berwind Corporation)	November 22, 2021
Oscor Inc. (and certain affiliates)	Integer Holdings Corporation	October 29, 2021
International Rubber Products, Inc.	Integrated Polymer Solutions, Inc.	February 18, 2021
NN, Inc. (Life Sciences division)	MW Industries, Inc.	August 24, 2020
IWG High Performance Conductors, Inc.	Teleflex Incorporated	February 20, 2020

Target	Acquiror	Date of Transaction Announcement
Providien, LLC	Carlisle Companies Incorporated	October 21, 2019
Orchid Orthopedic Solutions, LLC	Nordic Capital Fund IX (affiliate of Nordic Capital Limited)	January 22, 2019
Avalign Technologies, Inc.	Linden Capital Partners LLC	December 28, 2018
Integer Holdings Corporation (AS&O business)	MedPlast, Inc.	May 3, 2018
Cadence, Inc.	Kohlberg & Company, L.L.C.	April 18, 2018
Paragon Medical, Inc.(1)	NN, Inc.	April 3, 2018
Spectrum Plastics Group, Inc.	AEA Investors LP	January 31, 2018
Cirtec Medical Systems, LLC	3i Group plc	July 5, 2017
Tecomet, Inc.	Charlesbank Capital Partners, LLC	May 1, 2017
Vention Medical, Inc. (Advanced Technologies business)	Nordson Corporation	February 20, 2017
Vention Medical, Inc. (Device Manufacturing Service business)	MedPlast Inc.	February 20, 2017
Specialty Silicone Fabricators, Inc.	Trelleborg AB	June 13, 2016
Marle International SAS	IK Investment Partners Limited	May 25, 2016
Alcoa, Inc. (Remmele Medical Operations business)	LISI SA	April 11, 2016
Creganna-Tactx Medical	TE Connectivity LTD.	February 2, 2016
Lake Region Medical, Inc.	Greatbatch, Inc.	August 27, 2015
Precision Engineered Products, LLC(1)	NN, Inc.	August 17, 2015
AdvancedCath Technologies, LLC	TE Connectivity LTD.	February 18, 2015
Precision Wire Components, LLC	Creganna-Tactx Medical	October 29, 2014
Symmetry Medical Inc. (OEM Solutions business)(1)	Tecomet Inc.	August 4, 2014
Avalon Laboratories, LLC	Nordson Corporation	August 4, 2014
Lake Region Medical, Inc.	Accellent Inc.	February 3, 2014
(1)	EV/FTM EBITDA data was not available.
For this selected medical manufacturing M&A transactions analysis, Piper Sandler compared, among other things, the implied EV/EBITDA multiple for the last twelve-month period for which financial information was publicly available (“LTM”) for the Company, to the corresponding multiple for each selected M&A transaction, as well as the implied EV/EBITDA multiple for the twelve month period immediately following the applicable LTM period (“FTM”) for the Company, to the corresponding multiple for each selected M&A transaction. Piper Sandler compared multiples for the Company to the corresponding multiple for each selected M&A transaction, based on each of the February 25th Closing Price and the Per-Share Merger Consideration. LTM EBITDA for (i) the Company was based on historical financial information for the LTM period ended December 31, 2021, and (ii) the target businesses in the selected M&A transactions were based on LTM historical financial information publicly available as of immediately prior to announcement of the relevant M&A transaction. FTM EBITDA for (i) the Company was based on estimates provided to Piper Sandler by Intricon management for the twelve month period ending December 31, 2022, and (ii) the target companies in the selected M&A transactions were based on Consensus Estimates or disclosure by the companies involved in the transactions available at the time of announcement of the relevant transaction.

This analysis indicated the following implied multiples:
EV / EBITDA
	LTM	FTM
Maximum	28.2x	20.0x
75th Percentile	15.6x	13.3x
Mean	14.0x	12.0x
Median	13.3x	11.4x
25th Percentile	11.2x	10.0x
Minimum	7.4x	6.9x
The Company at the February 25th Closing Price ($17.42)	15.8x	10.5x
The Company at the Per-Share Merger Consideration ($24.25)	23.4x	15.6x
Based on this analysis, Piper Sandler noted that, with respect to the Company (i) based on the February 25th Closing Price, the EV/LTM EBITDA multiple was above the 75th percentile of implied EVs for the selected M&A transactions and the EV/FTM EBITDA multiple was below the mean and median of implied EVs for the selected M&A transactions and (ii) based on the Per-Share Merger Consideration, both the EV/LTM EBITDA and the EV/FTM EBITDA multiples were above the 75th percentile of implied EVs for the selected M&A transactions.
Piper Sandler then applied such multiples to the Company’s LTM EBITDA and FTM EBITDA in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values using the balance sheet data and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for Intricon common stock, as compared to the Per-Share Merger Consideration, were as follows:
Implied Per Share Value of Intricon Common Stock
EV/LTM EBITDA	$14.74—$15.32
EV/FTM EBITDA	$18.19—$18.95
Per-Share Merger Consideration	$24.25
Medical Technology Companies—Financial Profile
Piper Sandler also reviewed M&A transactions announced since January 1, 2014, involving target businesses in the medical technology industry that Piper Sandler believed were comparable to the Company’s financial profile. Piper Sandler selected those transactions involving public or private medical technology businesses as targets that had (i) LTM revenue between $25 million and $250 million, (ii) FTM revenue growth between 10% and 30% and (iii) LTM EBITDA margin above 0% and for which Piper Sandler had access to sufficient financial information.
Based on these criteria, the following 23 transactions were selected:
Target	Acquiror	Date of Transaction Announcement
Medbio, Inc.	Protective Industries Inc. (which is owned by Berwind Corporation)	November 22, 2021
Oscor Inc. (and certain affiliates)	Integer Holdings Corporation	October 29, 2021
International Rubber Products, Inc.	Integrated Polymer Solutions, Inc.	February 18, 2021
Surgical Specialties Corporation	Corza Health, Inc.	January 29, 2021
IWG High Performance Conductors, Inc.	Teleflex Incorporated	February 20, 2020
Providien, LLC	Carlisle Companies Incorporated	October 21, 2019
Collagen Matrix, Inc.	Linden Capital Partners LLC	August 2, 2019
Cardiac Science Corporation	ZOLL Medical Corporation	June 11, 2019
Medical Instrument Development Laboratories, Inc.	HOYA Medical Singapore Pte. Ltd.	October 18, 2018
Clinical Innovations, LLC	EQT Partners AB	October 18, 2017
G&H Orthodontics, Inc.	Altaris Capital Partners, LLC	September 12, 2017

Target	Acquiror	Date of Transaction Announcement
Cirtec Medical Systems, LLC	3i Group plc	July 5, 2017
Fotona Holdings, LLC	Asia-Germany Industrial Promotion Limited	April 20, 2017
Vention Medical, Inc. (Advanced Technologies business)	Nordson Corporation	February 20, 2017
Angiotech Pharmaceuticals, Inc.	Vivo Capital LLC	December 19, 2016
Vascular Solutions, Inc.(1)(2)	Teleflex Incorporated	December 2, 2016
Specialty Silicone Fabricators, Inc.	Trelleborg AB	June 13, 2016
Smith & Nephew plc (Gynecology business)	Medtronic plc	May 18, 2016
Synergetics USA, Inc.	Valeant Pharmaceuticals International, Inc.	September 2, 2015
AdvancedCath Technologies, LLC	TE Connectivity LTD.	February 18, 2015
FH Orthopedics S.A.S	LBO France Gestion SAS	October 30, 2014
Avalon Laboratories, LLC	Nordson Corporation	August 4, 2014
AccessClosure, Inc.	Cardinal Health, Inc.	April 1, 2014
(1)	EV/FTM EBITDA data was not available.
(2)	EV/LTM EBITDA multiple was greater than 30.0x.
For this selected medical technology M&A transactions analysis, Piper Sandler compared, among other things, the implied EV/LTM EBITDA multiple for the Company, to the corresponding multiple for each selected M&A transaction, as well as the implied EV/FTM EBITDA multiple for the Company, to the corresponding multiple for each selected M&A transaction, based on LTM and FTM financial information as described above. Piper Sandler compared multiples for the Company to the corresponding multiple for each selected M&A transaction, based on each of the February 25th Closing Price and the Per-Share Merger Consideration.
This analysis indicated the following implied multiples:
EV / EBITDA
	LTM	FTM
Maximum	28.2x	24.4x
75th Percentile	18.0x	15.8x
Mean	15.9x	13.5x
Median	15.5x	12.8x
25th Percentile	11.9x	10.3x
Minimum	9.3x	7.7x
The Company at the February 25th Closing Price ($17.42)	15.8x	10.5x
The Company at the Per-Share Merger Consideration ($24.25)	23.4x	15.6x
Based on this analysis, Piper Sandler noted that, with respect to the Company (i) based on the February 25th Closing Price, the EV/LTM EBITDA multiple fell between the mean and median of implied EVs for the selected M&A transactions and the EV/FTM EBITDA multiple was below the mean and median of implied EVs for the selected M&A transactions and (ii) based on the Per-Share Merger Consideration, the EV/LTM EBITDA multiple was above the 75th percentile of implied EVs for the selected M&A transactions and the EV/FTM EBITDA multiple was above the mean and median of implied EVs for the selected M&A transactions.

Piper Sandler then applied such multiples to the Company’s LTM EBITDA and FTM EBITDA in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values using the balance sheet data and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for Intricon common stock, as compared to the Per-Share Merger Consideration, were as follows:
Implied Per Share Value of Intricon Common Stock
EV/LTM EBITDA	$16.65—$17.00
EV/FTM EBITDA	$20.10—$20.99
Per-Share Merger Consideration	$24.25
Discounted Cash Flows Analysis
Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical enterprise values for the Company based on the net present value of (i) projected unlevered after tax free cash flows from March 31, 2022 to December 31, 2026, discounted back to March 31, 2022, and (ii) a projected terminal value at December 31, 2026 calculated using terminal multiples ranging from 11.0x to 13.0x estimated calendar year 2026 EBITDA (based on estimates provided to Piper Sandler by Intricon management), discounted back to March 31, 2022. Piper Sandler noted that the median percentage of revenues represented by the largest customer of each of the 28 companies included in the “—Selected M&A Transactions Analysis—Medical Manufacturing Companies—Business Profile” was 21% and that based on estimates provided to Piper Sandler by Intricon management, revenues from the Company’s largest customer will represent approximately 61% of the Company’s revenues in fiscal year 2022. Accordingly, Piper Sandler noted that the range of terminal EBITDA multiples of 11.0x to 13.0x was consistent with (i) the 25th percentile and median EV/LTM EBITDA multiples and (ii) the mean and median EV/FTM EBITDA multiples observed in the “—Selected M&A Transactions Analysis—Medical Manufacturing Companies—Business Profile” described above. Piper Sandler also observed that such range of terminal multiples was consistent with the mean and median EV/2022 EBITDA multiples observed in the “—Selected Public Companies Analysis—Medical Manufacturing Companies—Business Profile” described above.
The after-tax free cash flows for each year, as well as the estimated calendar year 2026 EBITDA, were calculated based on estimates provided to Piper Sandler by Intricon management. Piper Sandler calculated the range of net present values for unlevered free cash flows for such periods, as well as the terminal value, based on a range of discount rates ranging from 12.1% to 14.1%, based on its estimation of the Company’s weighted average cost of capital using the capital asset pricing model, together with a size premium in order to derive a range of implied enterprise values for the Company. Piper Sandler then derived a range of implied per share values for Intricon common stock using estimated net debt as of March 31, 2022 (based on estimates provided to Piper Sandler by Intricon management) and diluted share information described above, which range was $24.49-$30.09. Piper Sandler observed that such range was above the Per-Share Merger Consideration of $24.25.
Other Information
Piper Sandler also noted for the Board of Directors the following additional information that was not relied upon in rendering its opinion, but was provided for informational purposes.
•
Historical Trading Analysis. Piper Sandler reviewed the historical closing prices and trading volumes for Intricon common stock over the one-year period ended February 25, 2022, which reflected low and high closing prices during such period ranging from $13.70 to $27.29 per share, as compared to the February 25th Closing Price of $17.42 and the Per-Share Merger Consideration of $24.25.

•
Premiums Paid Analysis. Piper Sandler reviewed publicly available information for selected completed M&A transactions to determine the implied premiums paid in such M&A transactions over recent trading prices of the relevant target companies at certain dates immediately prior to announcement of the relevant transaction. Piper Sandler selected M&A transactions announced since January 1, 2013, involving those public target companies with EVs greater than $50 million that Piper Sandler considered to be in the medical technology industry. Based on these criteria, Piper Sandler reviewed 60 M&A transactions and compared the implied premiums paid in those selected M&A transactions over certain time periods to the premium that would be paid to the holders of Intricon common stock based on the Per-Share Merger Consideration. Such range of implied premiums (i) based on the date one week prior to announcement of the relevant transaction indicated high, mean, median and low implied premiums of 94%, 34%, 28% and (11)%, respectively, for the selected M&A transactions, as compared to an implied premium represented by the Per-Share Merger Consideration of 49% and (ii) based on the date four weeks prior to announcement of the relevant transaction indicated high, mean, median and low implied premiums of 111%, 41%, 36% and (10)%, respectively, for the selected M&A transactions, as compared to an implied premium represented by the Per-Share Merger Consideration of 71%.
Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Board of Directors. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Sandler opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of the Company.
None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target businesses in the selected transactions and other factors that could affect the public trading values of such companies or transaction values of such businesses.
Piper Sandler performed its analyses for purposes of providing its opinion to the Board of Directors. Certain of the analyses performed by Piper Sandler were based upon financial projections of future results furnished to Piper Sandler by Intricon management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.
Piper Sandler’s opinion was one of many factors taken into consideration by the Board of Directors in making the determination to approve the Merger Agreement. While Piper Sandler provided advice to the Board of Directors during the Company’s negotiations with Altaris, Piper Sandler did not recommend any specific amount or type of consideration.
Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of Intricon management that the financial information provided to Piper Sandler was prepared on a reasonable basis in accordance with industry practice, and that Intricon management was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared in good faith based on assumptions reflecting the best currently available estimates and judgments of Intricon management as to the expected future results of operations and financial condition of the Company. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.
Piper Sandler relied, with consent of the Board of Directors, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of Intricon management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger Agreement.
In arriving at its opinion, Piper Sandler assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.
In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and Piper Sandler was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither the Company nor Parent was party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of Piper Sandler’s opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler expressed no opinion as to the price at which shares of Intricon common stock may trade following announcement of the Merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.
In connection with the delivery of this opinion, Piper Sandler was not requested to, and did not, (i) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction (except that Piper Sandler was requested by the Company to solicit expressions of interest by other parties with respect to a business combination with the Company pursuant to the “go-shop” provisions of the Merger Agreement, subsequent to the execution of the Merger Agreement), or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger. Subsequent to the delivery of its opinion, Piper Sandler advised the special committee of the Board of Directors as to certain aspects of the “go-shop” process and the solicitation of other acquisition proposals as more fully described above under “—Background of the Merger.”
Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Intricon common stock of the Per-Share Merger Consideration set forth in the Merger Agreement and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Per-Share Merger Consideration or any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by the holders of Intricon common stock in the Merger or with respect to the fairness of any such compensation.

Information about Piper Sandler
As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in the medical manufacturing, medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board of Directors selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the Merger on the basis of such experience and its familiarity with the Company.
Piper Sandler acted as exclusive financial advisor to the Company in connection with the Merger and will receive a fee, currently estimated to be approximately $4.3 million, from the Company, which is contingent upon the consummation of the Merger, except for $500,000 of such fee which will be paid to Piper Sandler for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Sandler’s opinion. The Company has also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with its services. Piper Sandler previously provided financial advisory services to an entity affiliated with Parent in connection with acting as financial advisor to such affiliate in its acquisition of Solesis, Inc., in 2021, for which Piper Sandler received a fee of approximately $1.5 million. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of the Company and entities affiliated with Parent for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which Piper Sandler would expect to receive compensation.
Management Projections
Although Intricon has in the past publicly issued limited short-term guidance concerning ranges of revenue, Intricon does not, as a matter of course, publicly disclose long-term forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections. However, Intricon is including certain previously nonpublic unaudited prospective financial information prepared by its management for the calendar years 2022 to 2026 (“Management Projections”), as well as certain historical financial information (“Historical Information”), in order to provide Intricon shareholders with access to information that was made available to the Board of Directors in connection with its evaluation of the Merger. The Management Projections and Historical Information (except as set forth below) were presented to the Board of Directors on February 27, 2022 in connection with the Board of Directors’ consideration of the proposal received by Intricon from Altaris.
The following table presents the Historical Information and Management Projections:
	Historical Information(1)			Management Projections
($ in millions)	2019A	2020A	2021A	2022P	2023P	2024P	2025P	2026P
Revenue	$113	$103	$125	$144	$164	$184	$202	$229
Cost of Goods Sold	83	77	94	105	119	133	145	162
Gross Profit	$31	$26	$31	$39	$45	$51	$57	$66
Total Operating Expenses	33	29	31	34	37	40	42	46
Operating Income (Loss)	$(2)	$(3)	$0	$5	$8	$11	$15	$21
Net Income (Loss)	$(4)	$(2)	$0	$4	$7	$10	$14	$20
Adjusted EBITDA(2)	$7	$7	$9	$14	$17	$22	$26	$33
Unlevered Free Cash Flow(3)	$(9)	$(2)	$(3)	$8	$(3)	$8	$12	$15
Growth and Margins
Total Revenue Growth (%)	—	(9)%	22%	15%	14%	12%	10%	13%
Gross Margin (%)	27%	25%	25%	27%	27%	28%	28%	29%
Operating Margin (%)	(2)%	(3)%	0%	3%	5%	6%	7%	9%
Adjusted EBITDA Margin (%)	6%	7%	7%	9%	11%	12%	13%	14%
Adjusted EBITDA Growth (%)	—	7%	25%	51%	27%	25%	20%	26%
(1)	Represents actual results for the fiscal years ended December 31, 2019, 2020 and 2021.

(2)
Adjusted EBITDA is a non-GAAP financial measure that represents earnings before interest, tax, depreciation and amortization, adjusted for stock-based compensation, change in fair value of contingent consideration, acquisition related expenses, impairment loss, one-time restructuring expenses, executive transition expenses, system assessment fees, certain one-time legal expenses and other non-operating gains and losses such as the relief funds received from Singaporean government in relation to the ongoing pandemic. Adjusted EBITDA does not exclude public company costs.

(3)
Unlevered Free Cash Flow is a non-GAAP financial measure that represents post tax operating income, plus depreciation and amortization, (increase)/decrease in working capital, less capital expenses. Unlevered Free Cash Flow for the years ended December 31, 2019, 2020 and 2021 was not part of the presentation to the Board of Directors on February 27, 2022.

Management Projections were developed by Intricon management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, or any changes to Intricon’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Management Projections are based on a number of assumptions which include, but are not limited to organic growth (i.e. no acquisitions); continued investments across Intricon’s businesses consistent with strategic initiatives; stable carrier economics and revenue sharing arrangements in the United States; anticipated carrier economics and revenue sharing arrangement in Intricon’s developing businesses outside of the United States; and no material fluctuations in interest rates and income taxes. Management Projections were based on information known to management as of early February, 2022. In the view of Intricon management, the Management Projections have been reasonably prepared by Intricon management on bases reflecting the best currently available estimates and judgments of Intricon management of the future financial performance of Intricon at the time of the presentation to the Board of Directors and other matters covered thereby.
Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by Intricon management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Intricon’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Intricon’s control. The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, Intricon’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Intricon’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Management Projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Intricon’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that Intricon, Piper Sandler, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Intricon or any other person regarding the Management Projections or Intricon’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Intricon contained in Intricon’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, shareholders are cautioned not to place undue, if any, reliance on the Management Projections.
The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. At the direction of Intricon management, the non-GAAP financial measures used in the Management Projections were relied upon by Piper Sandler for purposes of its opinion and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Accordingly, Intricon has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Intricon may not be comparable to similarly titled amounts used by other companies. Neither Intricon’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
The summary of the Management Projections is included solely to give shareholders access to the information that was made available to the Board of Directors, Piper Sandler, Altaris, and is not included in this proxy statement in order to influence any shareholder to make any investment decision with respect to the Merger.
In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Intricon does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Interests of Intricon’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of shareholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be approved and adopted, and the Merger be approved, by shareholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.
Special Committee Fees
Each of the members of the Special Committee, consisting of Mr. Giordano, Mr. Huggenberger, Ms. Pepski and Ms. Rider, non-employee directors who are not Rollover Shareholders or otherwise interested in the Merger, received a one-time fee of $2,000 for their services on the Special Committee.
Rollover Agreement
IIN Holdings, the Company and the directors and officers listed below, referred to as the “Rollover Shareholders,” entered into a Rollover Agreement, pursuant to which immediately prior to the Effective Time, the Rollover Shareholders will contribute to IIN Holdings the number of shares of Intricon common stock listed below, referred to as the “Rollover Shares,” and, in exchange for such Rollover Shares, IIN Holdings will issue to the Rollover Shareholders the number of Class A units of IIN Holdings set forth below.
Name/Title of Rollover Shareholder	Number of Rollover Shares	Value of Rollover Shares Based on Per- Share Merger Consideration	Number of Class A Units to be Issued for Rollover Shares	Value of Class A Units to be Issued for the Rollover Shares
Scott Longval, President, Chief Executive Officer and a Director	20,619	$500,011	500,011	$500,011
Michael P. Geraci, Senior Vice President, Sales and Marketing	4,124	$100,007	100,007	$100,007
Mark Gorder, Director	103,093	$2,500,005	2,500,005	$2,500,005
Total	127,836	$3,100,023	3,100,023	$3,100,023
Arrangements with Parent or its Affiliates
On March 9, 2022, Mr. Philip I. Smith, the Chairman of our Board of Directors, was appointed as a director of Trean Insurance Group, Inc., a publicly-held company. Altaris beneficially owns approximately 47% of the outstanding common stock of Trean Insurance Group, Inc. as of March 21, 2022.

As of the date of this proxy statement, other than with respect to the Rollover Agreement and other than as set forth in this proxy statement, none of our directors or executive officers has entered into any agreement or any arrangement with Parent or any of its affiliates regarding board service, employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates or otherwise provide any financing with respect to the Merger.
Continued Employment of Executive Officers; Retention of Certain Directors
The Company’s executive officers as of the Effective Time are expected to continue to serve as officers of the Surviving Corporation and to continue to receive their salary and benefits. Under the Merger Agreement, for a period of 12 months after the Effective Time, Parent has agreed to provide each employee who continues with the Surviving Corporation base salary or wages, annual cash bonus incentive opportunity and certain benefits at least as favorable as provided prior to the Effective Time.
Scott Longval, the President and Chief Executive Officer of the Company, who served as a member of the Company’s Board of Directors as of the date of the Merger Agreement and who currently serves as a member of the Company’s Board of Directors, and Philip I. Smith, who served as a member and as Chairman of the Company’s Board of Directors as of the date of the Merger Agreement and also currently serves as a member and as Chairman of the Company’s Board of Directors, will each be appointed to serve on the Board of Managers of IIN Holdings, an affiliate of Parent, following the consummation of the Merger. Mr. Smith will also be appointed to serve as Chairman of the Board of Managers of IIN Holdings following the consummation of the Merger, and it is expected that Mr. Smith (as well as other non-employee members of the Board of Managers of IIN Holdings) will receive compensation for his service as a member of the Board of Managers of IIN Holdings following the consummation of the Merger, although no specific type or amount of compensation has been discussed or agreed upon to date.
Insurance and Indemnification of Directors and Executive Officers
The Merger Agreement provides that, during the six-year period commencing at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each current or former director, manager or officer of Intricon or any of its subsidiaries, or “Indemnified Party,” to the fullest extent that Intricon would have been permitted to do so under applicable law, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of Intricon or any of its subsidiaries or, while a director, manager or officer of Intricon or any of its subsidiaries, is or was serving at the request of Intricon or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the organizational documents of the Surviving Corporation will contain, and Parent will cause such organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Intricon and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the organizational documents of Intricon as in effect on the date of the Merger Agreement.
The Merger Agreement also provides that each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such legal proceeding from each of Parent and the Surviving Corporation (without duplication); provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the PBCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.
In addition, the Surviving Corporation is obligated to either (i) maintain, and Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies of Intricon, or (ii) purchase a six-year “tail” policy on terms and conditions substantially equivalent to the current policies and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation will not be required to pay an annual premium in excess of 250% of the last annual premium paid by Intricon (“Maximum Premium”). If Intricon’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or if the “tail” policy would exceed the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a “tail” policy, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the current directors’ and officers’ liability insurance policies of Intricon.
For more information, please see the section of this proxy statement captioned “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Indemnification and Insurance.”
Potential Payments at or Following a Change in Control
Treatment of Company Options and Company RSU Awards
The Company from time to time has granted Company Options and Company RSUs under its 2006 Equity Incentive Plan, as amended, and Amended and Restated 2015 Equity Incentive Plan, as amended.
Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable (if unvested) effective immediately prior to the Effective Time and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Intricon common stock underlying such Company Option, multiplied by (ii) the excess of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option, subject to any required withholding of taxes.
Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested (with performance-based Company RSUs vesting at the applicable target level), effective immediately prior to the Effective Time, and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Intricon common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, subject to any required withholding of taxes.
Treatment of Intricon Employee Stock Purchase Plan
As required by the Merger Agreement, (i) the Company ESPP was suspended as of the end of the subscription period ending March 31, 2022, such that no contributions may be made by participating employees under the Company ESPP after the end of such subscription period and (ii) the Company returned any remaining payroll deductions not used to purchase shares of Intricon common stock as of the end of such subscription period. The Company ESPP will terminate immediately prior to the Effective Time.
Employment Agreements with Executive Officers
We have entered into employment agreements with Messrs. Longval, Geraci and Gonsior and Ms. Lutgen, our current executive officers, that could result in the payment of compensation and benefits to such officers following a change in control.
In the event that (i) there occurs a “change in control” (as defined in the employment agreements) and (ii) the executive’s employment is involuntarily terminated within one year afterwards, the executive will be entitled to payment of the executive’s base salary for one year (two years for Mr. Longval) in a lump sum and continuation of medical benefits for a period of one year (eighteen months for Mr. Longval) at active employee rates. The Merger will constitute a “change in control” for purposes of the employment agreements.
“Involuntarily termination” means:
•	any termination of the employment of the executive by the Company other than for cause, death or disability; or
•	any termination of employment of the executive by the executive following:
•	a material diminution in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;
•	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report;
•	a material diminution in the budget over which the executive retains authority;
•
a material change in the principal geographic location at which the executive must perform the services, unless, in the case of Mr. Longval and Ms. Lutgen, such change reduces the length of the executive’s commute (measured either in time or miles); or

•	any other action or inaction that constitutes a material breach by the Company under the agreement.
With respect to any termination by the executive pursuant to the foregoing, the executive shall have first provided notice to the Company of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given the Company a period of 30 days during which we may remedy the condition and the Company shall have failed to do so during such period.
The employment agreement with Ms. Lutgen provides for a transaction bonus of $20,000 upon completion of the Merger. The employment agreements also provide that, in the sole and absolute discretion of the Board of Directors, in the event there occurs a change of control followed by the executive’s involuntary termination, the Company may elect to pay the executive a prorated amount of the bonus that the executive would have been entitled to receive for the year in which the executive was terminated.
The executive is entitled to have transferred to him or her any Company paid life insurance policies or disability policy on the executive (if the policy so permits) upon payment by the executive to the Company of any cash surrender value of any such life insurance policies, and the executive shall then assume sole responsibility for payment of premiums on such policies. The Company does not currently maintain any individual life insurance policies for executives, and there is no cash surrender value associated with the disability policies for executives.
Separation Agreement
The Company’s former Chief Financial Officer, Ellen Scipta, resigned from employment with the Company effective October 29, 2021. In connection with her resignation, Ms. Scipta entered into a separation agreement and general release of claims with the Company, dated November 14, 2021 (the “Separation Agreement”). The Separation Agreement provides that Ms. Scipta is entitled to (i) cash severance payments totaling $380,000, to be paid in 26 consecutive equal installment payments of $14,615.39 in accordance with standard payroll practices (less applicable withholdings); (ii) up to $10,000 for outplacement services, (iii) vesting of 15,251 previously granted time-based Company RSUs (less applicable withholdings) and (iv) continuation of 1,326 previously granted performance-based Company RSUs (subject to vesting upon achievement of targets under the award or if earlier, a change in control). The separation agreement also contains a release of claims against the Company and related parties and a mutual non-disparagement provision. Per the terms of the Separation Agreement, the Company agreed not to enforce Ms. Scipta’s noncompete and nonsolicit obligations in her employment agreement with the Company, provided that she does not breach her other employment agreement obligations, including confidentiality. The only compensation payable to Ms. Scipta in connection with the change in control is the acceleration of vesting of her outstanding performance-based RSUs upon the change in control.
Quantification of Potential Payments to Intricon Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Intricon’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.
The table below assumes that: (i) the Effective Time of the Merger will occur on May 24, 2022; (ii) the employment of Messrs. Longval, Geraci and Gonsior and Ms. Lutgen will be terminated immediately following the Effective Time of the Merger in a manner entitling the executive to receive the severance benefits described in the section of this proxy statement captioned “—Potential Payments at or Following Change in Control”; (iii) no named executive officer becomes entitled to additional compensation or benefits or equity awards prior to the Effective Time of the

Merger; and (iv) the board of directors of the Surviving Corporation does not elect to pay a prorated amount of the bonus that the executive would have been entitled to receive for 2022.
Pursuant to applicable proxy disclosure rules, the value of the equity awards below is equal to the number of shares covered by the applicable Company Option that is being cancelled or Company RSUs that are accelerating, multiplied by the Per-Share Merger Consideration (minus the applicable per share exercise price for any Company Options). The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Effective Time of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger.
As described in the footnotes to the amounts shown in the table below, the cash payments to Messrs. Longval, Geraci and Gonsior and Ms. Lutgen and the benefits that may be provided to them are conditioned on the occurrence of both the Merger, as well as such executive’s qualifying termination of employment (a “double-trigger” basis), and the other amounts in the table are conditioned only upon the occurrence of the Merger (a “single-trigger” basis).
Golden Parachute Compensation
Name	Cash ($)(1)(2)	Equity ($)(1)(3)	Perquisites/ Benefits ($)(1)(4)	Total ($)
Scott Longval President and Chief Executive Officer	1,000,000	2,643,284	$20,956	3,664,240
Michael P. Geraci Senior Vice President, Sales and Marketing	281,000	933,010	9,613	1,223,623
Dennis L. Gonsior Senior Vice President, Global Operations	272,000	1,328,934	10,408	1,611,342
Annalee Lutgen Interim Chief Financial Officer	210,000	209,863	34,975	454,838
Ellen Scipta Former Chief Financial Officer	—	32,156	—	32,156
(1)
The conditions under which each of these payments and benefits are to be provided are described in more detail above in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.”

(2)
The amounts in the cash column assumes the involuntary termination of the executive’s employment following the closing of the Merger as described in more detail in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.” The amount for each named executive officer represents continued salary for two years for Mr. Longval and one year for Messrs. Geraci and Gonsior and Ms. Lutgen. The amount in the cash column for each named executive officer assumes the board of directors of the Surviving Corporation does not elect to pay a prorated amount of the bonus that the executive would have been entitled to receive for 2022. Had such amount been paid, the following additional cash amounts would have been included: $128,485, $41,262 and $39,940 for Messrs. Longval, Geraci and Gonsior, respectively, and $30,836 for Ms. Lutgen.

(3)
The amounts listed in this column represent the accelerated vesting that each named executive officer may become entitled to receive with respect to his or her equity awards as a result of accelerated vesting of their respective equity awards, as described in more detail in the section of this proxy statement captioned “—Potential Payments at or Following a Change in Control.” The amounts in this column include the following components:

Name	Options (#)(2)	Options ($)	RSUs (#)	RSUs ($)	PRSUs (#)(3)	PRSUs ($)	Total ($)
Scott Longval	48,000	823,200	52,664	1,277,102	22,391	542,982	2,643,284
Michael Geraci	34,000	613,880	9,139	221,621	4,021	97,509	933,010
Dennis Gonsior	48,000	823,200	13,970	338,773	6,885	166,961	1,328,934
Annalee Lutgen	2,267	38,924	4,778	115,867	2,271	55,072	209,863
Ellen Scipta	—	—	—	—	1,326	32,156	32,156
(4)
The amounts in this column represent the Company paid portion of health care premiums which each named executive officer may become entitled to assuming the involuntary termination of the executive’s employment following the closing of the Merger as described in more detail in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control.” The amount for each named executive officer assumes that the named executive officer elects COBRA coverage and continues paying the active employee portion of the premium. In the case of Ms. Lutgen, also includes a $20,000 bonus under her employment agreement payable upon completion of the Merger.

Equity Awards Held by Intricon’s Executive Officers and Non-Employee Directors
At the Effective Time of the Merger, each Company Option and Company RSU held by our executive officers and non-employee directors will receive the treatment described in the section of this proxy statement captioned “—Treatment of Company Options and Company RSUs.”
Equity Interests of Intricon’s Executive Officers and Non-Employee Directors
The following table sets forth the number of shares of Intricon common stock and the number of shares of Intricon common stock underlying equity awards held by each of Intricon’s executive officers and non-employee directors that were outstanding as of April 12, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement. Such numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. However, such numbers take into account the vesting of equity awards that may become vested on or prior to May 24, 2022. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per-Share Merger Consideration (minus the applicable per share exercise price for any Company Options). No additional shares of Intricon common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.
Name	Shares (#)(1)	Shares ($)	Options (#)(2)	Options ($)	RSUs (#)(3)	RSUs ($)	PRSUs (#)(4)	PRSUs ($)	Total ($)
Scott Longval	64,172	1,556,171	48,000	823,200	52,664	1,277,102	22,391	542,982	4,199,455
Michael Geraci	35,767	867,350	34,000	613,880	9,139	221,621	4,021	97,509	1,800,360
Dennis Gonsior	55,204	1,338,697	48,000	823,200	13,970	338,773	6,885	166,961	2,667,631
Annalee Lutgen	2,653	64,335	2,267	38,924	4,778	115,867	2,271	55,072	274,198
Nicholas A. Giordano	113,092	2,742,481	—	—	1,833	44,450	—	—	2,786,931
Mark S. Gorder	350,658	8,503,456	113,250	2,058,900	23,051	558,987	—	—	11,121,343
Raymond O. Huggenberger	9,321	226,034	—	—	1,833	44,450	—	—	270,484
Kathleen P. Pepski	3,397	82,377	—	—	189	4,583	—	—	86,960
Heather D. Rider	7,096	172,078	—	—	2,025	49,106	—	—	221,184
Philip I. Smith	14,161	343,404	10,000	164,332	2,166	52,526	—	—	560,262
Ellen Scipta	—	—	—	—	—	—	1,326	32,156	32,156
(1)
Represents shares of Intricon common stock beneficially owned, including shares issuable under Company RSUs that will vest on or prior to May 24, 2022, less in the case of executive officers, an estimated number of shares withheld to satisfy tax withholding obligations, but excluding shares issuable upon exercise of Company Options or RSUs that vest after May 24, 2022. In the case of Messrs. Longval, Geraci and Gorder, also includes the value of Rollover Shares. In the case of Mr. Gorder, includes 5,000 shares owned by his spouse, as to which Mr. Gorder disclaims beneficial ownership.

(2)	Represents shares of Intricon common stock issuable upon exercise of Company Options. All Company Options are vested and are included in this column.
(3)	Represents shares of Intricon common stock issuable under RSUs that vest after May 24, 2022.
(4)	Represents shares of Intricon common stock issuable under PRSUs vesting at target.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
We anticipate that the total amount of funds necessary to pay the Per -Share Merger Consideration in respect of shares of Intricon common stock (other than Rollover Shares) outstanding at the Effective Time of the Merger, to pay the consideration in respect of Company Options and Company RSUs in accordance with the Merger Agreement, and to pay the fees and expenses of Intricon required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $246.0 million.
Equity Financing
Pursuant to the Equity Commitment Letter, the Altaris Funds, severally and not jointly, have agreed to provide Parent with an equity commitment of up to $245.0 million which is sufficient to fund, together with cash on hand at Intricon:

(i) the aggregate purchase price required to be paid at the closing of the Merger, (ii) the cash consideration required to be paid in connection with the Company Options and Company RSUs, and (iii) costs, fees and expenses of Intricon required to be paid by Parent, Merger Sub or, after the closing, the Surviving Corporation in connection with the Merger.
The Equity Commitment Letter provides, among other things, that Intricon is an express third-party beneficiary thereof with respect to enforcing Parent’s right to cause the equity commitment under the Equity Commitment Letter by the Altaris Funds to be funded to Parent in order to consummate the Merger, if, and only if, each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 6.1 and 6.3 of the Merger Agreement have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the prior or substantially concurrent satisfaction of such conditions).
In addition, if (i) all of the conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement have been satisfied (other than those which, by their nature, are to be satisfied at the closing, but subject to their satisfaction at the closing) and (ii) Intricon has irrevocably confirmed in writing that (A) all of the conditions set forth in Sections 6.1 and 6.2 of the Merger Agreement have been satisfied (other than those which, by their nature, are to be satisfied at the closing) or will be waived by Intricon if the equity financing is funded, (B) Intricon is prepared to consummate the closing and stands ready, willing and able to consummate the closing and (C) if specific performance is granted and the equity financing is funded, then the closing of the Merger would occur, then Intricon is entitled to seek and obtain specific performance (either directly against the applicable Altaris Fund and/or through a claim against Parent) of such Altaris Fund’s obligation to fund the Equity Commitment. The Equity Commitment Letter may not be amended or otherwise modified without the prior written consent of Parent, the Altaris Funds and Intricon (as a third-party beneficiary thereof).
Guarantee
Pursuant to the Guarantee, the Altaris Funds have agreed to guarantee, severally and not jointly, the payment of the Parent Termination Fee of $6.0 million, if and when the Parent Termination Fee is payable pursuant to the Merger Agreement, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Intricon, as specified in the Merger Agreement. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.”
Subject to specified exceptions, the Guarantee will terminate upon the earliest of:
•	the closing of the Merger;
•
120 days after the Merger Agreement is validly terminated in accordance with its terms (such 120th day, the “Final Date”), unless any claim for payment under the Guarantee is asserted by Intricon prior to the Final Date, in which case the Guarantee will terminate immediately and with no further obligations of any Altaris Fund upon the final resolution of all such claims and the payment to Intricon of all amounts (if any) finally determined (and not subject to any appeal) by a court of competent jurisdiction or agreed in writing by the parties thereto to be owing thereunder by or on behalf of the Altaris Funds;

•	the performance in full of all of the Guaranteed Obligations; and
•
at the election of the Altaris Funds, at any time when Intricon asserts in writing or in any proceeding before a governmental entity (i) that certain provisions of the Guarantee are illegal, invalid or unenforceable in whole or in part, (ii) that any Altaris Fund is liable thereunder in excess of its maximum guarantor percentage of any Guaranteed Obligation, or (iii) any other claim of any kind whatsoever, whether at law or in equity, arising under or in connection with the Guarantee, the Equity Commitment Letter, the Merger Agreement or any other agreement or instrument delivered in connection therewith, against the Altaris Funds, except for certain permitted claims.

Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Approval and Adoption of the Merger Agreement and Approval of the Merger—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions, or such other time agreed to in writing by Parent and Intricon.

Dissenters’ Rights in the Merger
Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the PBCL. The term “fair value” in this instance means the value of a share of Intricon common stock immediately before the day of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.
Intricon shareholders are entitled to dissenters’ rights in connection with the Merger.
Set forth below is a summary of the terms under the PBCL, describing the steps that must be taken in order to exercise dissenting shareholder rights. Any Intricon shareholder considering exercising the shareholder’s right to dissent from the proposed action and receive the fair value of such holder’s shares should read both this summary and the full text of the law, which is attached hereto as Annex C. Written notices or demands that are required concerning the exercise of dissenters’ rights should be sent to Intricon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112, Attention: Chief Financial Officer or at such other address as may be indicated in subsequent instructions related to the exercise of such rights.
Any Intricon shareholder who wishes to dissent and exercise rights to an appraisal must:
•
file a written notice of intention to demand payment of the fair value of his or her shares (if the Merger is completed), prior to the vote of shareholders on the approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting;

•	make no change in the shareholder’s beneficial ownership of stock from the date of the written notice through the day of the Merger; and
•	not vote his or her stock for the approval and adoption of the Merger Agreement and approval of the Merger.
Voting in favor of the approval and adoption of the Merger Agreement and approval of the Merger constitutes a waiver of dissenters’ rights of appraisal. Further, neither a proxy marked against the approval and adoption of the Merger Agreement and approval of the Merger nor a vote at the Special Meeting against the approval and adoption of the Merger Agreement and approval of the Merger satisfies the necessary written notice of intention to dissent. A separate written notice must be filed with Intricon prior to the vote of shareholders on the approval and adoption of the Merger Agreement and approval of the Merger, as described above.
If the Merger Agreement is approved and adopted and the Merger is approved by the required vote of shareholders, Intricon will mail a notice to all dissenters who gave due notice of intention to demand payment of fair value and who did not vote for the approval and adoption of the Merger Agreement and approval of the Merger. The notice will state where and when the dissenting shareholder must deliver a written demand for payment and where certificates for stock should be deposited in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.
Any dissenting Intricon shareholder who wishes to exercise appraisal rights must take each step in the indicated order and in strict compliance with the statute to preserve dissenters’ rights. Any such shareholder who fails to follow the steps will lose his or her right to dissent and will, instead, receive the PerShare Merger Consideration.
Promptly after the Merger, the Surviving Corporation will send dissenters, who have timely filed the demand for payment and deposited their stock certificates (if certificated), the amount that the Surviving Corporation estimates to be the fair value of the stock. The remittance or notice will be accompanied by:
•
a closing balance sheet and statement of income of Intricon for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•	a statement of the Surviving Corporation’s estimate of the fair value of Intricon common stock; and
•	a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If a dissenting shareholder believes that the amount stated or remitted by the Surviving Corporation is less than the fair value of the stock, the dissenter may send an estimate of the fair value of the stock to the Surviving Corporation. If the Surviving Corporation remits payment of the estimated value of a dissenter’s stock and the dissenter does not file his or her own estimate within 30 days after the Surviving Corporation mailed its remittance, the dissenter will be entitled to no more than the amount remitted by the Surviving Corporation.
If any demands for payment remain unsettled within 60 days after the latest to occur of: (1) the Merger, (2) the timely receipt of any shareholder demands for payment, or (3) the timely receipt of any estimates by dissenters of the fair value, then the Surviving Corporation may file an application in the Court of Common Pleas of Montgomery County requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, will be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.
If the Surviving Corporation fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim may file an application in the name of Intricon at any time within the 30-day period after the expiration of the 60-day period and request that the Montgomery County Court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so will be paid the Surviving Corporation’s estimate of the fair value of the common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the court finds fair and equitable.
The costs and expenses of any valuation proceedings in court, including the reasonable compensation and expenses of any appraiser appointed by the court to recommend a decision on the issue of fair value, will be determined by the court and assessed against Intricon except that any part of the costs and expenses may be apportioned and assessed by the court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious or in bad faith. In addition, dissenting shareholders generally will be responsible for their own costs and expenses, including, without limitation, the fees and expenses of their own legal counsel and experts.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Intricon common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary also does not address tax consequences to Rollover Shareholders of their contribution of Rollover Shares to IIN Holdings in exchange for equity interests thereof. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to Intricon shareholders who hold their shares of Intricon common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to Intricon shareholders in light of their particular circumstances. For example, this discussion does not address:
•
tax consequences that may be relevant to Intricon shareholders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through or disregarded entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through or disregarded entity); insurance companies; mutual funds; governmental organizations; dealers or brokers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; foreign pension funds and their affiliates; entities subject to the U.S. anti-inversion rules; certain U.S. expatriates or former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Intricon common stock (by vote or value);
•	tax consequences to Intricon shareholders holding their shares of Intricon common stock through an “individual retirement account” (IRA), “Roth IRA,” or other tax-deferred account;
•	tax consequences to Intricon shareholders holding their shares of Intricon common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	tax consequences to Intricon shareholders whose shares of Intricon common stock constitute qualified small business stock within the meaning of Section 1202 of the Code;
•
tax consequences to Intricon shareholders that received their shares of Intricon common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	tax consequences to Rollover Shareholders who will own an equity interest in IIN Holdings following the Merger;
•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•
tax consequences to Intricon shareholders who hold their Intricon common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;
•
tax consequences to Intricon shareholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Intricon common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, as a result of the Merger; or
•	any state, local or non-U.S. tax consequences as a result of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Intricon common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of Intricon common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Intricon common stock surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares of Intricon common stock acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Intricon common stock. A U.S. Holder’s gain or loss on the disposition of shares of Intricon common stock will generally be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Intricon common stock that is, for U.S. federal income tax purposes, not a U.S. Holder.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of shares of Intricon common stock pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder, provided that certain specified conditions are met; or

•
Intricon is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Intricon common stock (the “Relevant Period”) and, if shares of Intricon common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of Intricon common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a Intricon shareholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the

U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Although the Code provides that FATCA withholding generally also will apply to payments of gross proceeds from sales or other dispositions of Intricon common stock, the U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to such gross proceeds. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
You are encouraged to consult with your own tax advisors regarding the possible implications of FATCA on the disposition of Intricon common stock pursuant to the Merger.
You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.
Regulatory Approvals Required for the Merger
General
Intricon and Parent have agreed to, as promptly as practicable, make any filings required or advisable in order to obtain necessary approvals for the Merger under applicable antitrust laws. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign), as applicable.
HSR Act; U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period for the HSR Act has expired or been terminated. The waiting period under the HSR Act is 30 calendar days unless terminated earlier or extended by a request for additional information and documentary material. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until Intricon and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the waiting period has expired or been terminated in the U.S. Intricon and Altaris Health Partners V, L.P. made the necessary filings with the FTC and the Antitrust Division of the DOJ on March 11, 2022, and the waiting period under the HSR Act expired at 11:59 pm on April 11, 2022. The Merger Agreement provides that Intricon, Parent and Merger Sub will use commercially reasonable efforts to obtain regulatory clearance, including, to the extent necessary, to obtain clearance of the Merger pursuant to the HSR Act and any other antitrust laws applicable to the Merger; provided, however, that Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order (as defined in the Merger Agreement) challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust law, which would have the effect of preventing or delaying the closing beyond the Termination Date (as defined below); provided, however, that neither the Parent nor Merger Sub shall be required to take, or to cause the Surviving Corporation to take, any of the foregoing actions that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of Parent and its affiliates.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting periods under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state or foreign jurisdiction could take such action under the antitrust laws applicable in such jurisdiction as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Intricon, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Intricon, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Intricon, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Intricon, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to shareholders. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Intricon, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Intricon and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the PBCL, at the Effective Time: (i) Merger Sub will be merged with and into Intricon, with Intricon becoming a wholly owned subsidiary of Parent; and (ii) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Intricon and Merger Sub, and all of the debts, liabilities and duties of Intricon and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified. At the Effective Time, the officers of Intricon as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the articles of incorporation of Intricon as in effect immediately prior to the Effective Time will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references to the name of the Merger Sub in such bylaws will be changed to refer to the name of the Surviving Corporation), in each case until thereafter amended in accordance with the PBCL.
Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent and Intricon. On the Closing Date (as defined in the Merger Agreement), the parties will file a statement of merger with the Department of State of the Commonwealth of Pennsylvania as provided under the PBCL. The Merger will become effective upon the filing of a statement of merger with the Department of State of the Commonwealth of Pennsylvania, or at such subsequent time or date as Parent and Intricon shall agree and specify in the statement of merger.
Per-Share Merger Consideration
Intricon Common Stock
At the Effective Time, and without any action required by any shareholder, each share of Intricon common stock (other than Rollover Shares, the Dissenters Shares, shares of Intricon common stock held by Intricon as treasury stock and any shares of Intricon common stock owned by any subsidiary of Intricon, or owned by Parent (including any Rollover Shares), Merger Sub or any other subsidiary of Parent) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive the Per-Share Merger Consideration, less any applicable withholding of taxes.
Intricon and certain members of Intricon’s management, or “Rollover Shareholders” entered into an agreement, referred to as the “Rollover Agreement”, with IIN Holdings, an affiliate of Parent, providing for the contribution, immediately prior to the Effective Time, of an aggregate of 127,836 shares of Intricon common stock held by the Rollover Shareholders (the aggregate amount of such shares to be contributed referred to as “Rollover Shares”) to IIN Holdings, in exchange for equity interests in IIN Holdings. At the Effective Time, the Rollover Shares will cease to have any rights, except for the rights to receive such equity interests in IIN Holdings specified in the Rollover Agreement. See “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger—Rollover Agreement” for further information.
Outstanding Company Options and Company RSUs
Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall vest in full effective immediately prior to the Effective Time and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Intricon common stock underlying such Company Option, multiplied by (ii) the excess, if any, of the Per-Share Merger Consideration over the applicable exercise price per share of such Company Option, subject to any required withholding of taxes.
Each Company RSU (whether vested or unvested) that is outstanding and unvested as of immediately prior to the Effective Time shall vest (with performance-based Company RSUs vesting at the applicable target level) in full, effective immediately prior to the Effective Time, and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Intricon common stock underlying the Company RSU multiplied by (ii) the Per-Share Merger Consideration, subject to any required withholding of taxes.
Treatment of Intricon Employee Stock Purchase Plan
The Merger Agreement provides that the Board of Directors of Intricon shall (i) as soon as practicable after February 27, 2022, suspend Intricon’s Employee Stock Purchase Plan, as amended, referred to as the “Company ESPP”, as of the end of the Subscription Period (as defined in the Company ESPP) ended March 31, 2022, such that no contributions may be made by participating employees under the Company ESPP after the end of such Subscription Period, (ii) as soon as practicable following the end of such Subscription Period, return any remaining payroll deductions not used to purchase shares of Intricon common stock as of the end of such Subscription Period, and (iii) terminate the Company ESPP no later than immediately prior to the Effective Time.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will designate Broadridge Corporate Issuer Solutions, Inc., or another bank or trust company mutually acceptable to Parent and Intricon (the “Paying Agent”), to act as the paying agent for the Merger. Immediately prior to the Effective Time, Parent will deposit with the Paying Agent cash sufficient to pay the aggregate consideration to Intricon’s shareholders (other than Rollover Shareholders) (it being understood that the Parent may elect to use the available unrestricted cash of Intricon and its subsidiaries to fund a portion of such payment).

Promptly (and in any event within three business days) following the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Intricon common stock (other than Rollover Shares) (collectively, the “Certificates”) a letter of transmittal in customary form (or affidavits of loss in lieu of such Certificates) and instructions for use in effecting the surrender of such holder’s shares of Intricon common stock represented by such Certificate(s) (or affidavits of loss in lieu of such Certificates). Upon the surrender of the Certificates (or effective affidavits of loss in lieu of such Certificates) to the Paying Agent in accordance with the terms of the duly executed letter of transmittal, the holders of such Certificates will be promptly paid the an amount equal to the number of shares represented by such Certificates multiplied by the Per-Share Merger Consideration.
Any holders of record of uncertificated shares of Intricon common stock that represented outstanding shares of Intricon common stock immediately prior to the Effective Time (collectively, the “Uncertificated Shares”) will not be required to deliver Certificates or executed letters of transmittal to the Paying Agent, and such holders will, upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Shares, be promptly paid the Per-Share Merger Consideration payable in respect of such shares.
The Per-Share Merger Consideration paid to shareholders may be reduced by any applicable withholding of taxes.
If any cash deposited with the Paying Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent upon demand, and any holders of Intricon common stock who have not complied with the exchange procedures in the Merger Agreement will be entitled to receive only from Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of the Per-Share Merger Consideration, without interest.
Representations and Warranties
The Merger Agreement contains representations and warranties of Intricon, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Intricon are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any effect, change, event, occurrence or development that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Intricon and its subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
•
conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which Intricon and its subsidiaries conduct business;
•
political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19 Measures (as defined in the Merger Agreement), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world;

•
the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Parent (provided that this bulleted item will not apply to any representations or warranties related to Intricon’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Intricon’s organizational documents and Intricon’s contracts);

•
any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested in each case in writing; or the taking of any action required by the Merger Agreement (subject to limited exceptions set forth in the Merger Agreement), or the failure to take any action prohibited by the Merger Agreement;

•
changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the Food and Drug Administration, or “FDA”), or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•	any fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;
•
changes in Intricon’s stock price or the trading volume of Intricon’s stock, or any failure by Intricon to meet any public estimates or expectations of Intricon’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Intricon or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from the definition of “Company Material Adverse Effect”); or

•
any actions made or brought by any of the current or former shareholders of Intricon (on their own behalf or on behalf of Intricon) against Intricon, Merger Sub, Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement;

provided that with respect to the exceptions set forth in first five bullet points and the eighth bullet point above, if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on Intricon relative to other companies of comparable size to Intricon operating in the industries in which Intricon operates, then the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.
In the Merger Agreement, Intricon has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Intricon and its subsidiaries;
•	the organizational documents of Intricon and its subsidiaries;
•	the capital structure of Intricon and its subsidiaries;
•
the absence of any undisclosed equity securities of Intricon and its subsidiaries or any securities exchangeable into or exercisable for such equity securities, as well as any options, warrants or other rights exercisable or convertible into capital stock of Intricon or its subsidiaries;

•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of Intricon or its subsidiaries;

•	the subsidiaries of Intricon;
•	Intricon’s corporate power and authority to enter into and perform the Merger Agreement, the necessary approval of the Board of Directors, and the enforceability of the Merger Agreement;
•
the absence of any conflict, violation or breach of any organizational documents, existing contracts, or laws applicable to Intricon or the resulting creation of any lien upon Intricon’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the required vote of shareholders in connection with the Merger;
•	the accuracy and required filings of Intricon’s SEC filings and financial statements;
•	the accuracy of this proxy statement;
•	Intricon’s disclosure controls and procedures;
•	Intricon’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•	the non-occurrence of a Company Material Adverse Effect since December 31, 2020;
•
the conduct of the business of Intricon and its subsidiaries in the ordinary course of business from June 30, 2021 through February 27, 2022, except for the transactions and actions contemplated by the Merger Agreement and any actions taken in good faith to respond to COVID-19 measures;

•	tax matters;
•	real property matters;
•	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;
•	the existence and validity of specified categories of material contracts and government contracts of Intricon and its subsidiaries;
•	litigation matters;
•	environmental matters;
•	employee benefit plans;
•	compliance with laws and regulations;
•	compliance with the Foreign Corrupt Practices Act of 1977 and trade controls matters;
•	healthcare compliance matters;
•	matters concerning the FDA and Intricon’s products;
•	possession of necessary permits;
•	labor matters;
•	the rendering of Piper Sandler’s opinion to the Board of Directors;
•	the inapplicability of anti-takeover statutes to the Merger;
•	payment of fees to brokers in connection with the Merger Agreement;
•	insurance matters;
•	matters related to supplier and customers of Intricon and its subsidiaries; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Intricon that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	Parent’s and Merger Sub’s authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•
the absence of any conflict, violation or breach of any organizational documents, existing contracts, or laws applicable to Parent and Merger Sub or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of any required consent of holders of voting interests and/or equity interests in Parent;
•	the accuracy of the information supplied by Parent or Merger Sub for purposes of this proxy statement;
•	delivery and enforceability of the Equity Commitment Letter;
•	operations of Parent and Merger Sub;
•	ownership of Intricon common stock;
•	litigation matters;
•	delivery and enforceability of the Guarantee;
•	the absence of agreements between Parent, Merger Sub, or any affiliate of Parent, and any member of the Board of Directors or Intricon management;
•	the solvency of Parent and the Surviving Corporation as of the Effective Time and immediately after the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
•	the sufficiency of funds, together with the unrestricted cash of Intricon and its subsidiaries, to permit Parent to fund the aggregate merger consideration;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Parent’s and Merger Sub’s independent investigation of Intricon; and
•	the exclusivity and terms of the representations and warranties made by Intricon.
The representations and warranties contained in the Merger Agreement will not survive the completion of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (i) as otherwise expressly contemplated or required by the Merger Agreement, (ii) as required by applicable law, (iii) as required, or in Intricon’s reasonable, good-faith discretion, advisable, in connection with any COVID-19 measures, after advance written notice provided by Intricon to, and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as set forth in the confidential disclosure schedule to the Merger Agreement, or (v) with Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of signing of the Merger Agreement and the Effective Time, Intricon will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:
•	conduct its business and operations in the ordinary course of business; and
•
preserve intact its business organization and preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with Intricon.

In addition, Intricon has also agreed that, except (i) as otherwise expressly contemplated or required by the Merger Agreement, (ii) as required by applicable law, (iii) as set forth in the confidential disclosure schedule to the Merger Agreement, or (iv) with Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of signing of the Merger Agreement and the Effective Time, Intricon will not, and will not permit any of its subsidiaries to, directly or indirectly, do any of the following:
•	declare, set aside or pay any dividend or other distribution;
•	split, combine, or reclassify capital stock of Intricon;

•
purchase, redeem or otherwise acquire any capital stock of Intricon or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than as provided in the Merger Agreement;

•
issue, sell, deliver, pledge, grant or otherwise dispose of or subject to any lien any shares of capital stock of Intricon, any other securities convertible into or exchangeable for, or any rights, warrants, or options to purchase, any such shares or other securities of Intricon, other than as provided in the Merger Agreement;

•	amend the organizational documents of Intricon or any of its subsidiaries;
•
acquire any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, any business or any corporation or other business organization, other than as provided in the Merger Agreement;

•
sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any lien any properties, rights or assets of Intricon or of any of its subsidiaries, other than sales of inventory and accounts receivable and dispositions of obsolete equipment, in each case in the ordinary course of business, and sales of other assets in an aggregate amount not to exceed $1.0 million;

•	adopt any shareholder rights plan, adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or merge or consolidate with any person;
•
(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) to Intricon or one of its wholly-owned subsidiaries in the ordinary course of business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and (C) indebtedness incurred under the credit facility in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any time), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Intricon or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Intricon and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Intricon or any of its direct or indirect wholly owned subsidiaries; provided, however, that Intricon may continue to make investments in the ordinary course of business in short-term, highly liquid investments, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Intricon or its subsidiaries against fluctuations in exchange rates;

•
make any capital expenditures or other expenditures with respect to property, plant or equipment, other than as included in and in accordance with Intricon’s budget for capital expenditures set forth in the confidential disclosure schedule to the Merger Agreement or as otherwise permitted under the Merger Agreement;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable law;
•
except as required by applicable law or in order to comply with any Company Employee Plan (as defined in the Merger Agreement) in existence on the date of the Merger Agreement or, in the case of clause (iii) below, as required, or, in Intricon’s reasonable, good-faith discretion, advisable, in connection with any COVID-19 measures, after written notice provided by Intricon reasonably in advance of any such COVID-19 measures to, and, to the extent practicable under the circumstances, consultation with, Parent,

(i)
adopt, enter into, terminate or amend in a manner adverse to Intricon or any of its subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, except as set forth in the Merger Agreement,

(ii)
hire any new employees or individual independent contractors, except (to the extent hired in the ordinary course of business) (a) non-executive employees, (b) individual independent contractors, and (c) employees with individual salaries or wages of less than $200,000 per year,

(iii)	establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company

Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the ordinary course of business that do not (and will not after the closing) increase in any material respect the cost to Intricon or any of its subsidiaries of maintaining such Company Employee Plans and that apply to substantially all employees,
(iv)
increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except as set forth in the Merger Agreement),

(v)	grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or
(vi)	terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $200,000, other than for cause;
•
(i) enter into any contract that, if in effect on February 27, 2022, would have been a Company Material Contract (as defined in the Merger Agreement), other than, in the ordinary course of business, certain customer, manufacturing, supply, distribution or marketing agreements, (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such company material contract in accordance with its terms as in effect on the date of the Merger Agreement, (iii) amend or modify any Company Material Contract in a manner that is materially adverse to Intricon and its subsidiaries, taken as a whole, or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against Intricon or any of its subsidiaries under, or any material liability or obligation owing to Intricon or any of its subsidiaries under, any Company Material Contract;

•	knowingly relinquish, abandon or permit to lapse any of its rights in any material registered intellectual property;
•
except as permitted by the Merger Agreement, settle any claim, suit, or proceeding, referred to as an “Action,” other than the settlement of any Action (but not a criminal Action) (i) for an amount not in excess of the amount reserved with respect to such matter in Intricon’s balance sheet as of December 31, 2020, or (ii) that requires payments by Intricon (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $250,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

•
make, revoke or change any material tax election, adopt or change any accounting method for tax purposes that has a material effect on taxes, extend the statute of limitations (or file any extension request) relating to material taxes with any governmental entity, amend any material tax return, or settle or compromise any material tax liability;

•	cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect, any insurance policy; or
•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
The “Go-Shop” Period—Solicitation of Other Offers
Under the Merger Agreement, from the date of the Merger Agreement and continuing until 11:59 p.m., Eastern time on April 3, 2022 (the “Initial No-Shop Period Start Date”), or April 13, 2022 (the “Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date”, the “No-Shop Period Start Date”), Intricon and its representatives had the right to, directly or indirectly, among other things:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
subject to entering into, and solely in accordance with, an Acceptable Confidentiality Agreement (as defined below), furnish to any Third Person (as defined below) (and its representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Person) any information (including non-public information) relating to Intricon, its subsidiaries or any of its affiliates or afford to any such Third Person (and such representatives) access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of Intricon and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that
(i)
Intricon would, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information concerning Intricon and its subsidiaries that is provided to any such Third Person or its representatives that was not previously provided to Parent or its representatives, and

(ii)
Intricon and its subsidiaries would not provide (and would not permit any of their respective representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose affiliates are a competitor of Intricon and its subsidiaries, except in accordance with customary “clean room” or other similar procedures; and

•
continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Third Person with respect to Intricon and its subsidiaries to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Board of Directors.

For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means an agreement with Intricon that is either (a) in effect as of the execution and delivery of the Merger Agreement; or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information with respect to Intricon to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into with Altaris (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).
“Acquisition Proposal” means any proposal or offer (a) for a merger, consolidation, liquidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving Intricon or any of its subsidiaries, (b) for the direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons, or the issuance by Intricon, of 15% or more of Intricon’s equity securities or the equity securities of Intricon and its subsidiaries, or (c) for any direct or indirect purchase, license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons of assets constituting or accounting for more than 15% of the consolidated total assets, revenue or net income of Intricon and its subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such proposal or offer), in each case other than the transactions contemplated by the Merger Agreement or any offer or proposal by Parent, any subsidiary of Parent or any of Altaris Funds.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal.
“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such person immediately prior to April 4, 2022, represent more than 50% of the equity financing of such group at all times following April 3, 2022 and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to Intricon or any of its representatives after the date of the Merger Agreement and prior to April 4, 2022, and (b) whose Acquisition Proposal is determined by the Board of Directors in good faith (after consultation with its outside counsel and its financial advisor), prior to April 4, 2022, to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person will immediately cease to be an Excluded Party (and the provisions of the Merger

Agreement applicable to Excluded Parties will cease to apply with respect to such person) if such Acquisition Proposal is withdrawn or terminated by such Third Person (or group, if applicable) or is modified in any material respect by such Third Person (or group, if applicable) such that the Acquisition Proposal submitted by such Third Person (or group, if applicable) would no longer be a Superior Proposal; it being understood that a modification of an Acquisition Proposal submitted by a Third Person (or group) shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal by such Third Person (or group).
“Superior Proposal” means any bona fide written proposal made by a third party after the date of the Merger Agreement to acquire more than 50% of the equity securities or consolidated total assets of Intricon and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Board of Directors determines in its good-faith judgment to be more favorable to the holders of Intricon common stock than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any written, binding offer by Parent to amend the terms of the Merger Agreement) that the Board of Directors determines to be relevant and (b) which the Board of Directors determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Board of Directors determines to be relevant.
“Third Person” means any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) Intricon or any of its controlled affiliates or (b) Parent, Merger Sub, the Altaris Funds or any of their respective affiliates or any “group” including Parent, Merger Sub, any Altaris Fund or any of their respective affiliates.
The “No-Shop” Period—No Solicitation of Other Offers; Superior Proposal
From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Intricon has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:
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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub, or any of their respective representatives) any non-public information relating to Intricon, its subsidiaries or affiliates or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Intricon, its subsidiaries or affiliates (other than to Parent, Merger Sub or any designees of Parent or Merger Sub, or any of their respective representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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participate or engage in discussions, communications or negotiations with any person with respect to an Acquisition Proposal (other than informing such Third Persons of the provisions contained in the Merger Agreement);

•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or
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enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”).

In addition, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Intricon will, and will cause its subsidiaries and its and their respective officers and directors to, and will instruct and cause each of its other representatives to, cease and cause to be terminated any discussions or negotiations with any person and its representatives that would be prohibited under the Merger Agreement, request the prompt return or destruction of all non-public information concerning Intricon and its subsidiaries previously furnished to any such Third Person (and such Third Person’s representatives) with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the No-Shop Period Start Date and will (i) cease providing any further information with respect to Intricon and its subsidiaries or any Acquisition Proposal to any such Third Person or its representatives; and (ii) terminate all access granted to any such Third Person and its representatives to any physical or electronic data room (or any other diligence access).
From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Intricon will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors (unless the Board of Directors has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law).
From the No-Shop Period Start Date until Intricon’s receipt of the approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting, Intricon and the Board of Directors may, directly or indirectly, through one or more of their representatives, participate or engage in discussions or negotiations with, furnish any information (including non-public information) relating to Intricon, its subsidiaries or affiliates to, or afford access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of Intricon, its subsidiaries or affiliates pursuant to an Acceptable Confidentiality Agreement to any Third Person or its representatives that has made or delivered to Intricon a bona fide Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Third Person (and its representatives) with such Acquisition Proposal (in each case, if requested by such Third Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of the Merger Agreement; provided, that Intricon and its representatives may contact any Third Person with respect to an Acquisition Proposal (with a request that any response from such Third Person is in writing) to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (without the Board of Directors being required to make the determination in the following proviso at the time of seeking such clarification), it being agreed that if the Board of Directors receives any clarifications from such Third Person, the Notice Period will not be deemed commenced until such clarifications are provided to Parent; provided, however, that, except as permitted by the immediately preceding proviso the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the foregoing actions would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further that Intricon will promptly (and in any event within 24 hours) make available to Parent and its representatives any non-public information concerning Intricon, its subsidiaries or affiliates that is provided to any such Third Person or its representatives that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person.
The Board of Directors’ Recommendation; Company Board Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Intricon common stock vote “FOR” the proposal to approve and adopt the Merger Agreement and to approve the Merger. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change (as defined below) except as described below.
No Change in Company Board Recommendation or Entry into Alternative Acquisition Proposal
Except as provided below under “—Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”, the Board of Directors may not cause or permit Intricon or any of its subsidiaries to enter into an Alternative Acquisition Agreement or take any action described in the following (any such action, a “Company Board Recommendation Change”):
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withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board of Directors’ recommendation to Intricon’s shareholders that they approve and adopt the Merger Agreement and approve the Merger (the “Company Board Recommendation”), in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by the shareholders of Intricon within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten business days of such public announcement providing that the Board of Directors reaffirms the Company Board Recommendation);
•	adopt, approve, endorse, recommend or otherwise publicly declare advisable an Acquisition Proposal;
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after the No-Shop Period Start Date, fail to publicly reaffirm the Company Board Recommendation within ten business days after Parent so requests in writing (it being understood that Intricon will have no obligation to make such reaffirmation on more than three separate occasions);

•	take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer; or
•	fail to include the Company Board Recommendation in this proxy statement.
For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (1) a “stop, look and listen” communication by the Board of Directors to the shareholders of Intricon pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by Intricon of the receipt of an Acquisition Proposal, (3) the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal; or (4) the delivery by Intricon to Parent of any notice under “—Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”.
Company Board Recommendation Change; Entry into Alternative Acquisition Agreement
Notwithstanding the restrictions described above, prior to the approval and adoption of the Merger Agreement and approval of the Merger by shareholders, the Board of Directors may effect a Company Board Recommendation Change if there has been an Intervening Event (as defined below), if the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if:
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Intricon has provided prior written notice to Parent at least five business days (the “Event Notice Period”) in advance to the effect that the Board of Directors intends to effect a Company Board Recommendation Change, which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

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prior to effecting such Company Board Recommendation Change, during such Event Notice Period, (i) Intricon and its representatives must have negotiated with Parent and its representatives and/or the Altaris Funds in good faith (to the extent that Parent desires to so negotiate) to allow Parent and/or the Altaris Funds to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Guarantee to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (ii) the Board of Directors shall have taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and/or the Altaris Funds and other information provided by Parent and/or the Altaris Funds in response to the notice described above, in each case, that are offered in writing by Parent and/or the Altaris Funds, in a manner that would constitute a binding proposal between the parties if accepted by Intricon, by no later than 11:59 p.m., Eastern time, on the last day of the Event Notice Period; and

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following such Event Notice Period, the Board of Directors (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and/or the Altaris Funds’ proposed revisions (if any) to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable) shall have determined that the failure of the Board of Directors to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable law; provided that each time material modifications to the Intervening Event occur, Intricon must notify Parent of such modification and the Event Notice Period will recommence and be extended for two business days from the day of such notification.

In addition, the Board of Directors may effect a Company Board Recommendation Change with respect to a Superior Proposal or authorize Intricon to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, with respect to such Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case only if:
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the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	Intricon and its subsidiaries and their respective representatives have complied in all material respects with their obligations under the Merger Agreement with respect to such Acquisition Proposal;
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(i) Intricon has provided prior written notice to Parent at least five business days in advance (the “Notice Period”) to the effect that the Board of Directors has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, Intricon and its representatives, during the Notice Period, must have (1) negotiated with Parent and its representatives and/or the Altaris Funds in good faith (to the extent that Parent desires to so negotiate) to discuss such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its representatives to make a presentation to the Board of Directors regarding, and taken into account any adjustments (if any) to the terms and conditions of, the Merger Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and/or the Altaris Funds and other information provided by Parent and/or the Altaris Funds during the Notice Period, in each case, that are offered in writing by Parent and/or the Altaris Funds, in a manner that would constitute a binding proposal between the parties if accepted by Intricon, by no later than 11:59 p.m., Eastern time, on the last day of the Notice Period; provided that in the event of any material modifications to any Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material modification (a “Material Revision”)), Intricon will be required to deliver a new written notice to Parent and to comply with the applicable requirements of the Merger Agreement with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two business days);

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following such Notice Period, including any subsequent Notice Period with respect to a Material Revision, the Board of Directors (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and/or the Altaris Funds proposed revisions to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Guarantee) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood and agreed to that if after such consultation the Board of Directors shall have determined that the Acquisition Proposal no longer continues to be a Superior Proposal, Intricon may promptly (and in any event no later than two days thereafter) inform the Third Person that made such Acquisition Proposal of the revisions to the Merger Agreement proposed by Parent); and

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in the event of any termination of the Merger Agreement in order to cause or permit Intricon or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, Intricon will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the applicable Company Termination Fee as determined as provided below under “—Termination Fee.”

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any change, event, development, effect or change in circumstances that is material to Intricon and its subsidiaries taken together as a whole, that (a) was not known to or reasonably foreseeable by the Board of Directors on the date of the Merger Agreement and becomes known to the Board of Directors prior to the approval and adoption of the Merger Agreement and approval of the Merger by shareholders and (b) does not relate to (i) any Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) the mere fact, in and of itself, that Intricon meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Intricon common stock or the credit rating of Intricon (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).
Employee Benefits
The Merger Agreement provides that for a period of one year following the Effective Time or such shorter period as an employee of Intricon or its subsidiaries as of the Effective Time remains employed with Intricon or its subsidiaries or Parent or any of its affiliates, Parent shall provide, or shall cause to be provided, to each employee (i) base salary and wages no less favorable than the base salary and wages provided to such employee immediately before the Effective Time, (ii) annual cash bonus incentive opportunity no less favorable than the annual cash bonus incentive opportunity in effect for such employee immediately before the Effective Time, provided that, with respect to any period commencing on or after January 1, 2023, Parent may change, or cause to be changed, the performance criteria for such annual cash bonus incentive opportunity from the performance criteria in effect immediately prior to the Effective Time, in Parent’s sole discretion, and (iii) continued coverage under the Company Employee Plans listed the confidential disclosure schedule to the Merger Agreement (or under any substantially comparable plan) at the same level and subject to substantially the same terms and conditions (taken as a whole) as provided to such employee immediately before the Effective Time (excluding equity incentive awards, equity purchase agreements and individual employment, change in control and/or severance agreements or arrangements); provided, however, that such requirements of the Merger Agreement shall not apply to any employee of a subsidiary if and after such subsidiary is sold or disposed of by Intricon or any of its subsidiaries to an unaffiliated third party after the Effective Date.
If a new benefit plan is established in replacement of a Company Employee Plan listed in the confidential disclosure schedule to the Merger Agreement that covers an employee, then: (i) for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under such new plan, each employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with Intricon and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (A) to the extent that its application would result in a duplication of benefits, and (B) for purposes of any equity or phantom equity plan or program adopted by Parent, the Surviving Corporation or any of their respective subsidiaries after the Closing; (ii) Parent shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Employee Plan in effect immediately prior to the Effective Time and (y) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.
If any employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such employee would have received severance benefits under the Company Severance Practices (as defined in the Merger Agreement), Parent will cause the Surviving Corporation to provide that such employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable in the aggregate to the severance benefits that would have been paid under such circumstances under the Company Severance Practices as in existence on the date of the Merger Agreement; provided, however, that these requirements of the Merger Agreement shall not apply to any employee of a subsidiary if and after such subsidiary is sold or disposed of by Intricon or any of its subsidiaries to an unaffiliated third party after the Effective Date.

Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Intricon agreed to use commercially reasonable efforts to take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate the Merger.
Cooperation with Debt Financing
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Intricon has agreed, prior to the Effective Time, to use its commercially reasonable efforts, and to use its commercially reasonable efforts to cause each of its subsidiaries and its and their respective representatives, to, among other things, provide Parent and Merger Sub with certain reasonable cooperation as may be reasonably requested by Parent and Merger Sub to assist them in arranging debt financing, if any, to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger.
Indemnification and Insurance
The Merger Agreement provides that, during the six-year period commencing at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each current or former director, manager or officer of Intricon or any of its subsidiaries, or “Indemnified Party,” to the fullest extent that Intricon would have been permitted to do so under applicable law, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of Intricon or any of its subsidiaries or, while a director, manager or officer of Intricon or any of its subsidiaries, is or was serving at the request of Intricon or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the organizational documents of the Surviving Corporation will contain, and Parent will cause such organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Intricon and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the organizational documents of Intricon as in effect on the date of the Merger Agreement.
The Merger Agreement also provides that each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such legal proceeding from each of Parent and the Surviving Corporation (without duplication); provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the PBCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.
In addition, the Surviving Corporation is obligated to either (i) maintain, and Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies of Intricon, or (ii) purchase a six-year “tail” policy on terms and conditions substantially equivalent to the current policies and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation will not be required to pay an annual premium in excess of 250% of the last annual premium paid by Intricon (“Maximum Premium”). If Intricon’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or if the “tail” policy would exceed the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a “tail” policy, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the current directors’ and officers’ liability insurance policies of Intricon.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger.”
Other Covenants
Shareholders Meeting
Intricon has agreed to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following Intricon’s receipt of notice from the SEC that the SEC completed its review of the proxy statement (or, if the SEC does not inform Intricon that it intends to review the proxy statement, on or before the 10th day following the filing of the preliminary proxy statement with the SEC) for the purpose of voting upon the approval and adoption of the Merger Agreement and approval of the Merger.
Shareholder Litigation
In the event that any litigation related to the Merger Agreement or the Merger is brought by any shareholder of Intricon against Intricon and/or its directors or officers, Intricon shall (i) promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof, and (ii) have the right to control the defense of any such shareholder litigation, provided that Intricon will give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any such litigation. Intricon will not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Intricon, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	the approval and adoption of the Merger Agreement and the approval of the Merger by the requisite affirmative vote of shareholders;
•	the expiration or termination of the applicable waiting period under the HSR Act and (unless waived by Parent in its sole discretion) under any other antitrust laws applicable to the Merger; and
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no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
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the representation and warranty of Intricon that no Company Material Adverse Effect has occurred since December 31, 2020, being true and correct in all respects both as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date;

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the representations and warranties of Intricon related to (i) its due organization, valid existence, good standing and authority and qualification to conduct business, (ii) its capital structure, (iii) certain matters relating to its subsidiaries, (iv) its power and authority to enter into and perform the Merger Agreement, (v) the inapplicability of anti-takeover statutes to the Merger, and (vi) payment of fees to brokers in connection with the Merger Agreement each being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date), except for any de minimis exceptions;

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all the other representations and warranties of Intricon set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), without giving effect to any qualification as to materiality or “Company Material Adverse Effect” contained therein, except where any failures of any such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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Intricon having performed or complied, in all material respects, with its covenants and obligations required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date; and

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the receipt by Parent and Merger Sub of a certificate executed by an executive officer of Intricon, dated the Closing Date, confirming on behalf of Intricon that certain conditions to closing have been duly satisfied.

In addition, the obligation of Intricon to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
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the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date) and without giving effect to any qualification as to materiality or “Parent Material Adverse Effect” (as defined below) contained therein, except where any failures of any such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•
each of Parent and Merger Sub having performed or complied in all material respects with its covenants and obligations required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date; and

•
the receipt by Intricon of a certificate executed by an executive officer of Parent, dated the Closing Date, confirming on behalf of Parent and Merger Sub that the above conditions to closing have been duly satisfied.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair, hinder or delay, the ability of Parent or Merger Sub to consummate the Merger or to perform their respective covenants and obligations in all material respects pursuant to the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated, and the transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, only as follows:
•	by mutual written agreement of Intricon and Parent at any time prior to the Effective Time (whether prior to or after the shareholders approve and adopt the Merger Agreement and approve the Merger);
•	by either Intricon or Parent at any time prior to the Effective Time (whether prior to or after the shareholders approve and adopt the Merger Agreement and approve the Merger) if:
•
(i) any permanent injunction or other judgment or order or legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, provided that the right to terminate the Merger Agreement under this clause will not be available to any party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

•
the Effective Time has not occurred by 11:59 p.m., Eastern time, on August 31, 2022 (the “Termination Date”), provided that the right to terminate the Merger Agreement under this clause will not be available to any party if (i) the other party is able to terminate the Merger Agreement due to the first party’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, or (ii) its action, or failure to act, has been the primary cause of, or primarily resulted in, the failure to satisfy the closing conditions of such party under the Merger Agreement prior to the Termination Date or the failure of the Effective Time to occur prior to the Termination Date;

•
by either Intricon or Parent at any time prior to the Effective Time if shareholders do not approve and adopt the Merger Agreement and approve the Merger at the Special Meeting or any adjournment or postponement thereof, provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose action, or failure to act, has been the cause of, or resulted in, the failure to obtain such shareholder approval;

•	by Parent if:
•
Intricon has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, such that any closing condition set forth in the Merger Agreement would not be satisfied and such breach or failure to perform is not capable of being cured or, if curable, is not cured by the date that is 30 calendar days following Parent’s delivery of written notice of such breach or failure to perform (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), provided that Parent will not be entitled to terminate the Merger Agreement under this bulleted item if Intricon has the right to terminate the Merger Agreement due to Parent’s uncured breach of or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement;

•
the Board of Directors effects a Company Board Recommendation Change (with Intricon providing Parent with written notice of such Company Board Recommendation Change within 24 hours after the occurrence of such change), except that such right to terminate the Merger Agreement will expire on the earlier of (i) 5:00 p.m., Eastern time, on the tenth business day following the date on which Intricon provides such written notice to Parent of the Company Board Recommendation Change, and (ii) the time the shareholders approve and adopt the Merger Agreement and approve the Merger;

•	by Intricon if:
•
Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, such that any closing condition set forth in the Merger Agreement would not be satisfied, and such breach is not capable of being cured, or, if curable, is not cured by the date that is 30 calendar days following Intricon’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date), provided that Intricon will not be entitled to terminate the Merger Agreement under this bulleted item if Parent has the right to terminate the Merger Agreement due to Intricon’s uncured breach of or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement;

•
at any time prior to the shareholders’ approval and adoption of the Merger Agreement and approval of the Merger (i) Intricon has received a Superior Proposal; (ii) the Board of Directors has authorized Intricon to enter into a definitive Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with the Merger Agreement; (iii) Intricon has complied in all material respects with its obligations with respect to such Superior Proposal; and (iv) as a condition to such termination, Intricon pays the applicable Company Termination Fee to Parent;

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to certain limitations of liability described below, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Altaris and Intricon or the Guarantee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fee
If Intricon had terminated the Merger Agreement and entered into a definitive agreement in respect of a Superior Proposal prior to April 4, 2022 (or, if the Superior Proposal with respect to which Intricon terminated the Merger Agreement was with an Excluded Party, then prior to April 14, 2022), Intricon would be required to pay a $3.0 million termination fee to Parent. There was no Excluded Party. If Intricon terminates the Merger Agreement and enters into a definitive agreement in respect of a Superior Proposal on or after April 4, 2022, Intricon would be required to pay a $4.0 million termination fee to Parent. In addition, if the Merger Agreement is terminated under the specified circumstances described below, Intricon must pay a $4.0 million termination fee to Parent. Such $3.0 million termination fee and $4.0 million termination fee, as applicable, are referred to as the “Company Termination Fee” in this proxy statement.
Parent will be entitled to receive a termination fee of $4.0 million from Intricon, concurrently with the consummation of an Acquisition Transaction (as defined below), if:
•	the Merger Agreement is terminated:
•	by either Parent or Intricon because the closing of the Merger has not occurred by the Termination Date;
•
by either Intricon or Parent at any time prior to the Effective Time if shareholders fail to approve and adopt the Merger Agreement and approve the Merger at the Special Meeting or any adjournment or postponement thereof; or

•	by Parent if Intricon has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement;
•
prior to the termination of the Merger Agreement pursuant to one of the foregoing three termination clauses, an Acquisition Proposal is publicly announced or disclosed and not withdrawn or otherwise abandoned; and

•
within one year following the termination of the Merger Agreement pursuant to one of the foregoing three termination clauses, Intricon enters into a definitive agreement providing for the consummation of any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal (an “Acquisition Transaction”) and, within or after such one-year period, such Acquisition Transaction is consummated (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Acquisition Proposal” are deemed to be references to “50%”).

Parent will also be entitled to receive a termination fee of $4.0 million from Intricon if the Merger Agreement is terminated by Parent because the Board of Directors effects a Company Board Recommendation Change.
Intricon will be entitled to receive a termination fee of $6.0 million from Parent (the “Parent Termination Fee”), following the termination of the Merger Agreement, if the Merger Agreement is terminated:
•	by Intricon if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement; or
•
by Parent because the closing of the Merger has not occurred by the Termination Date and at such time Intricon could have terminated the Merger Agreement due to Parent’s uncured breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement.

The parties have agreed that in no event will Intricon or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of the Merger Agreement upon the occurrence of different events.
Specific Performance
Parent, Merger Sub and Intricon have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, for which monetary damages or other legal remedies (including any termination fees) would not be an adequate remedy, even if available.
The parties acknowledge and agree that (i) the provisions related to the Company Termination Fee and Parent Termination Fee, as applicable (A) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by the Merger Agreement (including the Merger) and without that right, neither Intricon nor Parent would have entered into the Merger Agreement.
The Merger Agreement provides that, subject to the limitations in the next two sentences, Intricon shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the equity financing to be funded (including to cause the Parent to enforce the obligations of the Altaris Funds under the Equity Commitment Letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for the equity financing under the terms thereof, none of Intricon and its Affiliates and their direct and indirect equityholders shall be entitled to directly seek the remedy of specific performance of the Merger Agreement against any Debt Financing Source (as defined in the Merger Agreement). Notwithstanding anything to the contrary in this Agreement, the Merger Agreement provides that the right of Intricon to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s obligation to cause the equity financing to be funded is subject to the requirements that (i) all of Parent’s conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions), and (ii) Intricon has irrevocably confirmed in writing that if the equity financing is funded, then Intricon will take such actions that are required of it by the Merger Agreement to consummate the closing pursuant to the terms of the Merger Agreement.
No party to the Merger Agreement will raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement, or to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Limitations of Liability
Parent, Merger Sub and the Altaris Funds are not relieved from liability for any fraud or willful breach of the Merger Agreement, or any breaches of the confidentiality agreement between Altaris and Intricon, provided that the maximum aggregate monetary damages of Parent, Merger Sub and any of their affiliates for breaches (including any willful breach or fraud) of the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Equity Commitment Letter or the Guarantee will be $6.0 million for all such breaches, plus the enforcement expenses, if any, and Parent reimbursement obligations related to any costs and expenses incurred by Intricon and its subsidiaries in connection with their cooperation with Parent’s obtaining debt financing, if any.
Intricon and its subsidiaries are not relieved from liability for any fraud or willful breach of the Merger Agreement or any breaches of the confidentiality agreement between Altaris and Intricon, provided that the maximum aggregate monetary damages of Intricon for breaches (including any willful breach or fraud) of the Merger Agreement (taking into account the payment of the Company Termination Fee pursuant to the Merger Agreement) will be $4.0 million for all such breaches, plus the enforcement expenses, if any.
Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and Intricon may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses.
Amendment
The Merger Agreement may be amended by the parties by executing a written instrument at any time before or after approval and adoption of the Merger Agreement and approval of the Merger by shareholders. However, after approval and adoption of the Merger Agreement and approval of the Merger by shareholders, no amendment that requires further approval by such shareholders pursuant to the PBCL may be made without such approval.
Governing Law
The Merger Agreement is governed by the laws of the Commonwealth of Pennsylvania.
Vote Required and Board of Directors Recommendation
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock , entitled to vote and virtually present in person by remote communication, or represented by proxy, at the Special Meeting, is required to approve and adopt the Merger Agreement and approve the Merger. Approval and adoption of the Merger Agreement and approval of the Merger by shareholders is a condition to the closing of the Merger. If a shareholder abstains from voting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement and to approve the Merger. Each “broker non-vote” (if any) will have no effect on the proposal to approve and adopt the Merger Agreement and to approve the Merger. Shares of Intricon common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Intricon shareholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Intricon common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

AMENDMENT TO COMPANY BYLAWS
On February 27, 2022, the Board adopted an Amendment (the “Bylaw Amendment”) to our Amended and Restated Bylaws (the “Amended and Restated Bylaws”). The Bylaw Amendment, which was effective upon adoption by the Board, designates the state courts in Montgomery County in the Commonwealth of Pennsylvania or the federal court in the Eastern District of Pennsylvania as exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of duty owed by any director, officer or other employee of the Company to the Company or its shareholders; (iii) any action or proceeding brought under subchapter 15D (relating to dissenters rights) of the PBCL; (iv) any action or proceeding brought under subchapter 17G (relating to judicial supervision of corporate action) of the PBCL; (v) any action or proceedings brought under Chapter 25 (relating to registered corporations) of the PBCL; or (vi) any action or proceeding asserting a claim against the Company or any director, officer or other employee of the Company (a) arising under any provision of the PBCL or the articles of incorporation or bylaws of the Company, or (b) governed by the internal affairs doctrine.

PROPOSAL 2: THE INTRICON COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Intricon is required to submit a proposal to our shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intricon’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Intricon is asking you to approve the following resolution:
“RESOLVED, that the shareholders of Intricon approve, on a non-binding, advisory basis the compensation that may be paid or become payable to Intricon’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Intricon’s Directors and Executive Officers in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to approve and adopt the Merger Agreement and to approve the Merger. Accordingly, you may vote to approve and adopt the Merger Agreement and to approve the Merger and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Intricon. Accordingly, if the Merger Agreement is approved and adopted and the Merger is approved and completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of this Compensation Proposal. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Intricon common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Intricon shareholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Intricon common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors of Intricon, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Special Meeting. If shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from shareholders that have previously returned properly executed proxies voting against approval and adoption of the Merger Agreement and approval of the Merger. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the Merger Agreement and approval of the Merger such that the proposal to approve and adopt the Merger Agreement and to approve the Merger would be defeated, we could adjourn the Special Meeting without a vote on the approval and adoption of the Merger Agreement and the approval of the Merger and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the Merger Agreement and approval of the Merger. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present. The affirmative vote of the holders of at least a majority of the outstanding shares of Intricon common stock, virtually present in person by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of this Adjournment Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of the Record Date, by (i) all persons who are beneficial owners of more than 5% of our common stock, (ii) each director, (iii) our named executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Intricon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. The percentage of ownership is based on 9,279,569 shares of our common stock issued and outstanding on the Record Date.
Name	Number of Shares Beneficially Owned(1) (2)	Percent of Class
Gabelli Funds, LLC(3)	1,451,510	15.6%
GAMCO Asset Management Inc.
Gabelli & Company Investment Advisers, Inc.
Teton Advisors, Inc.
Gabelli Foundation, Inc.
GGCP, Inc.
GAMCO Investors, Inc.
Associated Capital Group, Inc.
Mario J. Gabelli One Corporate Center Rye, NY 10580-1435

Beryl Capital Management (4) 1611 S. Catalina Ave, Suite 309 Redondo Beach, CA 90277	667,169	7.2%

Mark S. Gorder(5) Director	486,959	5.2%

Philip I. Smith Chairman of the Board of Directors	24,161	*

Scott Longval Director, President and Chief Executive Officer	112,787	1.2%

Nicholas A. Giordano Director	114,925	1.2%

Raymond O. Huggenberger Director	9,321	*

Kathleen P. Pepski Director	3,397	*

Heather D. Rider Director	7,096	*

Name	Number of Shares Beneficially Owned(1) (2)	Percent of Class
Michael P. Geraci Senior Vice President, Sales and Marketing	70,492	*

Dennis L. Gonsior Senior Vice President, Global Operations	103,924	1.1%

Ellen Scipta Former Chief Financial Officer	0	*

All Directors and Executive Officers as a Group (11 persons)	937,982	9.8%
*Less than 1%.
(1)
The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. The same shares of common stock may be beneficially owned by more than one person. Beneficial ownership, as set forth in the SEC regulations, includes securities as to which the person has or shares voting or investment power. Shares of common stock issuable upon (i) the exercise of stock options that are or will be exercisable within 60 days of the Record Date or (ii) the vesting of RSUs within 60 days of the Record Date are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
In the case of our directors, nominees and executive officers, includes the following shares which such person has the right to acquire within 60 days of the Record Date through the exercise of stock options or the vesting of RSUs or, in the case of Messrs. Gorder and Giordano though their retirement:

Name	Number of Shares Subject to Options	Number of Shares Subject to RSUs
Mark S. Gorder	113,250	26,353
Philip I. Smith	10,000	7,441
Scott Longval	48,000	1,993
Nicholas A. Giordano	0	7,668
Raymond O. Huggenberger	0	5,835
Kathleen P. Pepski	0	3,302
Heather D. Rider	0	4,965
Michael P. Geraci	34,000	1,993
Dennis L. Gonsior	48,000	1,993
Ellen Scipta	0	0
Other Executive Officer	2,267	0

All Directors and Executive Officers as a Group	255,517	61,543
(3)	Based upon a Schedule 13D/A filed with the SEC on April 8, 2022.
(4)	Based upon a Schedule 13G filed with the SEC on April 4, 2022.
(5)	Includes 5,000 shares of common stock owned by his spouse, as to all of which shares Mr. Gorder disclaims beneficial ownership.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Intricon. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.
Intricon will hold the regular annual meeting of its shareholders in 2022 only if the Merger is not completed.
Under Intricon’s bylaws, shareholder proposals with respect to the 2022 annual meeting of shareholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of Intricon no later than the deadline determined in accordance with the bylaws and SEC Rule 14a-8. If the Company holds the 2022 annual meeting of shareholders, we will publicize such deadline either in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the bylaws. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Corporate Secretary, Intricon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting.
In addition, if the Company holds the 2022 annual meeting of shareholders, we will publicize the the deadline for providing Intricon timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Intricon’s 2022 annual meeting of shareholders either in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. As to all such matters which Intricon does not have notice on or prior to such deadline, discretionary authority shall be granted to the persons designated in Intricon’s proxy related to the 2022 annual meeting of shareholders to vote on such proposal.
WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Intricon filings with the SEC are incorporated by reference:
•	Intricon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“Form 10-K”), filed on March 7, 2022, as amended by Amendment No. 1 to Form 10-K, filed on April 4, 2022; and
•	Intricon’s Current Reports on Form 8-K filed on February 28, 2022 and March 1, 2022.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us as follows:
Intricon Corporation
Attention: Investor Relations
1260 Red Fox Road
Arden Hills, Minnesota 55112
Telephone: (651) 636-9770

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at https://investorrelations.intricon.com and clicking on the link titled “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Intricon common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416
Email: intricon@dfking.com

MISCELLANEOUS
Intricon has supplied all information relating to Intricon, and Parent has supplied, and Intricon has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

INTRICON CORPORATION,

IIN HOLDING COMPANY LLC

and

IC MERGER SUB INC.

Dated as of February 27, 2022

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 27th day of February, 2022, by and among IIN Holding Company LLC, a Delaware limited liability company (the “Parent”), IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and Intricon Corporation, a Pennsylvania corporation (the “Company”).
RECITALS
WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the PBCL, will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 1.6(b) and Dissenting Shares, and (ii) any Rollover Shares) being converted in the Merger into the right to receive $24.25 per share, without interest thereon and subject to Section 1.6 (the “Merger Consideration”);
WHEREAS, the Company Board has as of the date hereof unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders;
WHEREAS, the manager of the Parent and the board of directors of Merger Sub, and the Parent as the sole stockholder of Merger Sub, have adopted, approved and declared it advisable for the Parent and Merger Sub, as applicable, to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent and Merger Sub have delivered: (i) the Guarantee in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Guarantors guaranteed certain obligations of the Parent and Merger Sub in connection with this Agreement; and (ii) the Equity Commitment Letter, pursuant to which the Guarantors committed, subject to the terms and conditions thereof, to invest in the Parent, directly or indirectly, the cash amounts set forth therein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Merger Sub shall merge with and into the Company at the Effective Time.
1.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parent, Merger Sub and the Company shall cause a statement of merger or other appropriate documents (in any such case, the “Statement of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the PBCL and filed with the Department of State. The Merger shall become effective upon the due filing of the Statement of Merger with the Department of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Statement of Merger (the “Effective Time”).
1.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VI, the Closing shall take place (i) at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, on a date that is no later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) on such other date or at such other place as the Parent and the Company agree in writing.
1.4 Effects of the Merger. At the Effective Time (a) the separate existence of Merger Sub shall cease, Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the

Merger and (b) the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit A, until further amended in accordance with the PBCL, subject to Section 5.7(b). In addition, subject to Section 5.7(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the PBCL. The Merger shall have the effects set forth in the PBCL and in this Agreement.
1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.
1.6 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the Parent or any holder of any shares of the capital stock of the Company or capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancellation of Treasury Stock, Subsidiary-Owned and Parent-Owned Stock. Any shares of Company Common Stock that are held in treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent (including any Rollover Shares), Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Merger Consideration for Company Common Stock. Subject to Section 1.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 1.6(b), (ii) Dissenting Shares, and (iii) any Rollover Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.6(c) in accordance with the provisions of Section 1.7, or (y) any Rollover Shares shall cease to have any rights with respect thereto, except the rights specified in the Rollover Agreement.
(d) Adjustments to Merger Consideration. Subject to the limitations set forth in Section 4.1(a) and Section 4.1(b), the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
1.7 Surrender of Certificates.
(a) Paying Agent. Prior to the Effective Time, the Parent shall engage the Paying Agent, pursuant to an agreement reasonably acceptable to the Company, and immediately prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than any Rollover Shares) outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 1.7, the Payment Fund (it being understood and agreed that the Parent may elect to use the available unrestricted cash of the Company and its Subsidiaries to fund a portion of the Payment Fund at Closing). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc., or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that, from and after the effective time, the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 1.7(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.
(b) Exchange Procedures.
(i) Promptly (and in any event within three Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.
(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article I. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.
(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 1.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(c), without any interest thereon.
(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.7(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 1.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.
(f) No Liability. To the extent permitted by applicable Law, none of the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.
1.8 Company Stock Plans.
(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash (without any interest thereon) equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.
(b) Effective as of the Effective Time, each Company RSU that is then outstanding and unvested shall vest (with performance-based vesting RSUs vesting at the applicable target level) in full and automatically be cancelled and converted into the right to receive an amount of cash (without any interest thereon) from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.
(c) The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 1.8(a) and Section 1.8(b) as promptly as practicable (and in any event within seven Business Days) after the Effective Time, and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 1.8(a) and Section 1.8(b).
(d) At least five Business Days prior to the anticipated Closing Date, the Company shall provide a notice to each Person who is a holder of Company Stock Options or Company RSUs describing the treatment of and payment for such equity awards pursuant to this Section 1.8 and providing instructions for use in obtaining payment therefor. The Company shall provide the Parent with a reasonable opportunity to review the notices described in this Section 1.8(d) reasonably in advance of providing said notices and the Company shall consider in good faith any reasonable comments provided by the Parent to the Company.
(e) The Company Board shall (i) as soon as practicable after the date hereof, suspend the Company ESPP as of the end of the Subscription Period (as defined in the ESPP) in effect as of the date of this Agreement such that no payroll deductions shall be made with respect to any Compensation (as defined in the ESPP) payable to a participating employee under the Company ESPP after the end of such Subscription Period, (ii) as soon as practicable following the end of the Subscription Period, return any remaining payroll deductions not used to purchase shares of Company Common Stock as of the end of such Subscription Period, and (iii) terminate the Company ESPP no later than immediately prior to the Effective Time.

(f) No later than twenty days after the date hereof, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options, the Company RSUs and the Company ESPP as contemplated by this Section 1.8, and shall promptly thereafter provide evidence thereof to the Parent that is reasonably satisfactory to the Parent.
(g) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 1.8 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.
1.9 Dissenting Shares.
(a) Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such shares in accordance with Subchapter D of Chapter 15 of the PBCL (the “Dissenting Shares”), if Subchapter D of Chapter 15 of the PBCL is determined to be applicable, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.6 but shall be entitled only to such rights as are granted by the PBCL to a holder of Dissenting Shares.
(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter D of Chapter 15 of the PBCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.
(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Subchapter D of Chapter 15 of the PBCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Subchapter D of Chapter 15 of the PBCL that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or pay or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.
1.10 Withholding Rights. Each of the Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Parent and Merger Sub that the statements contained in this Article II are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2020, and prior to the second Business Day prior to the date of this Agreement and publicly available prior to the second Business Day prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth in the Company Disclosure Schedule, subject to Section 9.12.
2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger. The Company has made available to Parent correct and complete copies of the Company’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement. The minute books of the Company previously made available to the Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2019, of its shareholders and board of directors (including committees) for which the minutes have been approved through the date hereof.
2.2 Capitalization.
(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. The Company Common Stock is entitled to the rights and privileges set forth in the Company’s articles of incorporation. As of the Capitalization Date, 9,272,031 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) 479,703 shares of Company Common Stock were underlying outstanding Company Stock Options and the Company Stock Options had a weighted average exercise price of $6.76, and (iv) 312,237 shares of Company Common Stock were underlying outstanding Company RSUs (in the case of performance RSUs, at “target” levels).
(b) The Company has made available to the Parent complete and accurate (i) copies of all Company Stock Plans and details regarding the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs and (iv) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, for each Company Stock Option and each Company RSU, (A) the name of the holder thereof, (B) the date of grant thereof, (C) the number of shares of Company Common Stock issuable upon exercise thereof, and (D) the exercise price of such Company Stock Option. Section 2.2(b)(ii) of the Company Disclosure Schedule sets forth the estimated aggregate amount of payroll deductions that will be credited to the Company ESPP accounts as of March 31, 2022.
(c) Except (i) as set forth in Section 2.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options or Company RSUs outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement permitted under Section 4.1(j), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.
(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 2.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company’s articles of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.
(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.
2.3 Subsidiaries.
(a) Section 2.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 2.3(a)(ii) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.
(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the articles of organization and bylaws (or comparable organizational documents) of each Subsidiary of the Company (and all amendments thereto) as currently in effect, and no Subsidiary of the Company is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company except as set forth in Section 2.3(c) of the Company Disclosure Schedule.
2.4 Authority; No Conflict; Required Filings and Consents.
(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the PBCL (the “Company Shareholder Approval”), to consummate the Merger. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(b) The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.2 and subject to receipt of the Company Shareholder Approval) the consummation by the Company of the transactions contemplated by this

Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws (or comparable organizational documents) of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Statement of Merger with the Department of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the proxy statement, as amended or supplemented from time to time (the “Proxy Statement”), with respect to the Company Meeting with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.
(d) Assuming the accuracy of the Parent’s and Merger Sub’s representation and warranty set forth in Section 3.6, the approval of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote, present in person or represented by proxy, at a meeting at which a quorum shall be present (the “Required Company Shareholder Vote”) is the only consent or vote of the holders of any class or series of the Company’s capital stock or other securities that is necessary for the approval of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
2.5 SEC Filings; Financial Statements; Information Provided.
(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2020. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports”, and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. Except as set forth on Section 2.5(a) of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has not as of the date hereof received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. No Subsidiary of the Company is required to file any form, report or other document with the SEC.
(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.
(c) The Proxy Statement on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Shareholders Meeting (i) shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.
(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to the Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed has been remediated in all material respects.

(f) The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).
2.6 No Undisclosed Liabilities. Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to the Parent prior to the date of this Agreement, (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and (d) for fees and expenses incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any material nature required to be reflected or disclosed on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP that were not adequately reflected or reserved against on the Company Balance Sheet (or the notes thereto).
2.7 Absence of Certain Changes or Events.
(a) Since December 31, 2020, there has not been a Company Material Adverse Effect.
(b) Since June 30, 2021 until the date of this Agreement, except for the transactions and actions expressly contemplated hereby and (with respect only to the immediately following clause (i)) any actions taken in good faith to respond to COVID-19 Measures, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under clause (a), (b), (c), (d), (e), (f), (i), (j), (m), (n), (o) and (p) (but with respect to clause (p), only as it pertains to the foregoing clauses) of Section 4.1 of this Agreement had such action occurred after the date of this Agreement.
2.8 Taxes.
(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns that the Company and each of its Subsidiaries were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or caused to be paid) on a timely basis all Taxes due and payable by the Company and/or its Subsidiaries.
(b) As of the date of this Agreement, (i) no examination or audit of any material Tax Return, or other Action in respect of any material amount of Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing or, to the Knowledge of the Company, orally, and (ii) no material adjustment with respect to any Tax Return or material claim for any additional Tax has been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress. There are no Liens for material Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Liens for Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.
(c) The Company and its Subsidiaries have complied in all material respects with applicable Laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of material Taxes required to be withheld and paid over.
(d) There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is presently contesting any material Tax liability of the Company or its Subsidiaries before any Governmental Entity.
(e) Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).
(f) No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(h) Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date hereof.
(i) No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(j) The Company will not be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting effected prior to the Closing, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount or deferred revenue received on or before the Closing Date.
(k) The Company has been treated as a corporation for U.S. federal income tax purposes since its formation. Each of the Company’s domestic Subsidiaries that is a corporation has been treated as a corporation for U.S. federal income tax purposes since its respective acquisition by the Company. Emerald Extrusion Services LLC has been treated as a partnership for U.S. federal income tax purposes since its acquisition by the Company. Each of the Company’s foreign Subsidiaries has been treated as a controlled foreign corporation for U.S. federal income tax purposes since its respective acquisition by the Company.
2.9 Real Property.
(a) The Company and its Subsidiaries do not own, and, except as set forth on Section 2.9(a) of the Company Disclosure Schedule, have not owned, any real property since January 1, 2005, or, to the Company’s Knowledge, prior to such date.
(b) Section 2.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.
(c) The Company and each of its Subsidiaries have obtained all appropriate certificates of occupancy, licenses, and permits required for the Company and its Subsidiaries to operate from the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property, and except for such items as would not reasonably be expected to have any material adverse effect on the Company and its Subsidiaries or their respective operations therefrom.
(d) The Company or its Subsidiaries are maintaining and repairing in a commercially reasonable manner in all material respects those portions of the Leased Real Property, if any, that they are responsible for maintaining and repairing under the Company Leases.
(e) Neither the Company nor any of its Subsidiaries has received written notice of, and, to the Company’s Knowledge, there are not any pending investigations or threatened or contemplated condemnation Actions affecting any material part of the Leased Real Property, or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation. The Leased Real Property has not suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.
2.10 Intellectual Property.
(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered Company Intellectual Property that is owned or purported to be owned by the Company or a Subsidiary. The Company or a Subsidiary has filed all documents and paid all material fees, and other financial obligations required to renew and maintain in force and effect in all material respects all such registered Company Intellectual Property until Closing. Section 2.10(a) of the Company Disclosure Schedule also sets forth a true, correct and complete list of the following included in the Company Intellectual Property and owned or purported to be owned by the Company or a Subsidiary: internet domain names and social media accounts and material, unregistered trademarks and brand names.
(b) Section 2.10(b)(i) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person any Company Intellectual Property (other than Off-the-Shelf Software) that is material to the Company and its Subsidiaries, taken as a whole. Section 2.10(b)(ii) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries has licensed to any other Person the right to use any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries, other than agreements, contracts or other instruments pursuant to which non-exclusive rights with respect to Company Intellectual Property have been granted in the Ordinary Course of Business to customers or users of Company’s products or services for the purpose of using such products or services or to independent contractors, vendors and similar Persons solely for the purpose of performing activities for or on behalf of the Company or any of its Subsidiaries.
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted, provided that this sentence shall not constitute a representation of non-infringement of any Intellectual Property of any Person.
(d) All issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property on Section 2.10(a) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, other than as a result of any patent expiration in accordance with its term.
(e) The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted since January 1, 2019), does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no claims alleging an Intellectual Property infringement, violation or misappropriation with respect to the Company Intellectual Property owned or purported to be owned by the Company and its Subsidiaries pending as of the date of this Agreement and, between January 1, 2019, and the date of this Agreement, except as disclosed in Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other Company Intellectual Property of a nature that the Company intends to keep confidential, including all source code for Proprietary Software. Each employee who is or was involved in a material respect in the creation or development of any material Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, hired after January 1, 2015, has signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which to the Company’s Knowledge, has not been breached by such Person, except for breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and its Subsidiaries are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of the Company or a Subsidiary, except for any unauthorized uses that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(g) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any material Company Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (and no third party has done so since January 1, 2019).
(h) The Company and its Subsidiaries own, or have sufficient license to use, all material computer software, including source code, operating systems, APIs, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted (“Computer Software”). The Company and its Subsidiaries are in compliance in all material respects with all provisions of any license or other agreement pursuant to which the Company or any of its Subsidiaries has the right to use any Computer Software. Section 2.10(h) of the Company Disclosure Schedule sets forth a list of all material Computer Software (excluding Off-the-Shelf Software with license or user fees less than $50,000), including any material Proprietary Software, and identifies any such Computer Software that is owned by the Company or its Subsidiaries rather than licensed from a third party. No Proprietary Software is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that has been used by Company or its Subsidiaries in a manner that requires public disclosure or licensing of the source code of any such Proprietary Software. The Company and its Subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any material Proprietary Software (except to customers and service providers and subject to appropriate nondisclosure obligations and use restrictions). The Company has made available to the Parent true and complete copies of all Company Material Contracts under which the Company or any of its Subsidiaries has the right to use Computer Software (other than Off-the-Shelf Software).
(i) The Company and its Subsidiaries maintain privacy policies (“Privacy Policies”) in accordance with applicable Law that describe their collection, use, storage, retention, disclosure, transfer, disposal or other processing of sensitive data, including any personally identifiable information, health information, payment card information, Social Security Numbers and other Personal Information protected by applicable Information Privacy and Security Laws (collectively, “Protected Information”). The Company and its Subsidiaries comply in all material respects with applicable Privacy Policies, use restrictions, Information Privacy and Security Laws, and other Laws pertaining to Protected Information in all material respects. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not impair in any material respect any right in, or cause the Company or any of its Subsidiaries to be in violation or default under any policy, agreement or Law (including any Information Privacy and Security Laws) applicable to, any private, personal or proprietary information (including Protected Information) acquired by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the conduct of their business in substantially the manner and to the extent presently conducted or contemplated. Section 2.10(i) of the Company Disclosure Schedule identifies any Company Material Contracts under which Protected Information of the Company or its Subsidiaries is hosted on the systems or networks of third parties, including cloud computing arrangements. No material claims are pending, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries by any Person (including any Governmental Entity) alleging a violation of privacy or other rights regarding Protected Information. All processing, storing and transmitting of payment card data by or for the Company and its Subsidiaries is compliant in all material respects with Payment Card Industry

Data Security Standard. None of the Company or its Subsidiaries or their respective Affiliates or any of their respective employees, officers, directors or managers, has used or disclosed Personal Information in the past five years so as to trigger a security breach notification or reporting requirement under applicable Law.
(j) The Company and its Subsidiaries have taken reasonable efforts to protect the confidentiality, integrity and security of their respective software, databases, networks, internet sites and other Company Systems and all Protected Information and Company proprietary information stored or contained therein or transmitted thereby from any unauthorized use, access, acquisition, interruption or modification by third parties (“Unauthorized Use”), and comply in all material respects with their own policies and any Laws with regard to such Company Systems and the transmission and storage of such information. The Company and its Subsidiaries have not experienced in the past five years any Unauthorized Use of such information or any Company Systems, or any infection of Company Systems by viruses or other harmful code, which caused a material disruption of the business of the Company or its Subsidiaries or required notification to any Person under applicable Laws.
(k) In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of the Company or its Subsidiaries that have been or would reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole. The Company has made available to the Parent access to the Company’s security, disaster recovery and business continuity plans and procedures. The Company and its Subsidiaries act in compliance in all material respects with such plans and procedures and have taken reasonable efforts to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.
2.11 Contracts; Government Contracts.
(a) Section 2.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties, rights or assets are bound.
(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.
(d) With respect to each Government Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties, rights or assets are bound as of the date of this Agreement, the Company and any applicable Subsidiaries have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly therein, by reference or by operation of any laws or regulations, except for any failure to comply that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
2.12 Litigation. There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

2.13 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and in the five-year period prior to the date hereof, has been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries have, and since January 1, 2019, have had, all Permits, licenses and other authorizations required under any Environmental Law, (iii) the Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with such Permits, licenses and other authorizations; (iv) there is no Action relating to any Environmental Laws with respect to which the Company or any of its Subsidiaries has been served or which, to the Company’s Knowledge, is otherwise pending or threatened against the Company or any of its Subsidiaries (or pending, or, to the Company’s Knowledge, threatened in connection with any real property currently owned by the Company or any of its Subsidiaries or, to the Company’s Knowledge, leased or formerly owned, by the Company or any of its Subsidiaries); (v) neither the Company nor any of its Subsidiaries has in the five-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or relating to any release or alleged or suspected release of Hazardous Substances; (vi) in the five-year period prior to the date hereof, there has been no release or alleged release of Hazardous Substances or violation of Environmental Laws at, on, under or from any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, and (vii) the Company and its Subsidiaries have timely filed for any required renewal or extension of any environmental Permits, licenses or other required authorizations and have not received any written notice or, to the Company’s Knowledge, oral notice, and do not otherwise have Knowledge, that such Permits will not be issued or renewed with terms and conditions that are consistent with the present operations of the Company and its Subsidiaries. The representations and warranties contained in this Section 2.13 and Section 2.17(g) are the only representations and warranties being made with respect to any Environmental Laws, Hazardous Substances, environmental Permits and other environmental matters, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Environmental Laws, Hazardous Substances, environmental Permits and other environmental matters. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 2.15 and 2.18 do not relate to environmental matters.
2.14 Employee Benefit Plans.
(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.
(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) a current IRS opinion or favorable determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan in the six-year period prior to the date hereof.
(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no Actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.
(g) None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to or is obligated to contribute to (or has during the past six years maintained or contributed to or been obligated to contribute to), or could reasonably be expected to have any liability with respect to, (i) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. During the immediately preceding six years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.
(h) Except as set forth on Section 2.14 of the Company Disclosure Schedule or as contemplated by Section 1.8 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Employee Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company’s Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries; or (v) limit or restrict the right of the Company or any of the Company’s Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable Law.
(i) Neither the Company nor any of the Company’s Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(j) Except as set forth on Section 2.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
(k) Except as set forth on Section 2.14(k) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by Section 4980B of the Code (and at the sole cost of such Person).
(l) All Company Employee Plans maintained pursuant to the laws of a country other than the United States and all plans or arrangements applicable to employees outside the United States that are mandated by applicable Law (i) have in all material respects been maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, in accordance with GAAP and, if required, applicable Law, except, in the case of clause (ii) or (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
2.15 Compliance with Laws.
(a) The Company and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, including the ownership or operation of its properties or assets, except for failures to comply or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect..
(b) In the three-year period prior to the date hereof, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign government officials or employees or to foreign political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or antiterrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, except in each case for unlawful payments or other violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) In the three-year period prior to the date hereof, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, except in each case for failures to comply that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
2.16 Healthcare Compliance.
(a) Since January 1, 2019, all activities of the Company and its Subsidiaries, and, to the Knowledge of the Company, each of their respective employees, officers, directors and managers, have been and are currently being, conducted in compliance with all Healthcare Laws and in compliance with Permits issued under or required by any Healthcare Laws, and all corrective action plans required by any Governmental Entity, except in each case for failures to comply that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Since January 1, 2019, no Action or recoupment has been threatened in writing, or, to the Knowledge of the Company, orally, or is currently pending and of which the Company has been notified in writing, or, to the Knowledge of the Company, orally, by or before any Governmental Entity alleging a material violation of any Healthcare Laws by the Company or any of its Subsidiaries or any of their respective Affiliates, or, to the Knowledge of the Company, any of their respective employees, officers, directors, contractors or managers with respect to the Company or any of its Subsidiaries. There are no outstanding investigative inquiries made to the Company or any of its Subsidiaries in writing by any Governmental Entity made under any Healthcare Law relating to the Company or its Subsidiaries.
(c) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, their respective employees, officers, directors, or managers, in each case in such capacity, has, since January 1, 2019, received any written notice with respect to the Company or any of its Subsidiaries alleging, or is currently the subject of an unresolved written allegation made by a Governmental Entity with respect to the Company or any of its Subsidiaries of a material violation of any Healthcare Law in the conduct of its business or indicating that the qualification of the Company or any of its Subsidiaries as a participating provider in any government program may be terminated or withdrawn.

(d) None of the Company or any of its Subsidiaries or their respective Affiliates or any of their respective employees, officers, directors, or managers is excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the federal health care programs defined in 42 U.S.C. § 1320a-7b(f).
2.17 FDA Matters; Products.
(a) The Products, based on applicable FDA policy, are not, and within the past three years have not been, adulterated or misbranded within the meaning of the FDCA, and are not articles which may not, under the FDCA, be introduced into interstate commerce, other than as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor its Subsidiaries, nor any Person acting on their behalf, has received (a) any FDA Form 483 (or similar form or other written communication from a similar Governmental Entity) relating to any of the Products; (b) any FDA (or similar Governmental Entity) written notices of adverse findings relating to any Products; or (c) any warning letters or other written correspondence from the FDA, the U.S. Consumer Product Safety Commission or any similar Governmental Entity concerning any Products in which the FDA (or similar Governmental Entity) asserted that the operations of the Company or its Subsidiaries were not in compliance with applicable Laws or guidelines relating to the Products, in each case other than (i) items that have been resolved and do not remain outstanding, or (ii) as would not reasonably be expected to have a Company Material Adverse Effect.
(b) Since January 1, 2019, all pre-clinical and clinical trials conducted or sponsored by or on behalf of the Company and its Subsidiaries with respect to the Products have been conducted in compliance with all applicable Laws, including, without limitation, those promulgated and enforced by the FDA or any other Governmental Entity, except in any case as have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) Since January 1, 2019, each Product sold, distributed or manufactured prior to the Closing by the Company, its Subsidiaries or third parties acting under any of such entities’ direction, has been in conformity in all respects with the specifications for such Product set forth in the marketing authorization applicable to the Product and all applicable Laws, including (i) the FDCA, the Consumer Product Safety Act, the Consumer Product Safety Improvement Act, the Federal Hazardous Substances Act, the Poison Prevention Packaging Act and the Fair Packaging & Labeling Act; (ii) any reporting obligations under any such Laws; and (iii) any notices or warnings required by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (also known as “Proposition 65”) except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d) To the Knowledge of the Company, since January 1, 2019, none of the officers or employees of the Company or its Subsidiaries, acting in their capacity as such, have been disqualified or debarred by the FDA for any purpose, or have been charged with or convicted under United States federal Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992, the FDCA or any other similar Law or have made an untrue statement of a material fact to any Governmental Entity with respect to Products (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Entity with respect to Products.
(e) The Company and its Subsidiaries have no liability arising out of any injury to individuals or property related to any Product designed, developed, manufactured, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or its Subsidiaries except as set forth in Section 2.17(g) of the Company Disclosure or in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(f) Since January 1, 2019, the Company and its Subsidiaries have taken reasonable steps to ensure that all Products and packaging manufactured, sold or delivered by or on behalf of the Company or any of its Subsidiaries that were manufactured, assembled, processed or packaged by any other Person on the behalf of the Company or its Subsidiaries were manufactured, assembled, processed and packaged in conformity in all respects with all Laws that are applicable to the manufacture, assembly, processing and packaging of such Products except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect..

(g) Since January 1, 2019, the Company and its Subsidiaries have taken all steps reasonably necessary to ensure that no Products or packaging manufactured, sold or delivered by the Company or any of its Subsidiaries or by another Person on behalf of the Company or any of its Subsidiaries contain any Hazardous Substance (including asbestos) in excess of amounts permitted by applicable Governmental Entities or in amounts that constitute a violation of applicable Law in any material respect. With respect to asbestos related claims against the Company and its Subsidiaries as of the date hereof, Section 2.17(g) of the Company Disclosure Schedule lists (i) the total available limits under applicable insurance policies, limits under each such policy eroded to date, and the estimated remaining available limits under each such policy as of the date hereof, (ii) all open, pending or outstanding asbestos liability claims as of December 31, 2021, and (iii) a description of (1) any asbestos-containing products sold by the Company and its Subsidiaries, or any of their predecessors, and (2) the approximate number of each such product sold.
2.18 Permits.
(a) The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including authorizations, Permits, licenses and franchises under Healthcare Laws, except for such Permits, licenses and franchises the absence of which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. The Company and its Subsidiaries have timely filed for any required renewal or extension of any Company Permits, and have not received any notice, and do not otherwise have knowledge, that such Company Permits will not be issued or renewed with terms and conditions that are consistent in all material respects with the present operations of the Company and its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.
(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, all reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date of this Agreement). Since January 1, 2019, except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any Person acting on behalf of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.
(d) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) each in his or her capacity as such, has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C.A § 335a(a) or any similar law or authorized by 21 U.S.C.A § 335a(b) or any similar law, and (ii) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) each in his or her capacity as such, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.
(e) Since January 1, 2019, neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Products, (iii) a negative change in reimbursement status of a Product, (iv) a 510(k) rescission letter, (v) any regulatory or advisory action by the FDA or any other Healthcare Regulatory Authority against the Company or any Product, including any notice of inspectional or adverse findings, any regulatory, untitled or warning letters or any recalls, (vi) any safety alert with respect to a Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.
2.19 Labor Matters.
(a) Since January 1, 2019, the Company and its Subsidiaries have complied with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that would not reasonably be expected to have a Company Material Adverse Effect. There are no material pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred within the three years prior to the date of this Agreement. Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, its Subsidiaries, or, to the Company’s Knowledge, any of their representatives has committed any unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, or, to the Company’s Knowledge, threatened, before the National Labor Relations Board or any comparable Governmental Entity.
(b) Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, to the Company’s Knowledge, there has not been during the previous three years, and there is currently no, material charge or complaint against the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees pending or threatened before the United States Department of Labor, the Office of Federal Contract Compliance Programs, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Entity, relating to the employment or termination of employment of any employee of the Company or any of its Subsidiaries.

(c) Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have discharged their respective obligations in full, and have complied in all material respects with all Laws, with respect to hours, classification, employment-related Taxes, immigration, equal employment opportunity, sexual harassment, affirmative action, legal qualification of employment status, plant closings or mass layoffs, occupational safety and health, worker’s compensation, salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other material benefits for their employees, officers, current or former directors, contractors and other representatives. In the three-year period prior to the date hereof, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company and its Subsidiaries, and none of the Company and its Subsidiaries have incurred any material liability under WARN . The Company and its Subsidiaries have not otherwise experienced any employment-related liability with respect to COVID-19 except in any case as has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole.
(d) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries, with a base annual salary of $75,000 or more, intends to terminate employment with the Company or any of its Subsidiaries prior to December 31, 2022, except as set forth in Section 2.19(d) of the Company Disclosure Schedule.
(e) All independent contractors that are working for or have worked for the Company or its Subsidiaries, in the five-year period prior to the date hereof, have been properly classified as independent contractors in compliance with all applicable Laws, other than as would not reasonably be expected to have a Company Material Adverse Effect.
2.20 [intentionally omitted].
2.21 Opinion of Financial Advisor. The financial advisor of the Company, Piper Sandler & Co. (“Piper Sandler”), has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. As soon as reasonably practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to the Parent for informational purposes only.
2.22 Takeover Laws. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.6, the Company Board has taken all actions necessary so that the requirements and restrictions contained in Subchapters E through H of Chapter 25 of the PBCL shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
2.23 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 2.23 of the Company Disclosure Schedule. The Company previously has made available to the Parent a copy of the Piper Sandler engagement letter, and the fees set forth therein are the only fees payable to Piper Sandler in connection with the Merger.
2.24 Insurance. Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect, (a) all current insurance policies maintained by or with respect to the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) the Company and its Subsidiaries are not in default under any such insurance policy, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policy, (c) no written notice of cancelation, termination or non-renewal has been received with respect to any such insurance policy, nor, to the Knowledge of the Company, are any of the foregoing threatened, and (d) as of the date hereof, there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.
2.25 Suppliers. Listed in Section 2.25 of the Company Disclosure Schedules are the names of the ten most significant suppliers (by dollar volume of purchases) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2021, and the approximate dollar amount purchased from each such supplier during such period. From January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier following the date hereof.
2.26 Customers. Listed in Section 2.26 of the Company Disclosure Schedules are the names of the ten most significant customers (by dollar volume of sales) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Customer”) for the twelve-month period ended December 31, 2021, and the approximate dollar volume of sales to each such customer during such period. From January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Customer that such Significant Customer has terminated, not renewed, or reduced materially, or to the Company’s Knowledge has threatened to terminate, not renew or reduce materially, its business with the Company or any of its Subsidiaries.
2.27 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Guarantors under the Equity Commitment Letter and the Guarantee:
(i) none of the Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Parent, Merger Sub, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Parent, Merger Sub and their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by the Parent, Merger Sub and their respective Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Guarantors under the Equity Commitment Letter and the Guarantee, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB
The Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article III are true and correct.
3.1 Organization, Standing and Power.
(a) The Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate of formation and operating agreement, or similar organizational documents as amended through the date of this Agreement, of the Parent.
(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Merger Sub.
3.2 Authority; No Conflict; Required Filings and Consents.
(a) Each of the Parent and Merger Sub has all requisite limited liability company power or corporate power, as applicable, and authority to enter into this Agreement and, subject to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and Merger Sub have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of each of the Parent and Merger Sub, subject to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The execution and delivery of this Agreement by each of the Parent and Merger Sub do not, and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, bylaws or other organizational documents of the Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default, with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), under, or require a consent or waiver under, or result (or, with or without notice or the lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section

3.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement by the Parent or Merger Sub or the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Statement of Merger with the Department of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.
3.3 Information Provided. The information to be supplied by or on behalf of the Parent or Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed or otherwise disseminated to shareholders of the Company, at the time of any amendment or supplement thereto, and at the time of the Company Meeting, in each case shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.
3.4 Equity Financing. Parent has delivered to the Company a true and complete copy, including all exhibits and schedules thereto, of the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantors, pursuant to which the Guarantors have agreed to make equity investments in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Financing”), for purposes of financing the Merger, the other transactions contemplated by this Agreement, and the related fees and expenses to be incurred by Parent in connection therewith. As of the date of this Agreement, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, none of the obligations and commitments contained in such letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no other Contracts, side letters or arrangements to which Parent or Merger Sub or any Guarantor is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing. Assuming the satisfaction of the conditions set forth in Article VI, and assuming the Financing is funded in accordance with the Equity Commitment Letter, the net proceeds of the Financing, together with the available unrestricted cash of the Company and its Subsidiaries and with the consideration to be issued under any Rollover Agreement, will in the aggregate be sufficient for Parent, Merger Sub or the Surviving Corporation, as applicable, to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including all amounts payable in respect of Company Stock Options and Company RSUs under this Agreement) and to pay all related fees and expenses of the Parent, Merger Sub and the Company. The Equity Commitment Letter is (x) a legal, valid and binding obligation of the Parent, Guarantors and each of the other parties thereto, (y) enforceable in accordance with its terms against the Parent, Guarantors and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect. As of the date hereof, each of Parent and Merger Sub has no reasonable basis to believe that it or any other party to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition therein. As of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a material default or material breach on the part of Parent, Merger Sub or any of the Guarantors pursuant to the Equity Commitment Letter.

For the avoidance of any doubt, Parent and Merger Sub acknowledge and agree that there is no financing contingency of any kind with respect to any of their obligations under this Agreement.
3.5 Operations of Parent and Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than in connection with their formation and the transactions contemplated hereby and prior to the Effective Time will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter, the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other securities of Merger Sub free and clear of all Liens. No vote or consent of the holders of any capital stock of the Parent is necessary to approve this Agreement and the Transactions (including the Merger). The vote or consent of the Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of Merger Sub necessary to approve this Agreement and the Transactions (including the Merger).
3.6 Ownership of Company Common Stock. Other than by reason of this Agreement or the transactions contemplated hereby, neither the Parent nor Merger Sub is an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of the Company or any of its Subsidiaries or otherwise owns beneficially or of record any Company Common Stock or other equity interest of the Company or any Subsidiary.
3.7 Litigation. As of the date of this Agreement, there is no Action pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had a Parent Material Adverse Effect.
3.8 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee (the “Guarantee”) of Altaris Health Partners V, L.P. and Altaris Health Partners V-A, L.P. (the “Guarantors”), dated as of the date of this Agreement, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and Parent’s and Merger Sub’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein. The Guarantee has not been amended, modified, withdrawn or rescinded in any respect and is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of any of the Guarantors under the Guarantee.
3.9 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, Merger Sub, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.
3.10 Solvency. Assuming (a) satisfaction or waiver of the conditions to the Parent’s and Merger Sub’s obligation to consummate the Merger and the accuracy of the representations and warranties of the Company set forth in Article II, (b) the effectiveness of the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Equity Commitment Letter, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and Merger Sub, and (c) the Company and its Subsidiaries will be Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the then present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed, as of that date, the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted within 90 days following the Closing Date and (iv) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
3.11 Sufficient Funds. The Guarantors have available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents, lines of credit or other sources of immediately available funds that, together with the unrestricted cash of the Company and its Subsidiaries, are sufficient to permit the Parent to fund the Merger Consideration contemplated by Article I and any other amounts payable by the Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the Transactions contemplated hereby. The obligations of the Parent and Merger Sub hereunder are not subject to any condition regarding the Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other Transactions contemplated by this Agreement.
3.12 Brokers. Prior to the Effective Time, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities.
3.13 Independent Investigation. Each of the Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.
3.14 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:
(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Company and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent and Merger Sub hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE IV

CONDUCT OF BUSINESS
4.1 Covenants of the Company. Except (i) as otherwise expressly contemplated or required by this Agreement, (ii) as required by applicable Law, (iii) as required, or in the Company’s reasonable, good faith discretion, advisable, in connection with any COVID-19 Measures, after written notice provided by the Company reasonably in advance of any such COVID-19 Measures to, and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as set forth in Section 4.1 of the Company Disclosure Schedule, or (v) with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with the Company. Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated or required by this Agreement, (B) as required by applicable Law, (C) as set forth in Section 4.1 of the Company Disclosure Schedule, or (D) with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:
(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement, (B) from holders of Company Stock Options or Company RSUs (in each case which are outstanding as of the date of this Agreement) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent permitted under the terms thereof as they exist on the date of this Agreement or (C) from former employees, directors and consultants as required by agreements existing as of the date of this Agreement providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement, in each case, under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;
(b) issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement, (ii) upon settlement of Company RSUs outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement or (iii) pursuant to the Company ESPP and in accordance with the terms thereof as they exist on the date of this Agreement;
(c) amend the Company’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for (i) purchases in accordance with the Company’s budget for capital expenditures set forth in Section 4.1(d)(i) of the Company Disclosure Schedule, (ii) purchases of inventory and raw materials in the Ordinary Course of Business, and (iii) purchases of other assets (other than those described in clauses (i) and (ii)) in an aggregate amount not to exceed $500,000;
(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries other than sales of inventory and accounts receivable and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, and sales of other assets in an aggregate amount not to exceed $1,000,000;
(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person;
(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) indebtedness incurred under the Credit Facility in the Ordinary Course of Business in an aggregate principal amount not to exceed $1,000,000 at any time), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may continue to make investments in the Ordinary Course of Business in short-term, highly liquid investments, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;
(h) make any capital expenditures or other expenditures with respect to property, plant or equipment other than as included in and in accordance with the Company’s budget for capital expenditures set forth in Section 4.1(d) of the Company Disclosure Schedule or as otherwise permitted under Section 4.1(d) of this Agreement;
(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;
(j) except as required by applicable Law or in order to comply with any Company Employee Plan in existence on the date hereof or, in the case of clause (iii) below, as required, or, in the Company’s reasonable, good faith discretion, advisable, in connection with any COVID-19 Measures, after written notice provided by the Company reasonably in advance of any such COVID-19 Measures to, and, to the extent practicable under the circumstances, consultation with, Parent, (i) adopt, enter into, terminate or amend in a manner adverse to the Company or any of its Subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, except (to the extent done in the Ordinary Course of Business) (A) entry into at-will offer letters with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s severance practices set forth in Section 4.1(j)(i) of the Company Disclosure Schedule as in effect on the date hereof (the “Company Severance Practices”) or (B) entry into customary separation agreements providing for a release by the applicable former employee and (if applicable) severance benefits consistent with the Company Severance Practices, (ii) hire any new employees or individual independent contractors, except (to the extent hired in the Ordinary Course Of Business) (A) non-executive employees, (B) individual independent contractors, and (C) employees with individual salaries or wages of less than $200,000 per year, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plans and that apply to substantially all Company Employees, (iv) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof disclosed in Section 4.1(j)(ii) of the Company Disclosure Schedule, (B) salary increases approved as of the date hereof that are set forth on Section 4.1(j)(iv)(B) of the Company Disclosure Schedule, and customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year, (C) bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or (vi) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $200,000, other than for cause;
(k) (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than, in the Ordinary Course of Business, Contracts described in clause (e) of the definition of “Company Material Contract”), (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;
(l) knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;
(m) except as permitted by and in accordance with Section 5.12, settle any Action, other than the settlement of any Action (but not a criminal Action) (i) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or (ii) that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $250,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;
(n) make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability;
(o) cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefore, or amend in any material respect, any insurance policy; or
(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
4.2 Conduct of Business by the Parent and Merger Sub Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable Law, during the Pre-Closing Period, (a) neither the Parent nor Merger Sub shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement and (b) Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.
ARTICLE V

ADDITIONAL AGREEMENTS
5.1 No Solicitation.
(a) Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time on the 35th day after the date hereof (“Initial No-Shop Period Start Date”), or continuing until 11:59 p.m.,

Eastern time on the 45th day after the date hereof with respect to an Excluded Party (“Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date”, the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right, directly or indirectly, to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Person) any information (including non-public information) relating to the Company, its Subsidiaries or any of its Affiliates or afford to any such Third Person (and such Representatives) access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that (A) the Company will promptly (and in any event within 24 hours) provide to the Parent, or provide the Parent access to, any such non-public information concerning the Company and its Subsidiaries that is provided to any such Third Person or its Representatives that was not previously provided to the Parent or its Representatives and (B) the Company and its Subsidiaries shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose Affiliates are a competitor of the Company and its Subsidiaries in connection with the actions permitted by this Section 5.1(a), except in accordance with customary “clean room” or other similar procedures; and (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Third Person with respect to the Company and its Subsidiaries to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).
(b) No Solicitation or Negotiation. Subject to the terms of this Section 5.1, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.1(b), request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Third Person (and such Third Person’s Representatives) with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Third Person or its Representatives; and (B) terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.1(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries will not instruct, authorize or knowingly permit any of their officers and directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives) any non-public information relating to the Company, its Subsidiaries or Affiliates or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, its Subsidiaries or Affiliates (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Third Persons of the provisions contained in this Section 5.1); (iv) approve, endorse or recommend any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).
(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.1, from the No-Shop Period Start Date until the Company’s receipt of the Company Shareholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any information (including non-public information) relating to the Company, its Subsidiaries or Affiliates to, or afford access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of the Company, its Subsidiaries or Affiliates pursuant to an Acceptable Confidentiality Agreement to any Third Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Third Person (and its Representatives) with such Acquisition Proposal (in each case, if requested by such Third Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.1(b); provided, that the Company and its Representatives may contact any Third Person with respect to an Acquisition Proposal (with a request that any response from such Third Person is in writing) to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (without the Company Board being required to make the determination in the following proviso at the time of seeking such clarification), it being agreed that if the Company Board receives any clarifications from such Third Person, the Notice Period will not be deemed commenced until such clarifications are provided to Parent; provided, however, that, except as permitted by the immediately preceding proviso the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.1(c) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further that the Company will promptly (and in any event within 24 hours) make available to the Parent and its Representatives any non-public information concerning the Company, its Subsidiaries or Affiliates that is provided to any such Third Person or its Representatives that was not previously made available to the Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person.
(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided in Section 5.1(e), at no time after the date hereof (or in the case of clause (i)(C) immediately below, after the No-Shop Period Start Date) may the Company Board (or a committee thereof):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to the Parent in any material respect (it being understood that it shall be considered a modification adverse to the Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the shareholders of the Company within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve, endorse, recommend or otherwise publicly declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after the Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer; or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (4) the delivery by the Company to the Parent of any notice contemplated by Section 5.1(e) will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:
(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any change, event, development, effect or change in circumstances that is material to the Company and its Subsidiaries taken together as a whole, that (a) was not known to or reasonably foreseeable by the Company Board on the date of this Agreement and becomes known to the Company Board prior to the receipt of the Company Shareholder Approval and (b) does not relate to (i) any Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
(a) the Company has provided prior written notice to the Parent at least five Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.1(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;
(b) prior to effecting such Company Board Recommendation Change, during such Event Notice Period, (A) the Company and its Representatives must have negotiated with the Parent and its Representatives and/or the Guarantors in good faith (to the extent that the Parent desires to so negotiate) to allow the Parent and/or the Guarantors to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (B) the Company Board shall have taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by the Parent and/or the Guarantors and other information provided by the Parent and/or the Guarantors in response to the notice described in clause (a) of this Section 5.1(e)(i), in each case, that are offered in writing by the Parent and/or the Guarantors, in a manner that would constitute a binding proposal between the parties if accepted by the Company, by no later than 11:59 p.m., Eastern time, on the last day of the Event Notice Period; and

(c) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account the Parent’s and/or Guarantors’ proposed revisions (if any) to the terms and conditions of this Agreement, the Equity Commitment Letter and the Guarantee, as applicable) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify the Parent of such modification and the Event Notice Period shall recommence and be extended for two Business Days from the day of such notification.
(ii) if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 7.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:
(a) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;
(b) the Company and its Subsidiaries and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.1 with respect to such Acquisition Proposal;
(c) (i) the Company has provided prior written notice to the Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.1(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with the Parent and its Representatives and/or the Guarantors in good faith (to the extent that the Parent desires to so negotiate) to discuss such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted the Parent and its Representatives to make a presentation to the Company Board regarding, and taken into account any adjustments (if any) to the terms and conditions of, this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and/or the Guarantors and other information provided by the Parent and/or the Guarantors during the Notice Period, in each case, that are offered in writing by the Parent and/or the Guarantors, in a manner that would constitute a binding proposal between the parties if accepted by the Company, by no later than 11:59 p.m., Eastern time, on the last day of the Notice Period; provided that in the event of any material modifications to any Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material modification (a “Material Revision”)), the Company will be required to deliver a new written notice to the Parent and to comply with the requirements of this Section 5.1(e)(ii)(c) (other than the requirement of a presentation as contemplated by clause (ii)(2) above) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days);
(d) following such Notice Period, including any subsequent Notice Period with respect to a Material Revision as provided in the final proviso of the foregoing Section 5.3(e)(ii)(c), the Company

Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and/or Guarantors proposed revisions to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood and agreed to that if after such consultation the Company Board shall have determined that the Acquisition Proposal no longer continues to be a Superior Proposal, the Company may promptly (and in any event no later than two days thereafter) inform the Third Person that made such Acquisition Proposal of the revisions to this Agreement proposed by the Parent pursuant to Section 5.1(e)(ii)(c)); and
(e) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 7.1(h), including paying the Company Termination Fee in accordance with Section 7.3(b)(iii).
(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify the Parent if any offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their respective Representatives. Such notice must include (i) the identity of the Third Person or “group” of Persons making such inquiries, offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Third Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such inquiries, offers or proposals. Thereafter, the Company must keep the Parent reasonably informed, on a reasonably prompt basis, of the status and material developments relating to such Acquisition Proposal (including any material amendments thereto (including with respect to modifications to any material financial terms).
(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.1; or (iv) making any disclosure to the shareholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.1(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of the Parent under this Section 5.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.1(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(h) Breach by Representatives. The Company agrees that any material breach of this Section 5.1 by any of its Representatives (acting as such) will be deemed to be a breach of this Agreement by the Company.

5.2 Preparation of the Proxy Statement; Company Shareholder Approval of the Merger.
(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC the Proxy Statement, to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders (the “Company Meeting”) to be held to consider, among other matters, the approval of this Agreement and (ii) set a record date for determining the shareholders entitled to notice of and to vote at the Company Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon and the Company will consider in good faith incorporating all reasonable comments timely made thereto by the Parent. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto and the Company will consider in good faith incorporating any reasonable comments to such response timely made by the Parent. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to shareholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Meeting in accordance with applicable Law (but not beyond the Termination Date) (i) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting or (iii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.1(e), the Company, through the Company Board, shall (A) recommend to its shareholders that they approve this Agreement and the Merger (the “Company Board Recommendation”) and (B) include such recommendation in the Proxy Statement.
5.3 Nasdaq Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its commercially reasonable efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from Nasdaq as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
5.4 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b) During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 5.4(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its employees (subject to this Section 5.4(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal (except as otherwise required by the terms of this Agreement), (B) if in the Company’s reasonable, good faith discretion, restricting or prohibiting access is advisable in connection with any COVID-19 Measures, or (C) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract (including confidentiality provisions thereof), or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (C) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable Law and practicable under the circumstances); provided that any communications by the Parent or its Representatives with employees of the Company or its Subsidiaries shall not require any notice if such communications are with any of the persons set forth on Section 5.4(b) of the Company Disclosure Schedule. Any such information shall be subject to the Confidentiality Agreement. Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, neither the Parent nor Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth in Section 5.4(b) of the Company Disclosure Schedule), licensors, customers or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company shall have the right to have the Company’s representative present at such meeting), it being understood that (I) the Company will cooperate in good faith with the Parent to arrange for an appropriate response to unsolicited outreach to the Parent or any of its Affiliates or Representatives by such licensors, customers or suppliers (which response shall include, at the Company’s request, a representative of the Company), and (II) this Section 5.4(b) shall not prohibit the Parent or any of its Affiliates or Representatives from contacting such licensors, customers or suppliers in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby.
5.5 Legal Conditions to the Merger.
(a) Subject to the terms hereof, including Section 5.5(b), Section 5.5(c) and Section 5.5(d), each party hereto shall each use its commercially reasonable efforts to:
(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party listed on Section 5.5(a) of the Company Disclosure Schedule in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or Merger Sub, as contemplated by and subject to Section 5.5(d)) agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable Law;
(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and
(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, nothing contained in this Section 5.5(a) shall limit any obligation under any other provision in this Section 5.5.
(b) Without limiting the generality of anything contained in this Section 5.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws. None of the Parent, Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.
(c) Subject to the terms hereof, and without limiting the Parent’s obligations under Section 5.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. To the extent permitted by law or any Governmental Entity reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entity.
(d) Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order challenging any of the transactions contemplated hereby as violative of any Antitrust Law, which would have the effect of preventing or delaying the Closing beyond the Termination Date; provided, however, that neither the Parent nor Merger Sub shall be required to take, or to cause the Surviving Corporation to take, any of the actions under this Section 5.5(d) or any other provision of Section 5.5 that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of the Parent and its Affiliates.
5.6 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or Merger Sub’s response thereto) in connection with an Acquisition Proposal.
5.7 D&O Indemnification.
(a) From and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, Action or investigation from each of the Parent and the Surviving Corporation (without duplication) within ten Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the PBCL or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.
(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.
(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation shall not be required to pay an annual premium in excess of the Maximum Premium. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or (if applicable) if the Reporting Tail Endorsement would exceed the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance

(or coverage under a Reporting Tail Endorsement, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the Indemnified Parties than the Current D&O Insurance.
(d) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.
(e) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets), (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.7.
(f) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs.
5.8 Notification of Certain Matters. Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 6.3(a) or (ii) in the case of any representation or warranty of the Parent or Merger Sub, in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by Merger Sub) of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 5.8 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies available to the parties hereunder.
5.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, the Parent and Merger Sub, as applicable, each shall use its respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions; provided that the Parent and Merger Sub shall only be required to take any action pursuant to this Section 5.9 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and Merger Sub take specified actions to render such Antitakeover Law inapplicable.
5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.
5.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.12 Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify the Parent of such litigation and shall keep the Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Parent and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice.
5.13 Financing.
(a) Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, do the following upon reasonable prior notice:
(i) providing the Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by the Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by the Parent, Merger Sub or their respective Affiliates in connection with the Merger (the “Debt Financing”);
(ii) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing;
(iii) assisting Parent and the Debt Financing Sources with the timely preparation of customary (A) rating-agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries, taken as a whole; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case based on financial information and data derived from the Company’s historical books and records; provided, however, that the Company and its Subsidiaries will not be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;
(iv) assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the grant of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;
(v) furnishing the Parent, Merger Sub and the Debt Financing Sources, as promptly as reasonably practical, with, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;
(vi) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;
(vii) reasonably facilitating the grant of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time, and obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Effective Time;
(viii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness of the Company and its Subsidiaries (or such portions or items thereof as Parent elects) to have repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;
(ix) providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors; provided, however, that all such materials have been previously identified to, and provided to, the Company;
(x) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;
(xi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by the Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;
(xii) promptly (but in no event later than three Business Days prior to the Closing Date) furnishing Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; and

(xiii) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.
(b) Obligations of the Company. Nothing in this Section 5.13 will require the Company to (i) waive or amend any terms of this Agreement, (ii) agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement ; (iii) enter into any definitive agreement that will be effective prior to the Closing Date or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) prior to the Closing Date; (iv) give any indemnities in connection with the Debt Financing effective prior to the Effective Time; (v) take any action that, in the good-faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company and its Subsidiaries; (vi) take any action that (A) will conflict with or violate its organizational documents, (B) would reasonably be expected to result in a violation or breach of any applicable Laws or (C) would result in a material violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party; (vii) provide access to or disclose any information to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections; or (viii) furnish any information that is not regularly prepared by the Company or its Subsidiaries in the Ordinary Course of Business or that could not be prepared by the Company without undue burden or expense. In addition, any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.13 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.13 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.
(c) Use of Logos. Subject to the Company’s prior written approval of any such use prior to the Effective Time (not to be unreasonably withheld, conditioned or delayed), the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons, at the election of the Parent (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.13. Parent and Merger Sub shall indemnify and hold harmless the Company, each of its Subsidiaries and their respective Representatives from and against all liabilities, losses, damages, claims, obligations, demands, damages, costs or expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the obligations of the Company and its Subsidiaries under this Section 5.13, or the provision of information utilized in connection therewith, except to the extent resulting from willful and material misconduct or fraud committed by or on behalf of the Company, its Subsidiaries or their respective Representatives. Parent’s obligations pursuant to this Section 5.13(e) are referred to collectively as the “Parent Reimbursement Obligations.”
5.14 Employee Benefit Plans.

(a) For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed with the Company or its Subsidiaries or the Parent or any of its Affiliates, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) base salary and wages no less favorable than the base salary and wages provided to such Company Employee immediately before the Effective Time, (ii) annual cash bonus incentive opportunity no less favorable than the annual cash bonus incentive opportunity in effect for such Company Employee immediately before the Effective Time, provided that, with respect to any period commencing on or after January 1, 2023, the Parent may change, or cause to changed, the performance criteria for such annual cash bonus incentive opportunity from the performance criteria in effect immediately prior to the Effective Time, in the Parent’s sole discretion, and (iii) continued coverage under the Company Employee Plans listed on Section 5.14 of the Company Disclosure Schedule (or under any substantially comparable plan) at the same level and subject to substantially the same terms as conditions (taken as a whole) as provided to such Company Employee immediately before the Effective Time (excluding equity incentive awards, equity purchase agreements and individual employment, change in control and/or severance agreements or arrangements); provided, however, that the requirements of this Section 5.14 shall not apply to any Company Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.
(b) If a new benefit plan is established in replacement of a Company Employee Plan listed on Section 5.14 of the Company Disclosure Schedule that covers a Company Employee, then: (i) for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under such new plan, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, and (ii) for purposes of any equity or phantom equity plan or program adopted by the Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing; (ii) Parent shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Employee Plan in effect immediately prior to the Effective Time and (y) provide each such Company Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.
(c) If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable in the aggregate to the severance benefits that would have been paid under such circumstances under the Company Severance Practices as in existence on the date of this Agreement; provided, however, that the requirements of this Section 5.14(c) shall not apply to any Company Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.
(d) At least ten Business Days prior to the anticipated Closing Date, the Company covenants and agrees to provide the Parent with an analysis and supporting calculations prepared by the Company or its tax advisors regarding the applicability of Section 280G of the Code to the transactions contemplated by this Agreement (either alone or together with any other event). Notwithstanding anything to the contrary contained in this Agreement, if any payment or benefit to be paid or received with respect to the transactions contemplated by this Agreement (a “Change in Control Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) if not for reduction, the Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company agrees to cause the Change in Control Payment be reduced in accordance with the applicable provision of the applicable Company Stock Plan to the extent necessary to reduce the Change in Control Payment to the greater after-tax amount to the recipient of (A) and (B), after taking into account the Excise Tax and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate), where (A) is the largest portion of the Change in Control Payment that would result in no portion of the Change in Control Payment being subject to the Excise Tax and (B) is the unreduced Change in Control Payment.
(e) Subject to Section 5.14(a), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and any newly established employee benefit plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 5.14 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.14. The provisions of Sections 5.14(a) through 5.14(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any Contracts covering them.
5.15 Certain Pre-Closing Covenants. Prior to the Closing Date, Company shall use its commercially reasonable efforts to take the actions and to provide to the Parent the documents set forth on Section 5.15 of the Company Disclosure Schedule.
5.16 Rollover Shares. Prior to the Closing Date, the Parent, the Company and the persons set forth on Section 5.16 of the Company Disclosure Schedule (the “Rollover Shareholders”) may negotiate and enter into one or more agreements (collectively, the “Rollover Agreement”) providing for the contribution immediately prior to the Effective Time of a portion of the shares of Company Common Stock held by the Rollover Shareholders (the aggregate amount to be contributed, if any, the “Rollover Shares”) to an Affiliate of the Parent in exchange for equity interests of such Affiliate in a transaction intended to qualify as a contribution of property under Section 721 of the Code and regulations promulgated thereunder.
ARTICLE VI

CONDITIONS TO MERGER
6.1 Conditions to Each Party’s Obligation to effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Shareholder Approval. The Company Voting Proposal shall have been approved by the Required Company Shareholder Vote.
(b) Antitrust Approval. Any waiting period and other similar periods (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act and (unless waived by the Parent in its sole discretion) under any other Antitrust Laws applicable to the Merger shall have expired, lapsed or been terminated or obtained, as applicable.
(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Company, at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) each of the Parent and Merger Sub shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and
(c) the Company shall have received a certificate executed by an executive officer of the Parent, dated the Closing Date, confirming on behalf of the Parent and Merger Sub that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied.
6.3 Conditions to the Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Parent (on behalf of the Parent and Merger Sub), at or prior to the Effective Time of the following conditions:
(a) (A) the representations and warranties of the Company contained in Section 2.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (B) the representations and warranties of the Company contained in the first sentence of Section 2.1; Section 2.2; Section 2.3(a) and (b); Section 2.4(a); Section 2.22; and Section 2.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; and (C) all the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b) the Company shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and
(c) the Parent and Merger Sub shall have received a certificate executed by an executive officer of the Company, dated the Closing Date, confirming on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied.
ARTICLE VII

TERMINATION AND AMENDMENT
7.1 Termination. This Agreement may be validly terminated, and the Transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) by mutual written consent of the Parent and the Company;
(b) by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Entity of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern time, on August 31, 2022 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to (i) (A) the Parent, if the Company has the right to terminate this Agreement pursuant to Section 7.1(g); or (B) the Company, if the Parent has the right to terminate this Agreement pursuant to Section 7.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for the purposes of this Agreement)) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VI prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;
(d) by either the Parent or the Company at any time prior to the Effective Time if the Company fails to obtain the Company Shareholder Approval at the Company Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for the purposes of this Agreement)) has been the cause of, or resulted in, the failure to obtain the Company Shareholder Approval at the Company Meeting (or any adjournment or postponement thereof);
(e) by the Parent (whether prior to or after the receipt of the Company Shareholder Approval), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by the Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if (i) such breach or failure to perform has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 7.1(g);
(f) by the Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change (in which case, the Company shall provide the Parent with written notification of such Company Board Recommendation Change within 24 hours after the occurrence of such Company Board Recommendation Change), except that the Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) will expire on the earlier of (i) at 5:00 p.m., Eastern time, on the tenth Business Day following the date on which the Company provided such written notice to the Parent of the Company Board Recommendation Change, and (ii) the time the Company Shareholder Approval is obtained;
(g) by the Company (whether prior to or after the receipt of the Company Shareholder Approval), if the Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to the Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if (i) such breach or failure to perform has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (ii) the Parent has the valid right to terminate this Agreement pursuant to Section 7.1(e); or

(h) by the Company, at any time prior to receiving the Company Shareholder Approval if each of the following occurs: (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with Section 5.1; (iii) the Company has complied in all material respects with Section 5.1 with respect to such Superior Proposal; and (iv) as a condition to such termination, the Company pays the Company Termination Fee due to the Parent in accordance with the applicable provision of Section 7.3(b)(iii).
7.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 2.27, Section 3.14, Section 5.4(a), Section 5.6, this Section 7.2, Section 7.3, Article VIII and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for fraud or any Willful Breach of this Agreement prior to its termination. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
7.3 Fees and Expenses.
(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, the Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.
(b) Company Payment.
(i) If (A) this Agreement is validly terminated pursuant to (I) Section 7.1(c), (II) Section 7.1(d), or (III) Section 7.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to the immediately preceding clause (A), an Acquisition Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (C) within one year following the termination of this Agreement pursuant to the preceding clause (A), the Company enters into a definitive agreement providing for the consummation of any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal (an “Acquisition Transaction”) and, within or after such one-year period, such Acquisition Transaction is consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay to the Parent an amount equal to $4,000,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time. For purposes of this Section 7.3(b)(i), all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.
(ii) If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to the Parent the Company Termination Fee, in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time.

(iii) If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to the Parent the Company Termination Fee, in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time; provided that if (A) such termination occurs prior to the Initial No-Shop Period Start Date (or, if the Superior Proposal with respect to which the Company is terminating this Agreement pursuant to Section 7.1(h) is with an Excluded Party, then if such termination occurs prior to the Excluded Party No-Shop Period Start Date) and (B) the Company has entered into an Alternative Acquisition Agreement to consummate a Superior Proposal at the time of such termination, then the “Company Termination Fee” for purposes of this Agreement shall mean an amount equal to $3,000,000.
(c) Parent Payment. If this Agreement is validly terminated by (i) the Company pursuant to Section 7.1(g) or (ii) the Parent pursuant to Section 7.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.1(g), in each case, then the Parent must promptly (and in any event within five Business Days) following such termination pay to the Company $6,000,000 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to the Parent by the Company as of the date of this Agreement, or as further updated by written notice by the Company from time to time.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or the Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, the payee Party commences an Action that results in a judgment against the payor Party for the amount set forth in Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.
(f) Sole and Exclusive Remedy.
(i) If this Agreement is terminated pursuant to Section 7.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 7.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Parent Reimbursement Obligations, and the Company’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable). Notwithstanding the foregoing, this Section 7.3(f)(i) will not relieve the Parent, Merger Sub or any Guarantor from liability for (1) any fraud or Willful Breach of this Agreement, or (2) any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent, Merger Sub or any of their Affiliates for breaches (including any Willful Breach or fraud) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Equity Commitment Letter or the Guarantee exceed an amount equal to $6,000,000 in the aggregate for all such breaches, plus the Enforcement Expenses, if any, and the Parent Reimbursement Obligations, if any (collectively, the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) the Parent, Merger Sub or any Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Sources, Affiliates (other than the Parent, Merger Sub or any Guarantor), members, managers, general or limited partners, stockholders and assignees of each of the Parent, Merger Sub and each Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee, or the transactions contemplated hereby and thereby (including, any breach by the Parent, Merger Sub or any Guarantor), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Guarantors’ obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of the Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person, have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.
(ii) If this Agreement is terminated pursuant to Section 7.1, the Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 7.3(b) and the Parent’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent, Merger Sub, the Guarantors and the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of the Parent, Merger Sub, any Guarantor or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, Section 7.3(e)). The Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) will be the only monetary damages the Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable); and (2) none of the Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 7.3(a) and Section 7.3(e), as applicable). Notwithstanding the foregoing, this Section 7.3(f)(ii) will not relieve the Company and its Subsidiaries from liability for any fraud or Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches (including any Willful Breach or fraud) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $4,000,000 in the aggregate for all such breaches, plus the Enforcement Expenses, if any (collectively, the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.
(g) Liquidated Damages. Each of the parties hereto acknowledges that any amount payable by the Company or the Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(h) Acknowledgement regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that the Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b) except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.10(b) and any monetary damages.
(i) Non-Recourse Parent Party. In no event will the Company or any of its Subsidiaries seek or obtain, nor will they permit any of their respective Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantors, the Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Parent, Merger Sub or any Guarantor), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from the Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantors to the extent expressly provided for in the Guarantee and the Equity Commitment Letter.
7.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Company Shareholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s shareholders pursuant to the PBCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify in a manner adverse to the Debt Financing Sources in any material respect the substance of the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.
7.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
7.6 No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 7.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive agreement for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
ARTICLE VIII

DEFINED TERMS
The following capitalized terms shall have the respective meanings set forth below:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement; or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).
“Acquisition Proposal” means any proposal or offer (a) for a merger, consolidation, liquidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or any of its Subsidiaries, (b) for the direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons, or the issuance by the Company, of 15% or more of the Company’s equity securities or the equity securities of the Company and its Subsidiaries, or (c) for any direct or indirect purchase, license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons of assets constituting or accounting for more than 15% of the consolidated total assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such proposal or offer), in each case other than the transactions contemplated by this Agreement or any offer or proposal by the Parent, any Subsidiary of the Parent or any of the Guarantors.
“Acquisition Transaction” has the meaning set forth in Section 7.3(b)(i).
“Action” means any claim, litigation, action, suit, arbitration, proceeding, or to the Company’s Knowledge, inquiry or investigation.
“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.
“Agreement” has the meaning set forth in the preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.1(a).
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4(a).
“Business Day” means any day on which the principal offices of the SEC in Washington, DC, are open to accept filings other than a day on which banking institutions located in New York, New York, are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on February 24, 2022.
“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock (other than any Rollover Shares).
“Change in Control Payment” has the meaning set forth in Section 5.14(d).
“Closing” means the closing of the Merger.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2020.
“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).
“Company Board Recommendation” has the meaning set forth in Section 5.2(b).
“Company Board Recommendation Change” has the meaning set forth in Section 5.1(e).
“Company Breach Notice Period” has the meaning set forth in Section 7.1(e).
“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and Merger Sub and dated as of the date of this Agreement.
“Company Employee” means any person employed by the Company or a Subsidiary of the Company as of the Effective Time.
“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries and as to which the Company or any Subsidiary has any liability, but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.
“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan, as in effect on the date hereof.
“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries.
“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property.
“Company Liability Limitation” has the meaning set forth in Section 7.3(f)(ii).
“Company Material Adverse Effect” means any effect, change, event, occurrence or development that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19 Measures), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 2.4; (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing; or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 4.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (k) any Actions made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, the Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industries in which the Company operates, then the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.
“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound: (a) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (b) that (i) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world; (ii) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party; or (iii) provides for “exclusivity” or any similar requirement in favor of a third party; (c) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement; (d) that constitutes a royalty or commission payment obligation by or to the Company or any of its Subsidiaries under which the amount of such payment obligation in the aggregate would reasonably be expected to be in an amount in excess of $1,000,000 in the next 12 months; (e) that constitutes a customer, manufacturing, supply, distribution or marketing agreement that provides for payment obligations by or to the Company or any of its Subsidiaries of at least $1,000,000 or more in the past twelve months or in any prospective twelve month period; (f) pursuant to which the Company or any of its Subsidiaries has or may have guarantee, “earn-out” or other contingent payment obligations; (g) that constitutes a settlement, conciliation or similar agreement (A) that is with any Governmental Entity since January 1, 2019, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity or (C) that would otherwise limit the operation of the Company or any of its Subsidiaries in any material respect after the Closing; (h) pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding; (i) that was entered into after January 1,

2017, and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person; or (j) that relates to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of the Company or any of its Subsidiaries.
“Company Meeting” has the meaning set forth in Section 5.2(a).
“Company Permits” has the meaning set forth in Section 2.18(a).
“Company Related Parties” has the meaning set forth in Section 7.3(f)(i).
“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.
“Company SEC Reports” has the meaning set forth in Section 2.5(a).
“Company Severance Practices” has the meaning set forth in Section 4.1(j).
“Company Shareholder Approval” has the meaning set forth in Section 2.4(a).
“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, the term Company Stock Option, shall not be deemed to include any options outstanding under the Company ESPP.
“Company Stock Plan” means the Company’s 2006 Equity Incentive Plan, as amended, and the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended.
“Company Systems” means the Computer Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems that are owned or used or relied on by the Company or its Subsidiaries.
“Company’s Knowledge” means the actual knowledge, as of the date hereof, and after reasonable inquiry, of the individuals identified in Section 8.1 of the Company Disclosure Schedule.
“Computer Software” has the meaning set forth in Section 2.10(h).
“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i).
“Confidentiality Agreement” means the confidentiality agreement, dated as of December 29, 2021, between the Company and Altaris Capital Partners, LLC.
“Consent” means any consent, approval, filing, registration, notification, Permit, order or authorization.
“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related or associated epidemics, pandemics or disease outbreaks, or related health condition).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“Credit Facility” means collectively (i) the Loan and Security Agreement dated as of August 13, 2009, as amended, by and among the Company, Intricon, Inc., Hearing Help Express, Inc., and CIBC Bank USA (formerly known as The PrivateBank and Trust Company) and (ii) the Facility Letter, dated as of May 25, 2018, by and between Intricon Pte. Ltd. and Oversea-Chinese Banking Corporation Limited, as revised on August 30, 2018.
“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.
“Debt Financing” has the meaning set forth in Section 5.13(a).
“Debt Financing Sources” means the Persons (other than the Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.
“Department of State” means the Department of State of the Commonwealth of Pennsylvania.
“Dissenting Shares” has the meaning set forth in Section 1.9(a).
“Effective Time” has the meaning set forth in Section 1.2.
“EMA” means European Medicines Agency.
“Equity Commitment Letter” has the meaning set forth in Section 3.4.
“Enforcement Expenses” has the meaning set forth in Section 7.3(e).
“Environmental Law” means any Law, regulation, order, decree, permit or requirement of any Governmental Entity relating to: (a) the protection, investigation, clean up, remediation or restoration of the environment, human or occupational health or safety, or natural resources; (b) pollution control; or (c) Hazardous Substances, including the handling, use, generation, transportation, storage, distribution in commerce, release and/or disposal of Hazardous Substances; or (d) noise, odor or wetlands protection.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or any of its Subsidiaries.
“Event Notice Period” has the meaning set forth in Section 5.1(e)(i)(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 5.14(d).
“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the Initial No-Shop Period Start Date, represent more than 50% of the equity financing of such group at all times following the Initial No-Shop Period Start Date and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to the Company or any of its Representatives after the date of this Agreement and prior to the Initial No-Shop Period Start Date, and (b) whose Acquisition Proposal is determined by the Company Board in good faith (after consultation with its outside counsel and its financial advisor), prior to the Initial No-Shop Period Start Date, to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Acquisition Proposal is withdrawn or terminated by such Third Person (or group, if applicable) or is modified in any material respect by such Third Person (or group, if applicable) such that the Acquisition Proposal submitted by such Third Person (or group, if applicable) would no longer be a Superior Proposal; it being understood that a modification of an Acquisition Proposal submitted by a Third Person (or group) shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal by such Third Person (or group).
“Excluded Party No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938, as amended.
“Financing” has the meaning set forth in Section 3.4.
“GAAP” means United States generally accepted accounting principles.
“Go-Shop Period” has the meaning set forth in Section 5.1(a).
“Government Contract” means any Contract with any Governmental Entity.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party, including, without limitation, the Centers for Disease Control and Prevention and the World Health Organization.
“Guarantee” has the meaning set forth in the Section 3.8.
“Guarantors” has the meaning set forth in the Section 3.8.
“Hazardous Substance” means: (a) any substance, material or waste, whether solid, liquid or gas, that is or comes to be regulated as a hazardous substance or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive materials or radon, or (c) any substance, material or waste, whether solid, liquid or gas, defined, characterized or regulated by any Governmental Entity as hazardous, toxic, infectious, reactive, corrosive, ignitable, flammable, dangerous, a pollutant, or words of similar meaning and effect.
“Healthcare Laws” means (a) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C.A § 360) and 21 C.F.R. Part 807); (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal AntiKickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local laws; (f) state or provincial device licensing, disclosure and reporting regulatory requirements; (g) the Federal Trade Commission Act; (h) any comparable foreign laws for any of the foregoing, in each case as amended; (i) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 – 3812), (j) the Anti-Kickback Act of 1986 (41U.S.C. §§ 51 – 58); (k) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (l) the Exclusion Laws (42 U.S.C. §§ 1320a-7); (m) any and all regulations promulgated pursuant to any of the statutes in sub-clauses (a) through (l) and any similar state or local Laws; (n) any federal or state statute, regulation, or any other Laws relating to the licensure, certification, qualification or authority applicable to the business of the Company and its Subsidiaries including those relating to the provision of, or payment for, or both the provision of or payment for, health benefits, or health care or insurance coverage, including Medicare, Medicaid, COBRA, SCHIP, and CHAMPUS/TRICARE; and (p) any Information Privacy and Security Law.
“Healthcare Regulatory Authority” means any federal, national, state, local, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) healthcare programs under which such products are purchased or (c) the protection of personal health information. References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.
“Information Privacy and Security Laws” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any other or comparable foreign, federal, state, provincial or local laws and any other Laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, the EU General Data Protection Regulation and state data breach notification laws, state health information privacy laws and state consumer protection laws.
“Initial No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).
“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, social media accounts, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, computer software programs, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible assets, and (g) all applications and registrations for the foregoing.
“Intervening Event” has the meaning set forth in Section 5.1(e)(i).
“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 2.9(b).
“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company Balance Sheet to the extent required by GAAP, (c) liens arising from actions of the Parent or Merger Sub (including in connection with any financing), (d) with respect to real property, liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens arising under applicable securities laws, (g) non-exclusive licenses of Company Intellectual Property granted by the Company or any of its Subsidiaries to its customers in connection with the sale of products in the Ordinary Course of Business and (h) zoning, building and other similar codes and regulations relating to real property.
“Material Revision” has the meaning set forth in Section 5.1(e)(ii)(c).
“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the preamble.
“Nasdaq” means the NASDAQ Stock Market.
“No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).
“Notice Period” has the meaning set forth in Section 5.1(e)(ii)(c).
“Off-the-Shelf Software” means any commercially available, off-the-shelf software that is licensed in the Ordinary Course of Business for use on desktop or laptop computers, mobile devices (including smartphones, tablets and e-readers), network servers or similar devices, other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable).
“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.
“Parent” has the meaning set forth in the preamble.
“Parent Breach Notice Period” has the meaning set forth in Section 7.1(g).
“Parent Liability Limitation” has the meaning set forth in Section 7.3(f)(i).
“Parent Reimbursement Obligations” has the meaning set forth in Section 5.13(e).
“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair, hinder or delay, the ability of the Parent or Merger Sub to consummate the Merger or to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.3(f)(i).
“Parent Termination Fee” has the meaning set forth in Section 7.3(c).
“Paying Agent” means Broadridge Corporate Issuer Solutions, Inc., or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.
“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 1.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 1.6(b)).
“PBCL” means the Pennsylvania Business Corporation Law, as amended from time to time.
“Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.
“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that secure obligations reflected on the Company Balance Sheet or Liens the existence of which is referred to in the notes to the Company Balance Sheet, (iv) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (v) Liens imposed by applicable Law (other than Tax liens); (vi) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (viii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company and its Subsidiaries, and (ix) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
“Personal Information” means the information pertaining to an identified or identifiable individual that is regulated or protected by applicable Law, including one or more of the Information Privacy and Security Laws.
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.
“Privacy Policies” has the meaning set forth in Section 2.10(i).
“Products” means the products manufactured, sold, delivered, leased, installed, researched, tested, developed, commercialized, manufactured or distributed by or on behalf of the Company or any of its Subsidiaries.
“Proprietary Software” means Computer Software that is owned or purported to be owned by the Company or its Subsidiaries.
“Protected Information” has the meaning set forth in Section 2.10(i).
“Proxy Statement” has the meaning set forth in Section 2.4(c).
“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.
“Required Company Shareholder Vote” has the meaning set forth in Section 2.4(d).
“Restrictive Order” has the meaning set forth in Section 5.5(a)(iv).
“Rollover Agreement” has the meaning set forth in Section 5.16.
“Rollover Shareholders” has the meaning set forth in Section 5.16.
“Rollover Shares” has the meaning set forth in Section 5.16.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Customer” has the meaning set forth in Section 2.26.
“Significant Supplier” has the meaning set forth in Section 2.25.
“Statement of Merger” has the meaning set forth in Section 1.2.
“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.
“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.
“Surviving Corporation” means the Company following the Merger.
“Tax Returns” means all reports, returns, forms, or statements required to be filed with a public Governmental Entity with respect to Taxes.
“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.
“Termination Date” has the meaning set forth in Section 7.1(c).
“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent, Merger Sub, any Guarantor or any of their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any of their respective Affiliates.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including, without limitation, the Merger.

“Unauthorized Use” has the meaning set forth in Section 2.10(j).
“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock (other than any Rollover Shares).
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would result in such breach.
ARTICLE IX

MISCELLANEOUS
9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Article IX, Section 5.9, Section 5.10 and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of transmission by the transmitting equipment if sent via email, in each case to the intended recipient as set forth below:
(a)	if to the Parent or Merger Sub, or, after the Effective Time, to the Surviving Corporation, to:

c/o Altaris Capital Partners, LLC
10 E. 53rd Street, 31st Floor
New York, NY 10022
	Attn:	Jim O’Brien and Charles Mullens
	E-mail:	jim.obrien@altariscap.com and charles.mullens@altariscap.com with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
	Attn:	Steve E. Isaacs
Jason L. Zgliniec
	E-mail:	sisaacs@schiffhardin.com
jzgliniec@schiffhardin.com

(b)	if to the Company, to:

Intricon Corporation
1260 Red Fox Road
Arden Hills, Minnesota 55112
	Attn:	Scott Longval
	E-mail:	SLongval@intricon.com

with a copy, if prior to the Effective Time (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania
	Attn:	Frank Dehel
Yelena Barychev
	E-mail:	frank.dehel@blankrome.com
yelena.barychev@blankrome.com
Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.
9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and Merger

Sub or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.
9.4 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company RSUs to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Article I, (c) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.3(f), and (d) the rights of the Debt Financing Sources set forth in Section 5.1, Section 5.13 and Section 7.3.
9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Parent and Merger Sub may, from and after the Closing, transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to any Debt Financing Source or any other any lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and Merger Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
9.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).
9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.
9.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least twenty-four hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Pennsylvania.
9.10 Remedies.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.
(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The parties acknowledge and agree that (i) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two sentences of this Section 9.10(b), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded (including to cause the Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s obligation to cause the Financing to be funded shall be subject to the requirements that (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), and (ii) the Company has irrevocably confirmed in writing that if the Financing is funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.
9.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any section of the Company Disclosure Schedule shall modify or qualify any provision of Section 4.1 unless such disclosure is expressly included in Section 4.1 of the Company Disclosure Schedule. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.
9.13 Parent Guarantee. The Parent agrees to take all action necessary to cause Merger Sub or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub under this Agreement.
9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Remainder of Page Intentionally Left Blank.]

The Parent, Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.
IIN HOLDING COMPANY LLC

By:	/s/ George Aitken-Davies
	Name:	George Aitken-Davies
	Title:	President

IC MERGER SUB Inc.

By:	/s/ George Aitken-Davies
	Name:	George Aitken-Davies
	Title:	President
INTRICON CORPORATION

By:	/s/ Scott Longval
	Name:	Scott Longval
	Title:	President and Chief Executive Officer

Annex B

February 27, 2022
Board of Directors
Intricon Corporation
1260 Red Fox Road
Arden Hills, MN 55112
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of Intricon Corporation (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger (the “Agreement”), to be dated February 27, 2022, by and among the Company, IIN Holding Company LLC (the “Acquiror”) and IC Merger Sub Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”). The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the consummation of the Merger, subject to certain exceptions, will be automatically converted into the right to receive $24.25 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft labeled “Execution Copy” of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent available to us, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared in good faith based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.
In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
We have not been requested to, and did not, (i) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction (except that we have been requested by the Company to solicit expressions of interest by other parties with respect to a business combination with the Company pursuant to the “go-shop” provisions of the Agreement, subsequent to the execution of the Agreement) or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger.
We have been engaged by the Company to act as its exclusive financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past year, provided financial advisory services to an entity affiliated with the Acquiror and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and entities affiliated with the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.
This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the Merger Consideration or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.
Sincerely,
/s/ Piper Sandler & Co.
PIPER SANDLER & CO.

ANNEX C
PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
SUBCHAPTER D.
DISSENTERS RIGHTS
§ 1571. Application and effect of subchapter.
(a) General rule.–Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter.
(b) Exceptions.–
(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or
(ii) held beneficially or of record by more than 2,000 persons.
(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).
(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
(c) Grant of optional dissenters rights.–The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d) Notice of dissenters rights.–Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
(2) a copy of this subchapter.
(e) Other statutes.–The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f) Certain provisions of articles ineffective.–This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.–For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
§ 1572. Definitions.
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners.
(a) Record holders of shares.–A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(b) Beneficial owners of shares.–A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§ 1574. Notice of intention to dissent.
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment.
(a) General rule.–If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action.

If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
(4) Be accompanied by a copy of this subchapter.
(b) Time for receipt of demand for payment.–The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.
§ 1576. Failure to comply with notice to demand payment, etc.
(a) Effect of failure of shareholder to act.–A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b) Restriction on uncertificated shares.–If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c) Rights retained by shareholder.–The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§ 1577. Release of restrictions or payment for shares.
(a) Failure to effectuate corporate action.–Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b) Renewal of notice to demand payment.–When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c) Payment of fair value of shares.–Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
(2) A statement of the corporation's estimate of the fair value of the shares.
(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
(d) Failure to make payment.–If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.
(a) General rule.–If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
(b) Effect of failure to file estimate.–Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§ 1579. Valuation proceedings generally.
(a) General rule.–Within 60 days after the latest of:
(1) effectuation of the proposed corporate action;
(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b) Mandatory joinder of dissenters.–All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
(c) Jurisdiction of the court.–The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d) Measure of recovery.–Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e) Effect of corporation's failure to file application.–If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings.
(a) General rule.–The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b) Assessment of counsel fees and expert fees where lack of good faith appears.–Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c) Award of fees for benefits to other dissenters.–If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

INTRICON CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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INTRICON CORPORATION

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date